Exhibit 10.8

MEZZANINE B LOAN AGREEMENT

Dated as of September 21, 2018

Between

NORTH TOWER MEZZANINE II, LLC,

as Borrower

and

CITI GLOBAL MARKETS REALTY CORP.,
as Lender

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SCHEDULES AND EXHIBITS
Schedule I	Intentionally Omitted
Schedule II	Intentionally Omitted
Schedule III	Organizational Chart
Schedule IV	Description of REAs
Schedule V	Intentionally Omitted
Schedule VI	Intentionally Omitted
Schedule VII	Disclosures

Exhibit A	Intentionally Omitted
Exhibit B	Atrium Parcel Legal Description

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MEZZANINE B LOAN AGREEMENT

THIS MEZZANINE B LOAN AGREEMENT, dated as of September 21, 2018, (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CITIGROUP GLOBAL MARKETS REALTY CORP., having an address at 388 Greenwich Street, 6th Floor, New York, New York 10023 (in its capacity as mezzanine Lender with respect to the Loan (as defined below) together with its successors and/or assigns, “Lender”) and NORTH TOWER MEZZANINE II, LLC, a Delaware limited liability company, having its principal place of business at 250 Vesey Street, New York, New York 10281 (together with its successors and/or assigns, “Borrower”).

RECITALS:

Citibank, N.A., in its capacity as administrative agent, for the benefit of certain lenders (“Mortgage Lender”), made a certain mortgage loan in the original principal amount of $400,000,000.00 (the “Mortgage Loan”) to North Tower, LLC, a Delaware limited liability company (“Mortgage Borrower”) pursuant to that certain Loan Agreement, dated as of the date hereof, by and among Mortgage Borrower and Mortgage Lender and certain other parties thereto (as amended, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), and secured by, among other things, that certain Deed of Trust and Security Agreement dated as of the date hereof, executed and delivered by Mortgage Borrower as security for the Mortgage Loan and encumbering the Property, (as amended, supplemented or otherwise modified from time to time, the “Security Instrument”), by Mortgage Borrower in favor of Mortgage Lender pursuant to which Mortgage Borrower has granted to Mortgage Lender a first priority security interest on, among other things, the real property and other collateral as more fully described in the Security Instrument (collectively, the “Property”);

Mirae Asset Daewoo Co., Ltd., in its capacity as senior mezzanine lender (“Mezzanine A Lender”), made a certain senior mezzanine loan in the original principal amount of $65,000,000.00, or so much thereof that has been advanced (the “Mezzanine A Loan”) to North Tower Mezzanine, LLC, a Delaware limited liability company (“Mezzanine A Borrower”) pursuant to that certain Mezzanine A Loan Agreement, dated as of the date hereof, by and among Mezzanine A Borrower and Mezzanine A Lender (as amended, supplemented or otherwise modified from time to time, the “Mezzanine A Loan Agreement”), and secured by, among other things, that certain Mezzanine A Loan Pledge and Security Agreement dated as of the date hereof, executed and delivered by Mezzanine A Borrower as security for the Mezzanine A Loan and encumbering the Property, (as amended, supplemented or otherwise modified from time to time, the “Mezzanine A Pledge Agreement”), pursuant to which Mezzanine A Borrower has granted to Mezzanine A Lender a first priority security interest on, among other things, the Mezzanine A Collateral (as defined below);

Mezzanine A Borrower is the legal and beneficial owner of all of the interests in Mortgage Borrower, consisting of 100% of the limited liability company interests therein;

Borrower is the legal and beneficial owner of all of the interests in Mezzanine A Borrower, consisting of 100% of the limited liability company interests therein;

Borrower desires to obtain the Loan (defined below) from Lender;

As a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower has entered into that certain Mezzanine B Loan Pledge and Security Agreement, dated as of the date hereof, in favor of Lender (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Collateral (as hereinafter defined) as collateral security for the Debt (as hereinafter defined); and

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

Article 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1           Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Act” shall have the meaning set forth in Section 5.1 hereof.

“Adjusted LIBOR Rate” shall mean, with respect to the applicable Interest Accrual Period, the quotient of (i) LIBOR applicable to such Interest Accrual Period, divided by (ii) one (1) minus the Reserve Percentage (it being understood that the Reserve Percentage is currently zero):

Adjusted LIBOR Rate	=	LIBOR
(1 – Reserve Percentage)

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.

“Affiliated Manager” shall mean any Manager of the Property in which Borrower, Mortgage Borrower, Mezzanine A Borrower, Guarantor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Aggregate Debt Service” shall mean, with respect to any particular period of time, the sum of (a) Debt Service, (b) Mezzanine A Debt Service and (c) Mortgage Debt Service.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Allocated Loan Amount” shall mean $1,957,490.00.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Alteration Threshold” shall mean an amount equal to five percent (5%) of the outstanding principal amount of the Mortgage Loan.

“Alternate Index Determination” shall have the meaning set forth in Section 2.5(b)(iii) hereof.

“Alternate Index Rate” shall mean, with respect to the applicable Interest Accrual Period, applicable LIBOR Successor Rate determined in accordance with the terms hereof.

“Alternate Rate” shall mean, with respect to the applicable Interest Accrual Period, the per annum rate of interest equal to the Alternate Index Rate plus the Alternate Rate Spread; provided, however, that the Alternate Rate shall not be less than the LIBOR Spread.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum floating rate of interest equal to the Alternate Rate.

“Alternate Rate Spread” shall mean, as the same may be reallocated pursuant to, and in accordance with, the restrictions and limitations contained in Section 11.1(b)(iv) hereof, in connection with any conversion of the Loan from (a) a LIBOR Loan to an Alternate Rate Loan, the spread to be determined as part of the applicable LIBOR Successor Rate Conforming Changes, or (b) a Prime Rate Loan to an Alternate Rate Loan, the spread to be determined as part of the applicable LIBOR Successor Rate Conforming Changes.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third-party appraiser holding an MAI designation with experience appraising similar properties in Los Angeles, California, as the Property, who is state licensed or state certified if required under the laws of the State, who meets the requirements of FIRREA and USPAP and who otherwise is reasonably satisfactory to Lender. Notwithstanding the immediately preceding sentence or anything to the contrary in this Agreement, Lender shall be deemed to have approved any Appraisal if Mortgage Lender approves such Appraisal pursuant to the Mortgage Loan Agreement.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied), International Financial Reporting Standards (solely with respect to Guarantor financial reporting), or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Managers may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Atrium” shall mean a portion of the Improvements located on the Atrium Parcel.

“Atrium Parcel” shall mean that certain portion of the Property as depicted on Exhibit B attached hereto.

“Atrium REA” shall have the meaning set forth in Section 2.10 hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BAM” shall mean Brookfield Asset Management, Inc., a corporation organized under the laws of Ontario, Canada.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more of the following: (i) Borrower, Mortgage Borrower, Mezzanine A Borrower, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity and/or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) Borrower, Mortgage Borrower, Mezzanine A Borrower, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity and/or any SPE Component Entity shall make a general assignment for the benefit of its creditors (except to Lender) or admit in writing in any legal proceeding (except when such admission is required under a legal proceeding), its insolvency or inability to pay its debts as they become due; (iii) any Restricted Party (or Affiliate thereof) shall file, or join or collude in the filing of, (A) an involuntary petition against Borrower, Mortgage Borrower, Mezzanine A Borrower any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity and/or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or shall solicit or cause to be solicited or shall collude with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower, Mortgage Borrower, Mezzanine A Borrower, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity and/or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s, Mortgage Borrower’s, Mezzanine A Borrower’s, any Mortgage SPE Component Entity’s, any Mezzanine A SPE Component Entity’s or any SPE Component Entity’s assets; (iv) Borrower, Mortgage Borrower, Mezzanine A Borrower, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity and/or any SPE Component Entity shall file an answer consenting to or otherwise acquiescing in (i.e., failing to object to such filing to the extent Borrower has standing and a good faith basis to object) or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or shall solicit or cause to be solicited or shall collude with petitioning creditors for any involuntary petition against it from any Person; (v) any Restricted Party (or Affiliate thereof) shall consent to or acquiesce in (i.e., failing to object to such filing to the extent such Restricted Party (or Affiliate thereof) has standing and a good faith basis to object) or shall join in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Mortgage Borrower, Mezzanine A Borrower, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity and/or any SPE Component Entity or any portion of the Property; (vi) any Restricted Party (or Affiliate thereof) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; or (vii) in the event Lender receives less than the full value of their claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, with respect to Borrower, Mortgage Borrower, Mezzanine A Borrower, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity, or any SPE Component Entity, Guarantor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution.

“Borrower” shall have the meaning set forth in the first paragraph hereof.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity, any Affiliated Manager and Guarantor.

“BPY” shall mean Brookfield Property Partners, L.P., a Bermuda limited partnership.

“Breakage Costs” shall have the meaning set forth in Section 2.5(b)(viii) hereof.

“Brookfield Acquisition Date” shall mean October 15, 2013.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the State of New York or the State of California.

“Cash Flow Adjustments” shall mean adjustments made by Lender in its calculation of Underwritable Cash Flow and the components thereof, in each case, based upon Lender’s reasonable underwriting criteria, which such adjustments shall include, without limitation, adjustments (i) for (a) items of a non-recurring or extraordinary nature, (b) a credit loss/vacancy allowance equal to the greater of (1) the actual vacancy rate at the Property, and (2) five percent (5.0%) of the rentable area of the Property, and (c) imminent liabilities (of a recurring nature) and/or other expense increases (of a recurring nature) (including, without limitation, imminent increases to Taxes and Insurance Premiums); and (ii) to exclude rental income attributable to any Tenant (a) in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (b) in default under its Lease beyond any applicable notice and cure periods, (c) whose tenancy at the Property is month-to-month and/or (d) under a Lease which expires, terminates and/or is rejected within thirty (30) days or less of the applicable date of calculation hereunder.

“Cash Management Provisions” shall have the meaning set forth in Section 9.1 hereof.

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date hereof.

“Co-Lender” shall have the meaning set forth in Section 11.8(a)(i) hereof.

“Co-Lending Agreement” shall mean the co-lending agreement entered into between Lender, individually as a Co-Lender and as Agent, and the other Co-Lenders in the event of a Syndication, as the same may be further supplemented modified, amended or restated.

“Collateral” shall mean the “Collateral” as such term is defined in the Pledge Agreement and shall also include all amounts on deposit in any account at any time pledged to Lender, if any.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Mezzanine B Loan Collateral Assignment of Interest Rate Cap Agreement delivered in connection with the Interest Rate Cap Agreement and executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Completion Guaranty” shall mean that certain Mezzanine B Loan Completion Guaranty, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, notwithstanding the rights of investors or partners or another Person to veto or affirmatively consent to specified major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” shall mean the counterparty under any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, which counterparty shall satisfy the Minimum Counterparty Rating.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to debts or debtors.

“Crowdfunded Person” means a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“Debt” shall mean the Outstanding Principal Balance set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder during such period of time.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender as of any date of calculation, of (i) the Underwritable Cash Flow to (ii) the Aggregate Debt Service which would be due for a twelve (12) month period immediately preceding the date of calculation; provided, that, the foregoing shall be calculated by Lender assuming that the Loan, Mortgage Loan and the Mezzanine A Loan had been in place for the entirety of said period.

“Debt Yield” shall mean, as of any date of calculation, a ratio calculated by Lender and conveyed as a percentage in which: (i) the numerator is the Underwritable Cash Flow; and (ii) the denominator is the then outstanding principal balances of the Loan, the Mortgage Loan and the Mezzanine A Loan combined.

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS [FIVE (5) BUSINESS DAYS WITH RESPECT TO THE APPROVAL OF EXTRAORDINARY EXPENSES PURSUANT TO SECTION 4.12(b) HEREOF] OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Lender shall have failed to have provided a substantive response in writing (which may be by e-mail) to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Lender shall have failed to have provided a substantive response in writing (which may be by e-mail) to the Second Notice within the aforesaid time-frame. For purposes of clarification, Lender requesting additional and/or clarified meaningful and material information (as determined by Lender in good faith), in addition to approving or denying any request (in whole or in part), shall be deemed a substantive response by Lender for purposes of the foregoing.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Interest Rate.

“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is (i) two (2) London Business Days prior to the first day of such Interest Accrual Period (if the Loan is a LIBOR Loan) or (ii) two (2) Business Days prior to the first day of such Interest Accrual Period (if the Loan is an Alternate Rate Loan or a Prime Rate Loan).

“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee), which has authority to exercise any Write-Down and Conversion Powers.

“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.

“Environmental Indemnity” shall mean that certain Mezzanine B Loan Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender and the Indemnified Parties (as defined therein), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 11.1 hereof.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Lender or required to be withheld or deducted from a payment to any Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by Borrower under Section 2.6(f)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5(b)(iv), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.5(b)(x) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.9 hereof.

“Extension Option” shall have the meaning set forth in Section 2.9 hereof.

“Extension Period” shall have the meaning set forth in Section 2.9 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 4.12 hereof.

“FATCA” means Sections 1471 through 1474 of the IRS Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the IRS Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Citi on the applicable day, as determined by Lender.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).

“First Monthly Payment Date” shall mean November 9, 2018.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall mean any delay that is beyond Borrower’s reasonable control (but lack of funds (in and of itself) shall not be deemed to constitute a cause beyond the reasonable control of Borrower) and is a delay due to acts of god (including, without limitation, any material adverse weather conditions or earthquakes that prohibit work for an extended period of time), governmental restriction, enemy actions, civil commotion, strike, work stoppage, shortage of labor or materials.

“Foreign Lender” shall mean each Lender that is not a U.S. Person.

“Free Rent Requirement” means that the Lease in question either (i) has an initial term of fewer than twelve (12) years and provides for no more than twelve (12) months of free rent, (ii) has an initial term of more than twelve (12) years and provides for no more than x months of free rent (with “x” being equal to the number of years of the initial term of such Lease) or (iii) neither clause (i) nor clause (ii) applies (because the number of months of free rent exceed the requisite levels set forth in clause (i) and (ii)) but Mortgage Borrower either reserves with Mortgage Lender a sum equal to the excess free rent or Guarantor provides a guaranty of such excess free rent to Mortgage Lender; provided, however, with respect to clause (iii), if the excess free rent period burns off such that the remaining number of free rent months equals the number of years of the initial term of the Lease, then such Lease shall be deemed to satisfy the Free Rent Requirement even if Mortgage Borrower has not provided a reserve or guaranty to Mortgage Lender regarding such Lease. As used in this definition “initial term” is exclusive of unexercised extension options, and “excess free rent” means the rent that would have been paid if the extra months of free rent (i.e., above twelve (12) months for leases with a term of twelve (12) years or less and above “x” if clause (ii) applies) had not been provided for in such Lease.

“Garage Penthouse Lease” shall mean that certain Garage Penthouse Lease between Maguire Partners-Crocker Properties South Tower, as landlord, and Maguire Partners-Crocker Properties Phase I, as tenant, dated as of December 20, 1982, as amended by that certain Amendment to Garage Penthouse Lease, dated as of April 22, 1998.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report. In the event of any change in GAAP after the date hereof which would affect in any material respect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Lender, Borrower, Guarantor and Lender shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrower as in effect prior to such accounting change, as determined by Lender in its good faith judgment. Until such time as such amendment shall have been executed and delivered by Borrower, Guarantor and Lender, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

“GDC” shall mean Gibson, Dunn & Crutcher LLP, a California limited liability partnership together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean Brookfield DTLA Holdings LLC, a Delaware limited liability company and any successor to and/or replacement of any of the foregoing Person, in each case, pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.

“Guaranty” shall mean each of the Recourse Guaranty, the Completion Guaranty and the Unfunded Obligations Guaranty and any supplemental guaranty agreement delivered pursuant to the terms hereof following the Closing Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to equity owners, including any mandatory redemption of shares of interests, (iv) all indebtedness (as described in any other clause of this definition) of another Person guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) all obligations under any PACE Loans, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Parties” shall mean (a) Lender and any Affiliate of Lender, (b) [reserved], (c) any successor owners or holders of the Loan or participations in the Loan pursuant to Section 11.8 hereof, (d) any Servicer or prior Servicer of the Loan, (e) [reserved], (f) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (g) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (h) any officers, directors, shareholders, partners, members, employees, agents, authorized representatives, Affiliates or subsidiaries of any and all of the foregoing, and (i) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan; provided, however, in no event shall the foregoing be deemed to include any Person (other than Lender or any Affiliate of Lender) that acquires the Collateral or any portion thereof (i) at a foreclosure sale or pursuant to an assignment in lieu thereof or any similar transaction under applicable Legal Requirements or (ii) following an event described in foregoing clause (i), from Lender or an Affiliate of Lender.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of Borrower under any Loan Document or (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” shall have the meaning set forth in Section 5.2 hereof.

“Initial Maturity Date” shall mean October 9, 2020.

“ISDA” shall mean the International Swaps and Derivatives Association, or any successor organization.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Intercreditor Agreement” shall have the meaning set forth in Section 17.19 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month; provided, however, that (i) in the event a Securitization has not occurred, the Interest Accrual Period that would otherwise extend beyond the scheduled Maturity Date shall end on the scheduled Maturity Date and (ii) except as specifically provided in the preceding subclause (i), no Interest Accrual Period shall be shortened by reason of any payment of the Loan prior to the expiration of such Interest Accrual Period.

“Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time as determined in accordance with the provisions of Section 2.5 hereof.

“Interest Rate Cap Agreement” shall mean, as applicable, any interest rate cap agreement (together with the confirmation and schedules relating thereto) and any guaranty or other credit support relating thereto, each in form and substance reasonably satisfactory to Lender between Borrower and Counterparty or any Replacement Interest Rate Cap Agreement, in each case which also satisfies the requirements set forth in Section 2.8.

“Interest Shortfall” shall mean, with respect to any repayment or prepayment of the Loan after a Securitization (including a repayment on the Maturity Date), the interest which would have accrued on the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Accrual Period during which such repayment or prepayment occurs (for the avoidance of doubt, no Interest Shortfall shall be payable with respect to any repayment or prepayment of the Loan prior to a Securitization).

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS” means the United States Internal Revenue Service.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Land” shall have the meaning set forth in the Security Instrument.

“Lease” shall have the meaning set forth in the Security Instrument.

“Lease Termination Payments” shall mean all payments made to Mortgage Borrower in connection with any rejection, termination, surrender, contraction, or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions).

“Leasing Reserve Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Mortgage Borrower, Mezzanine A Borrower, the Collateral or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Mortgage Borrower, Mezzanine A Borrower, the Collateral or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meanings set forth in the first paragraph hereof.

“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.

“Lender Group” shall have the meaning set forth in Section 11.2 hereof.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations; and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates; and (iii) notwithstanding anything to the contrary contained herein, in no event shall LIBOR be less than zero percent (0.00%). Lender’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (I) subject to subsection (iii) above, in the event LIBOR (as determined in accordance with the foregoing) for any applicable Interest Accrual Period is less than zero percent, LIBOR (for all purposes hereunder and under the other Loan Documents) shall be deemed to be zero percent for such Interest Accrual Period and (II) in no event shall Lender be required to disclose to Borrower or any other Person the identity, offered quotations or rates, in each case, of any of the reference banks or other banks referred to in this definition.

“LIBOR Conversion” shall have the meaning set forth in Section 28.(g) hereof.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the LIBOR Rate.

“LIBOR Rate” shall mean the sum of (i) the Adjusted LIBOR Rate and (ii) the LIBOR Spread.

“LIBOR Spread” shall mean 5.00%.

“LIBOR Successor Rate” shall have the meaning set forth in Section 2.5(b)(iii) hereof.

“LIBOR Successor Rate Conforming Changes” shall have the meaning set forth in Section 2.5(b)(iii) hereof.

“Liquidation Event” shall have the meaning set forth in Section 2.7(b) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Amount” shall mean the sum of Thirty-Five Million and No/100 Dollars ($35,000,000.00).

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Subordination of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Restricted Account Agreement, the Guaranty and all other documents executed and/or delivered by any Borrower Party in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England, or in New York, New York, are not open for business.

“Losses” shall mean any and all actual claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (excluding punitive, consequential, exemplary and/or special damages except to the extent actually paid by such Person to a third party), losses, actual out-of-pocket costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including, without limitation, reasonable legal fees and other actual and reasonable out-of-pocket expenses); provided, however, under no circumstances shall Borrower be liable for any Loss resulting from the gross negligence or willful misconduct of Lender.

“LTV” shall mean a percentage calculated by multiplying (i) a fraction, the numerator of which is the outstanding principal balance of the Loan, the Mortgage Loan and the Mezzanine A Loan and the denominator of which is the then current “as-is” value of the Property, as such value is shown in a newly commissioned Appraisal obtained by Lender at Borrower’s cost and reasonably approved by Lender in form and substance by (ii) one hundred (100) percent.

“Major Lease” shall mean as to the Property (i) any Lease which, individually or when aggregated with all other leases at the Property with the same Tenant or its Affiliate, demises or, assuming the exercise of all expansion rights and similar rights to lease additional space contained in such lease, is expected to demise more than 75,000 rentable square feet at the Property, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, (iii) any Specified Tenant Lease, (iv) any Lease entered into during the continuance of an Event of Default and (v) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii), (iii) and/or (iv) above.

“Management Agreement” shall mean the management agreement entered into by and between Mortgage Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Management Fee” shall mean, for purposes of calculating Underwritable Cash Flow, as of any calculation date, the greater of:

(i)          two and three quarters percent (2.75%) of the sum of (a) Net Rental Income for the trailing twelve (12) month period up to and including the calculation date and (b) Other Operating Income for the trailing twelve (12) month period up to and including the calculation date; and

(ii)         actual management fees payable under the Management Agreement.

“Manager” shall mean (i) Brookfield Properties Management (CA) Inc., a Delaware corporation or (ii) such other Person selected as the manager of the Property in accordance with the terms of this Agreement.

“Material Action” shall mean with respect to any Person, any action to consolidate or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Adverse Effect” shall mean any event or condition which causes (i) a material impairment of the ability of any Person to perform any of its material obligations under any Loan Documents (including, without limitation, payment of principal and interest due hereunder), (ii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document, (iii) a material adverse effect on the use, value or operation of the Property taken as a whole (including the Underwritable Cash Flow), (iv) a material adverse effect on the Collateral or (v) a material adverse effect on the Mezzanine A Collateral.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property under which there is an obligation of Mortgage Borrower to pay more than Seven Hundred Fifty Thousand and No/100 ($750,000.00) per annum and which is not terminable upon sixty (60) days’ notice (other than the Management Agreement, the Leases, and any agreement relating to any construction permitted hereunder).

“Maturity Date” shall mean the Initial Maturity Date, as such date may be extended pursuant to and in accordance with Section 2.9 hereof, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine A Borrower” shall mean North Tower Mezzanine, LLC, a Delaware limited liability company.

“Mezzanine A Borrower Operating Agreement” shall mean the limited liability company agreement of Mezzanine A Borrower, as the same may be amended from time to time to the extent permitted under the Mezzanine A Loan Agreement and this Agreement.

“Mezzanine A Collateral” shall mean “Collateral” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Debt Service” shall mean, with respect to any particular period of time, principal (if applicable) and interest payments due under the Mezzanine A Loan Agreement, the Mezzanine A Note and the other Mezzanine A Loan Documents.

“Mezzanine A Lender” shall mean Mirae Asset Daewoo Co., Ltd., together with its successors and assigns.

“Mezzanine A Loan” shall mean that certain loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of $65,000,000.00 and evidenced by the Mezzanine A Note.

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Loan Documents” shall mean all agreements executed and/or delivered in connection with the Mezzanine A Loan.

“Mezzanine A Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine A Loan Agreement.

“Mezzanine A Note” shall mean “Note” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mezzanine A SPE Component Entity” shall mean “SPE Component Entity” as defined in the Mezzanine A Loan Agreement.

“Mezzanine Endorsement” means a mezzanine endorsement to the Owner’s Policy delivered by Borrower to Lender in a form reasonably acceptable to Lender.

“Minimum Counterparty Rating” shall mean (1) (a) a long term credit rating from S&P of at least “A-,” which rating shall not include a “t” or otherwise reflect a termination risk, and (b) a long term credit rating from Moody’s of at least “A3”, which rating shall not include a “t” or otherwise reflect a termination risk or (2) such other ratings acceptable to Lender in its sole discretion.

“Minimum Ownership/Control Test” shall mean that (A) Guarantor (directly or indirectly) Controls Borrower, Mezzanine A Borrower and Mortgage Borrower, (B) BPY and/or BAM (directly or indirectly) Controls Guarantor, (C) no less than fifty-one percent (51%) of the equity interests (direct or indirect) of each Borrower, Mezzanine A Borrower and Mortgage Borrower are owned, in the aggregate, by Guarantor, (D) no less than twenty percent (20%) of the equity interests (direct or indirect) in Guarantor are owned, in the aggregate, by one or more of BPY and/or BAM, and (E) no less than twenty percent (20%) of the equity interests (direct or indirect) in each of Borrower, Mezzanine A Borrower and Mortgage Borrower are owned, in the aggregate, by one or more of BPY and/or BAM.

“Monthly Debt Service Payment Amount” shall mean, for the First Monthly Payment Date and for each Monthly Payment Date occurring thereafter, a payment equal to the amount of interest which has accrued and will accrue, in each case, during the Interest Accrual Period in which such Monthly Payment Date occurs computed at the Interest Rate in the manner set forth in Section 2.5 of this Agreement.

“Monthly Payment Date” shall mean the First Monthly Payment Date and the ninth (9th) day of every calendar month occurring thereafter during the term of the Loan.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Mortgage Borrower” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Borrower Operating Agreement” shall mean the limited liability company agreement of Mortgage Borrower, as the same may be amended from time to time to the extent permitted under the Mortgage Loan Agreement and this Agreement.

“Mortgage Debt” shall have the meaning ascribed to the term “Debt” in the Mortgage Loan Agreement.

“Mortgage Debt Service” shall mean, with respect to any particular period of time, principal (if applicable) and interest payments due under the Mortgage Loan Agreement, the Mortgage Note and the other Mortgage Loan Documents.

“Mortgage Lender” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Mortgage Loan Agreement.

“Mortgage Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mortgage Loan Agreement.

“Mortgage Loan Reserve Accounts” shall mean the “Reserve Accounts” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Restoration Provisions” shall mean the terms and conditions of the Mortgage Loan Agreement relating to Restoration in connection with a Casualty and/or Condemnation of the Property.

“Mortgage Note” shall mean “Note” as defined in the Mortgage Loan Agreement.

“Mortgage SPE Component Entity” shall mean any SPE Component Entity as such term is defined in the Mortgage Loan Agreement.

“Net Liquidation Proceeds After Debt Service” shall have mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower, Mezzanine A Borrower or Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) Mortgage Lender’s, Mezzanine A Lender’s and/or Lender’s reasonable out-of-pocket costs incurred in connection with the recovery thereof, (ii) the costs incurred by Mortgage Borrower, Mezzanine A Borrower and/or Borrower in connection with a Restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom, and amounts paid, pursuant to the Mortgage Loan Documents to Mortgage Lender and amounts paid pursuant to the Mezzanine A Loan Documents to Mezzanine A Lender, (iv) in the case of a foreclosure sale, disposition or transfer of the Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including reasonable attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale disposition or transfer of any Mezzanine A Collateral in connection with realization thereon pursuant to the Mezzanine A Loan Documents following and during the continuance of a Mezzanine A Loan Event of Default under the Mezzanine A Loan, such reasonable and customary costs and expenses of sale or other disposition (including reasonable attorneys’ fees and brokerage commissions), (vi) in the case of a foreclosure sale, such out-of-pocket costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (vii) in the case of a foreclosure sale, such costs and expenses incurred by Mezzanine A Lender and/or any servicer under the Mezzanine A Loan Documents as Mezzanine A Lender shall be entitled to receive reimbursement for under the terms of the Mezzanine A Loan Documents and (viii) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including reasonable attorneys’ fees) of such refinancing as shall be reasonably approved by Lender; provided, that in no event shall Net Liquidation Proceeds After Debt Service include any amounts that are (x) not applied to the Loan, the Mezzanine A Loan or the Mortgage Loan in accordance with Section 2.7(b) and (y) distributed to the Mortgage Borrower in accordance with Sections 2.7(b) or 7.4 of the Mortgage Loan Agreement.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“Net Rental Income” shall mean an amount (computed in accordance with the Approved Accounting Method) equal to the rental income actually collected at or in respect of the Property (whether by Borrower, Mortgage Borrower, Mezzanine A Borrower, any Manager or otherwise) under Leases which are in full force and effect.

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 11.6 hereof.

“New Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel to Borrower that is reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies and otherwise in form and substance reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies. For the avoidance of doubt, a New Non-Consolidation Opinion may contain the same exclusions regarding the Completion Guaranty and the Unfunded Obligation Guaranty as made in the Non-Consolidation Opinion.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Richards, Layton & Finger, P.A. in connection with the closing of the Loan.

“Note” shall mean that certain Mezzanine B Loan Promissory Note of even date herewith in the principal amount of $35,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Oaktree” shall mean Oaktree Capital Management, L.P., a Delaware limited partnership, together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).

“Oaktree Lease” shall mean, a Lease at the Property with Oaktree (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower and which, in all events, will be subject to the exculpation provisions in this Agreement.

“Operating Expenses” shall mean the total of all expenditures (computed in accordance with the Approved Accounting Method) of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) general and administrative expenses, contract services, cleaning fees, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, HVAC fees, elevator fees, parking fees, management fees (equal to the greater of two and three quarters percent (2.75%) of Net Rental Income and the management fees actually paid under the Management Agreement), operational equipment or other lease payments as reasonably approved by Lender, but specifically excluding (i) depreciation, amortization and any other non-cash items, (ii) the Aggregate Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds; (b) normalized capital expenditures equal to $0.20 per square foot per annum; and (c) normalized tenant improvement and leasing commission expenditures equal to $1.25 per square foot per annum. Notwithstanding the immediately preceding sentence or anything to the contrary in this Agreement, Lender shall accept Mortgage Lender’s determination of “Operating Expenses” as set forth in the Mortgage Loan Agreement.

“Organizational Chart” shall have the meaning set forth in Section 3.31 hereof.

“Organizational Documents” shall mean (i) with respect to a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock, (ii) with respect to a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests, (iii) with respect to a limited liability company, such Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests, and (iv) any and all agreements between any constituent member, partner or shareholder of the Person in question, including any contribution agreement or indemnification agreements. In each case, “Organizational Documents” shall include any indemnity, contribution, shareholders or other agreement among any of the owners of the entity in question.

“Other Charges” shall have the meaning set forth in the Mortgage Loan Agreement.

“Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Operating Income” shall mean income (computed in accordance with the Approved Accounting Method) that is actually collected, not classified as Net Rental Income and derived from the ownership and operation of the Property from whatever source, including, without limitation, common area maintenance, real estate tax recoveries from Tenants, utility recoveries from Tenants, other miscellaneous expense recoveries, percentage rent, forfeited deposits, and income from auctions following defaults under Leases, but specifically excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower or Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income (including any proceeds of any payments made under the Interest Rate Cap Agreement), insurance proceeds (other than business interruption or other loss of income insurance), Awards, Lease Termination Payments, unforfeited Security Deposits, and utility and other similar deposits. Other Operating Income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.6(f)).

“Owner’s Title Policy” shall mean that certain ALTA extended coverage owner’s policy of title insurance issued in connection with the closing of the Mortgage Loan insuring the Mortgage Borrower as the owner of the Property.

“Outstanding Principal Balance” shall mean, as of any date of determination, the unpaid principal balance of the Loan.

“PACE Loan” shall mean (a) any “Property-Assessed Clean Energy loan” or (b) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against any Property.

“Partial Release” shall have the meaning set forth in Section 2.10 hereof.

“Participant” shall have the meaning set forth in Section 11.8(a)(ix) hereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Permits” shall mean all necessary certificates, licenses, permits, franchises, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of the Property and the conduct of Mortgage Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental and other similar permits or approvals).

“Permitted Alterations” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Encumbrances” shall mean collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) the lien and security interests created by the Mortgage Loan Agreement and the other Mortgage Loan Documents, (b) the lien and security interests created by the Mezzanine A Loan Agreement and the other Mezzanine A Loan Documents, (d) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (e) liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet delinquent or that are being contested in good faith in accordance with the requirements of this Agreement (or liens, if any, for Taxes and Other Charges which are permitted to exist pursuant to the terms of this Agreement without constituting an Event of Default hereunder), (f) existing Leases and new Leases entered into in accordance with this Agreement, (g) any Permitted Equipment Leases, (h) any workers’, mechanics’ or other similar liens on the Property arising in the ordinary course of business provided that any such lien is being contested in good faith in accordance with the requirements of this Agreement (or any workers’, mechanics’ or other similar liens, if any, which are permitted to exist pursuant to the terms of this Agreement without constituting an Event of Default hereunder), (i) immaterial easements, rights-of-way, encroachments, other similar immaterial restrictions on the use of real estate, minor title irregularities, in each case, so long as the same are entered into in the ordinary course of Mortgage Borrower’s business (but in no event in connection with the borrowing of money or the obtaining of advances or credit) and do not (1) interfere with the ordinary conduct of the business of Borrower, Mezzanine A Borrower or Mortgage Borrower and (2) have a Material Adverse Effect, and (j) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Mortgage Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Mortgage Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Permitted Transfers” shall have the meaning specified in Section 6.3 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Policies” and “Policy” shall have the meanings set forth in the Mortgage Loan Agreement.

“Prepayment Notice” shall have the meaning specified in Section 2.7(a) hereof.

“Prepayment Premium” shall mean with respect to any repayment or prepayment of the Debt made (i) on or prior to the Prepayment Premium Date, an amount equal to the product of (a) the LIBOR Spread, Alternate Rate Spread or Prime Rate Spread, as applicable, (but in no event less than the LIBOR Spread) with respect to portion of the Loan being prepaid, (b) the amount of the Loan being prepaid, and (c) a fraction, the numerator of which is the number of days remaining from and including (A) prior to a Securitization, the date that such prepayment is made and (B) after a Securitization, the date that is the last day of the Interest Accrual Period during which such prepayment is made, in each case, through the last day of the Interest Accrual Period during which the Prepayment Premium Date occurs and the denominator of which is 360, and (ii) after the Prepayment Premium Date, an amount equal to zero dollars ($0.00). The amount of the Prepayment Premium shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“Prepayment Premium Date” shall mean the Monthly Payment Date occurring in October 9, 2019.

“Prime Index Rate” shall mean, with respect to each Interest Accrual Period, the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate” for the U.S. on the related Determination Date. If more than one “Prime Rate” for the U.S. is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate” for the U.S., Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate” shall mean, with respect to each Interest Accrual Period, the per annum rate of interest equal to the Prime Index Rate plus the Prime Rate Spread; provided, however, that the Prime Rate shall not be less than the LIBOR Spread.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean, as the same may be reallocated pursuant to, and in accordance with, the restrictions and limitations contained in Section 11.1(b)(iv) hereof, in connection with any conversion of the Loan from (a) a LIBOR Loan to a Prime Rate Loan, the greater of (i) the difference (expressed as the number of basis points) between (x) LIBOR plus the LIBOR Spread on the date that LIBOR was last applicable to the Loan and (y) the Prime Index Rate on the date that LIBOR was last applicable to the Loan, and (ii) zero (0), or (b) an Alternate Rate Loan to a Prime Rate Loan, the greater of (i) the difference (expressed as the number of basis points) between (x) LIBOR plus the Alternate Rate Spread on the date that LIBOR was last applicable to the Loan and (y) the Prime Index Rate on the date that LIBOR was last applicable to the Loan, and (ii) zero (0).

“Prohibited Entity” means any Person which (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in Borrower or the Property through a tenancy-in-common or other similar form of ownership interest and/or (iii) is a Crowdfunded Person.

“Pro Forma Rental Income” shall mean pro forma Rents for a 12-month period under new Leases in full force and effect at the Property where (A) the Tenant under each such Lease has taken possession of its premises (which taking of possession, includes, without limitation, (x) all of the premises demised to such Tenant under the Lease being turned over to such Tenant for (i) occupancy or (ii) in order for such Tenant to complete any tenant improvements to be completed by such Tenant under the Lease and (y) such Tenant accepting the premises), and (C) the Tenant under each such Lease has no voluntary termination rights prior to the commencement of such Lease and its obligation to begin paying full unabated rent thereunder but, in all events, only if the Free Rent Requirement is satisfied with respect to the subject Lease. If rental income from any Lease is to be included in Pro Forma Rental Income, then the amount of such rental income will be Rents payable under the relevant Lease during the first 12 months of Lease term when full base rent is payable.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” shall have the meaning set forth in the Security Instrument but, from and after any release of any of the property described in the Security Instrument in accordance with the express terms of this Agreement, shall refer only to such portion of the “Property” as described in the Security Instrument that has not been released.

“Property Document” shall mean, individually or collectively (as the context may require), the following: the REA.

“Property Document Event” shall mean any event which would, directly or indirectly, cause a default termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan, the Mortgage Loan, the Mezzanine A Loan, the Property, such Borrower Party and/or any related matter or Person (but excluding in all events any summary of the terms of the Loan Documents).

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question is reasonably acceptable to Lender.

“Qualified Management Agreement” shall mean a management agreement with a Qualified Manager with respect to the Property in form and substance substantially similar to the Management Agreement, or such other form as is reasonably approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned).

“Qualified Manager” shall mean (i) Brookfield Properties Management (CA) Inc., a Delaware corporation, (ii) a property management company majority owned and Controlled by BAM and/or BPY, or (iii) an Unaffiliated Qualified Manager.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and any other nationally-recognized statistical rating agency designated by Lender (and any successor to any of the foregoing).

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, individually or collectively (as the context requires), each reciprocal easement or similar agreement affecting the Property (or any portion thereof) as more particularly described on Schedule IV hereto (if any), any Atrium REA (if entered into pursuant to the terms hereof), any amendment, restatement, replacement or other modification thereof, any future reciprocal easement or similar agreement affecting such Property (or any portion thereof) entered into in accordance with the applicable terms and conditions hereof and any amendment, restatement, replacement or other modification thereof.

“Recourse Guaranty” shall mean that certain Mezzanine B Loan Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Collateral” shall mean an asset that is “related” within the meaning of the definition of Significant Obligor, to the Collateral.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by Related Collateral, that is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Release Price” shall mean an amount equal to 110% of the Allocated Loan Amount with respect to the Atrium Parcel.

“Remaining Property” shall have the meaning set forth in Section 2.10 hereof.

“Remaining Unfunded Obligations” shall have the meaning set forth in the Mortgage Loan Agreement.

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(c) hereof.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Reserve Percentage” shall mean the rates (expressed as a decimal) of reserve requirements applicable to Lender on the date two (2) London Business Days prior to the beginning of such Interest Accrual Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of any Governmental Authority as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits). The determination of the Reserve Percentage shall be based on the assumption that Lender funded one hundred percent (100%) of its Percentage Share of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Percentage during an Interest Accrual Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Percentages, or differing Reserve Percentages, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Percentage which shall be used in the computation of the Reserve Percentage. Lender’s computation of the Reserve Percentage shall be determined conclusively by Lender and shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“Responsible Officer” means, with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, secretary, vice president or other duly authorized officer of such Person.

“Restoration” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Scheduled Unavailability Date” shall have the meaning set forth in Section 2.5(b)(iii) hereof.

“Secondary Market Adverse Change” shall have the meaning set forth in Section 11.1 hereof.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Deposits” shall mean any advance deposits or any other deposits collected with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).

“Security Documents” shall mean, collectively, (i) the Pledge Agreement, (ii) an acknowledgement and consent to such Pledge Agreement by Mezzanine A Borrower, (iii) all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security instruments in personal property created pursuant to the Pledge Agreement, from time to time, and (iv) all other documents and agreements executed or delivered to Lender by Borrower in connection with any of the foregoing documents.

“Security Instrument” shall have the meaning set forth in the Recitals to this Agreement.

“Security Instrument Taxes” shall have the meaning set forth in Section 15.2 hereof.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10 hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Purpose Entity” shall mean an entity whose structure and organizational and governing documents are otherwise in form and substance acceptable to the Rating Agencies and satisfying the Prudent Lender Standard.

“Special Member” shall have the meaning set forth in Section 5.1 hereof.

“Specified Tenant” shall mean, as applicable, (i) GDC, (ii) Wells Fargo, (iii) any other lessee(s) of the Specified Tenant Space (or any portion thereof) whose lease (together with all other leases at the Property to the same tenant and to all affiliates of such tenant) covers fifteen percent (15%) or more of the total gross leasable space for the Property and (iv) any parent or affiliate of any of the foregoing providing credit support or a guaranty under such tenant’s lease (if any).

“Specified Tenant Lease” shall mean, collectively and/or individually (as the context requires), each Lease at the Property with Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

“Specified Tenant Space” shall mean that portion of the Property demised as of the date hereof to the initial Specified Tenants pursuant to the initial Specified Tenant Leases. References herein to “applicable portions” of the Specified Tenant Space (or words of similar import) shall be deemed to refer to the portion of the Specified Tenant Space demised pursuant to the applicable Specified Tenant Lease(s) entered into after the date hereof in accordance with the applicable terms and conditions hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof. For avoidance of doubt, on the Closing Date, Borrower is an Acceptable LLC and therefore, no SPE Component Entity exists and, so long as Borrower continues to be an Acceptable LLC, no SPE Component Entity is required.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state in which the Property or any part thereof is located.

“Strike Rate” shall mean (i) with respect to the initial term of the Loan, four and one-quarter percent (4.25%) and (ii) with respect to each Extension Period, a percentage rate equal to the percentage rate per annum which, when added to the LIBOR Spread, Alternate Rate Spread, or Prime Rate Spread, as applicable, would yield a Debt Service Coverage Ratio of at least 1.10:1.00.

“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(g) hereof.

“Subordination of Management Agreement” shall mean that certain Mezzanine B Loan Subordination of Management Agreement dated as of the date hereof among Lender, Borrower, Mortgage Borrower, Mezzanine A Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Survey” shall mean that certain survey of the Property certified and delivered to Lender in connection with the closing of the Loan.

“Tax Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Testing Period” shall mean, for purposes of calculating the Underwritable Cash Flow with respect to the Property, the trailing twelve (12) month period ending as of the last day of the calendar month immediately preceding the date of calculation.

“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Trigger Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“True Up Payment” shall have the meaning set forth in the Mortgage Loan Agreement.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“UCC Title Insurance Policy” shall mean, collectively, (i) with respect to the Collateral, a UCC title insurance policy in the form reasonably acceptable to Lender issued with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering such Collateral and (ii) the Mezzanine Endorsement.

“Unaffiliated Qualified Manager” shall mean a property manager of the Property that is not an Affiliate of Borrower and that (A) is a reputable, nationally or regionally recognized management company having at least five (5) years’ experience in the management of similar Class “A” office properties, (B) at the time of its engagement as property manager has under management leasable square footage of the same property type as the Property located in major metropolitan markets in the United States equal to or greater than 5,000,000 leasable square feet of office space (excluding the Property) and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

“Underwritable Cash Flow” shall mean, as of any date of calculation, an amount calculated by Lender (subject in all cases to Lender’s Cash Flow Adjustments) equal to:

(i)          the sum of (a) Net Rental Income for the Testing Period, and (b) Other Operating Income for the Testing Period, and (c) Pro Forma Rental Income; less

(ii)         the sum of (a) Operating Expenses for the Testing Period, (b) if not included in Operating Expenses in clause (a), the Management Fee during the Testing Period, and (c) if and only if not included in Operating Expenses in clause (a), normalized capital expenditures equal to $0.20 per square foot per annum.

Lender’s calculation of Underwritable Cash Flow (including, without limitation, determination of items that do not qualify as Other Operating Income or Operating Expenses) shall be calculated by Lender in good faith based upon criteria that would reasonably be required by a prudent institutional commercial mortgage loan lender and shall be final absent manifest error.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Unfunded Obligations Guaranty” shall have the meaning set forth in Section 9.2 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the IRS Code.

“USPAP” shall mean the Uniform Standards of Professional Appraisal Practice.

“Withholding Agent” means any Borrower or Lender, as applicable.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).

“Work Charge” shall have the meaning set forth in Section 4.16 hereof.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2          Principles of Construction.

(a)          All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Documents to any Loan Documents shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

(b)          With respect to cross-references contained herein or in any other Loan Document to the Mortgage Loan Documents or to any Mortgage Loan Document (including with respect to any cross-references to defined terms therein) unless otherwise specifically provided herein, such cross-references shall be with respect to the Mortgage Loan Documents or such Mortgage Loan Document, as the case may be, in existence as of the date hereof.

(c)          With respect to cross-references contained herein or in any other Loan Document to the Mezzanine A Loan Documents or to any Mezzanine A Loan Document (including with respect to any cross-references to defined terms therein) unless otherwise specifically provided herein, such cross-references shall be with respect to the Mezzanine A Loan Documents or such Mezzanine A Loan Document, as the case may be, in existence as of the date hereof.

(d)          Notwithstanding anything to the contrary contained herein, including references to the Mortgage Loan and Mezzanine A Loans or to capitalized terms being defined in the Mortgage Loan Documents or Mezzanine A Loan Documents, nothing herein creates any obligation of Borrower with respect to any of the Mortgage Loan Documents or Mezzanine A Loan Documents and Borrower has no obligations to comply with and shall not be liable under any Mortgage Loan Document or Mezzanine A Loan Document, and nothing herein creates any obligation of either Mortgage Borrower or Mezzanine A Borrower with respect to any of the Loan Documents and neither Mortgage Borrower nor Mezzanine A Borrower has any obligation to comply with and shall not be liable under this Agreement or any Loan Document.

(e)          Notwithstanding anything stated herein to the contrary, any provisions in this Agreement cross-referencing or incorporating by reference provisions of the Mortgage Loan Documents shall be effective notwithstanding the termination of the Mortgage Loan Documents by payment in full of the Mortgage Loan or otherwise.

(f)          Notwithstanding anything stated herein to the contrary, any provisions in this Agreement cross-referencing or incorporating by reference provisions of the Mezzanine A Loan Documents shall be effective notwithstanding the termination of the Mezzanine A Loan Documents by payment in full of the Mezzanine A Loan or otherwise.

(g)          To the extent that any terms, provisions or definitions of any Mortgage Loan Documents that are incorporated herein by reference are incorporated into the Mortgage Loan Documents by reference to any other document or instrument, such terms, provisions or definitions that are incorporated herein by reference shall at all times be deemed to incorporate each such term, provision and definition of the applicable other document or instrument as the same is set forth in such other document or instrument as of the Closing Date, without regard to any amendments, restatements, replacements, supplements, waivers or other modifications to or of such other document or instrument occurring after the Closing Date, unless Lender expressly agrees that such term, provision or definition as appearing, incorporated into, or used in this Agreement have been revised.

(h)          To the extent that any terms, provisions or definitions of any Mezzanine A Loan Documents that are incorporated herein by reference are incorporated into the Mezzanine A Loan Documents by reference to any other document or instrument, such terms, provisions or definitions that are incorporated herein by reference shall at all times be deemed to incorporate each such term, provision and definition of the applicable other document or instrument as the same is set forth in such other document or instrument as of the Closing Date, without regard to any amendments, restatements, replacements, supplements, waivers or other modifications to or of such other document or instrument occurring after the Closing Date, unless Lender expressly agrees that such term, provision or definition as appearing, incorporated into, or used in this Agreement have been revised.

(i)           The words “Borrower shall cause” or “Borrower shall not permit” (or words of similar meaning) shall mean “Borrower shall cause Mezzanine A Borrower to” or “Borrower shall not cause or permit Mezzanine A Borrower to”, as the case may be, to so act or not to so act, as applicable. Borrower and Lender hereby acknowledge and agree that, as to any clauses or provisions contained in this Agreement or any of the other Loan Documents to the effect that (i) Borrower shall cause Mezzanine A Borrower act or to refrain from acting in any manner or (ii) Borrower shall cause to occur or not to occur, or otherwise be obligated in any manner with respect to, any matters pertaining to Mezzanine A Borrower, Mortgage Borrower, the Property, the Mezzanine A Collateral or the Collateral, or (iii) other similar effect, such clause or provision, in each case, is intended to mean, and shall be construed as meaning, that Borrower has undertaken to act and is obligated to act only in its capacity as the sole member of Mezzanine A Borrower but not directly with respect to Mezzanine A Borrower, Mortgage Borrower, the Mezzanine A Collateral, the Collateral or the Property or in any other manner which would violate any of the covenants contained in Article 5 hereof or other similar covenants contained in Borrower’s organizational documents.

Article 2

GENERAL TERMS

Section 2.1           Loan Commitment; Disbursement to Borrower. Except as expressly and specifically set forth herein, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2           The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3           Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4           The Note and the Other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5            Interest Rate.

(a)          Generally. Interest on the Outstanding Principal Balance shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)          Determination of Interest Rate.

(i)           The Interest Rate with respect to the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period for a LIBOR Loan, (B) the Alternate Rate with respect to the applicable Interest Accrual Period if the Loan is an Alternate Rate Loan, or (C) the Prime Rate with respect to the applicable Interest Accrual Period if the Loan is a Prime Rate Loan.

(ii)          Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the Outstanding Principal Balance at the LIBOR Rate for the applicable Interest Accrual Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding upon Borrower for all purposes, absent manifest error.

(iii)         Conversion of Loan.

(A)         Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Lender determines (which determination shall be conclusive absent manifest error) that:

(i)          adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination (such determination, an “Alternative Index Determination”) by the Lender (and provided that such determination shall have also been made by Lender with respect to other similarly situated loans), the Lender and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after such amendment has been agreed to by Borrower and Lender. If such amendment becomes effective as described in the preceding sentence, the Loan shall be converted, as of the first day of the next Interest Accrual Period, to an Alternate Rate Loan in accordance with the terms and provisions hereof; provided that the Loan shall be a Prime Rate Loan from the first day of the Interest Accrual Period first occurring after the Alternate Index Determination until the conversion to an Alternate Rate Loan on the first day of the next Interest Accrual Period after such amendment becomes effective. If no LIBOR Successor Rate has been determined and the circumstances under clause (A)(i) above exist, the obligation of Lender to make or maintain a LIBOR Loan shall be suspended.  The term “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Rate Spread, Interest Accrual Period, Determination Date, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Lender, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Lender determines in consultation with the Borrower).

(B)          In the event that Lender shall have reasonably determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that the circumstances described in clause (A)(i) or (A)(ii) above exist and the Loan has not been converted to an Alternate Rate Loan as provided in clause (A) above, then Lender shall, if such determination shall have also been made by Lender with respect to other similarly situated loans, forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next Determination Date. If such notice is given, the Alternate Rate Loan shall be converted, as of the first day of the next Interest Accrual Period, to a Prime Rate Loan.

(C)          If, pursuant to the terms hereof of clause (A) above, the Loan has been converted to an Alternate Rate Loan but thereafter Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that Alternate Index is no longer broadly accepted by the syndicated loan market in the United States in lieu of LIBOR, then Lender shall, if such determination shall have also been made with respect to other similarly situated loans, forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Accrual Period.

(D)          If, pursuant to the terms of clauses (B) or (C) above, the Loan has been converted to a Prime Rate Loan, but thereafter Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR can again be ascertained as provided in the respective definition thereof, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next Interest Accrual Period, to a LIBOR Loan.

(E)          If, pursuant to the terms of clause (B) above, the Loan has been converted to a Prime Rate Loan, Lender and Borrower may thereafter amend this Agreement to replace the Prime Rate with a LIBOR Successor Rate, together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after such amendment has been agreed to by Borrower and Lender. If such amendment becomes effective as described in the preceding sentence, the Loan shall be converted, as of the first day of the next Interest Accrual Period, to an Alternate Rate Loan in accordance with the terms and provisions hereof.

(F)          Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert the Loan to a LIBOR Loan, an Alternate Rate Loan or a Prime Rate Loan.

(iv)        Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.5(b)(v)) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.5(b)(v), Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender. Borrower shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5(b)(v)) payable or paid by such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. Each party’s obligations under this Section 2.5(b)(v) shall survive any assignment of rights by, or the replacement of, Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(v)         If any Change in Law shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of Lender hereunder to make a LIBOR Loan or to convert an Alternate Rate Loan or a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan of Lender shall be converted automatically to a Prime Rate Loan on the last day of the then current Interest Accrual Period or within such earlier period as required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any reasonable out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Such notice (which shall be sent by Lender) of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(vi)        In the event of any Change in Law:

(A)         shall hereafter impose, modify or hold applicable any reserve, capital adequacy, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(B)          shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(C)          shall hereafter impose on Lender any other condition (other than Taxes) and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder; or

(D)         shall subject Lender to any Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (III) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

then, in any such case, Borrower shall promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender, as applicable, for such additional incurred cost or reduced amount receivable as determined by Lender in good faith. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(vii)        Borrower agrees to indemnify Lender and to hold Lender harmless from any actual loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan (or an Alternate Rate Loan or Prime Rate Loan, as applicable), including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan (or an Alternate Rate Loan or Prime Rate Loan, as applicable) hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan (or an Alternate Rate Loan or Prime Rate Loan, as applicable) on a day that is not the last day of an Interest Accrual Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan (or an Alternate Rate Loan or Prime Rate Loan, as applicable) hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Alternate Rate or the Prime Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any Breakage Costs arising from Lender’s gross negligence or willful misconduct. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(viii)       Lender shall not be entitled to claim compensation pursuant to this subsection for any Indemnified Taxes, Breakage Costs, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than one hundred and eighty (180) days before the date Lender notified Borrower of the change in law, the circumstance resulting in the Breakage Costs or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender, as applicable, under this subsection, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(ix)          Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under this Subsection 2.5(b), including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or affiliate of Lender in another jurisdiction, or a redesignation of its Lending Office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (A) would not result in any additional costs or expenses to Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any other material respect to Lender as determined by Lender in its sole discretion. Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any such designation or assignment to the extent that such Lender would also require its other borrowers under similarly situated loans in Lender’s particular portfolio (where the Loan is held) to pay for such designation or assignment.

(x)         Tax Forms.

(A)         Lender (if Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document) shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.5(b)(xi)(B), 2.5(b)(xi)(C) and 2.5(b)(xi)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(B)         Lender (if Lender is a U.S. Person) shall deliver to Borrower from time to time upon the reasonable request of Borrower, executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

(C)         Lender (if Lender is a Foreign Lender) shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) from time to time upon the reasonable request of Borrower, whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “business profits” or “other income” article of such tax treaty, as applicable executed originals of IRS Form W-8BEN or W-8BEN-E;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x) a certificate substantially in form and substance reasonably satisfactory to Borrower to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, (y) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate and/or other certification documents from each beneficial owner, as applicable, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

Lender (if Lender is a Foreign Lender) shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) from time to time upon the reasonable request of Borrower, executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(D)         If a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRS Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRS Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)          Lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by Borrower upon reasonable prior notice.

(xi)         Intentionally Omitted.

(xii)        If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5(b) (including by the payment of additional amounts pursuant to this Section 2.5(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.5(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.5(b)(xii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5(b)(xii) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.5(b)(xii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.5(b)(xii) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(xiii)       For purposes of Sections 2.5(b)(iv) and (x), the term “applicable law” includes FATCA.

(c)          Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then Outstanding Principal Balance shall accrue interest at the Default Rate, calculated from the date the applicable Event of Default occurred, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall be due and payable on each Monthly Payment Date (and, from and after the Maturity Date, shall be due and payable immediately upon demand), and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

(d)          Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period in which the related Monthly Payment Date occurs; provided, however, in the event a Securitization has not occurred, the accrual period for calculating interest due on the last Monthly Payment Date shall end on the scheduled Maturity Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)          Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any Prepayment Premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any Prepayment Premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any Prepayment Premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any Prepayment Premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6           Loan Payments.

(a)          Borrower shall make a payment to Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (and including) the fourteenth (14th) day of either (i) the month in which the Closing Date occurs (if the Closing Date occurs on or before the fourteenth (14th) day of such month, or (ii) the month following the month in which the Closing Date occurs (if the Closing Date occurs on or after the fifteenth (15th) day of the then current calendar month; provided, however, if the Closing Date is the fourteenth (14th) day of a calendar month, no such separate payment of interest shall be due. Borrower shall make a payment to Lender of interest in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance to principal.

(b)          Reserved.

(c)          Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest, and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents (and after a Securitization, including, without limitation, the Interest Shortfall).

(d)          If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents.

(e)

(i)          Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)         Intentionally Omitted.

(iii)        Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iv)        All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

(f)          In the event Borrower is required to pay Lender compensation for any Indemnified Taxes, increased cost or reduction in amounts received or receivable hereunder, pursuant to Section 2.5(b)(iv), (v) or (vi), then Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5(b)(iv), (v) or (vi), as the case may be, in the future, and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

Section 2.7          Prepayments.

(a)          Voluntary Prepayment. Except as provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Borrower may at its option and upon prior notice to Lender as set forth herein, prepay the Debt in whole or in part on any Business Day (a “Prepayment Date”); provided that such prepayment is accompanied by payment of the Breakage Costs, the Prepayment Premium (if applicable) and the applicable Interest Shortfall. Lender shall not be obligated to accept any prepayment unless it is accompanied by payment of the Breakage Costs, the Prepayment Premium (if applicable) and the applicable Interest Shortfall due in connection therewith. As a condition to any voluntary prepayment, Borrower shall give Lender written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least ten (10) Business Days and not more than ninety (90) days prior to the Prepayment Date and must specify such proposed Prepayment Date. A Prepayment Notice given by Borrower to Lender pursuant to this Section 2.7(a) may be revoked by written notice of revocation delivered to Lender no later than three (3) Business Days prior to the Prepayment Date specified in any such Prepayment Notice; provided that in connection with such revocation Borrower shall pay Lender all reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, any Breakage Costs or similar expenses incurred in connection with such anticipated prepayment. Concurrently with any voluntary prepayment made pursuant to this Section 2.7(a), (i) a simultaneous pro-rata prepayment of the Mezzanine A Loan shall be made and Borrower shall provide Lender evidence reasonably satisfactory to Lender of such prepayment of the Mezzanine A Loan and (ii) a simultaneous pro-rata prepayment of the Mortgage Loan shall be made and Borrower shall provide Lender evidence reasonably satisfactory to Lender of such prepayment of the Mortgage Loan.

(b)          Mandatory Prepayment. In the event of (i) any Casualty to all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property, (iii) a transfer of the Property in connection with the enforcement of remedies under the Mortgage Loan Documents after the occurrence of a Mortgage Loan Event of Default, including, without limitation, a foreclosure sale or public auction, or any Sale or Pledge of all or any portion of the Property that is prohibited by this Agreement, (iv) any refinancing of the Property or the Mortgage Loan or any payoff of the Mortgage Loan, or (v) the receipt by Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be remitted to Lender (or as directed by Lender) directly (or, if such direct remittance is not commercially practicable, paid to Lender (or as directed by Lender) promptly, but in no event later than within two (2) Business Days after receipt thereof). On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, and if Lender does not make such Net Liquidation Proceeds After Debt Service available to Borrower for Restoration in accordance with the terms of this Agreement, Borrower shall apply any such Net Liquidation Proceeds After Debt Service actually received by Borrower or Lender to prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service (with s portion thereof being applied to any applicable Interest Shortfall). Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower. Once Borrower has knowledge that a Liquidation Event has occurred, Borrower shall, or shall cause Mortgage Borrower to, promptly deliver written notice of such Liquidation Event to Lender. Borrower shall be deemed to have knowledge of (i)(x) a sale (other than a foreclosure sale) of all or any portion of the Property on the date on which a contract of sale for such sale is entered into and (y) a foreclosure sale on the date notice of such foreclosure sale is given and (ii) a refinancing of all or any portion of the Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.7(b) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan, Mezzanine A Loan or the Sale or Pledge of the Property set forth in this Agreement, the other Loan Documents, the Mezzanine A Loan Documents and the Mortgage Loan Documents.

(c)          Prepayments After Default. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt during the continuance of an Event of Default shall be applied to the Debt in such order and priority as set forth in Section 10.2(g) hereof or as Lender shall otherwise determine in their sole discretion.

(d)         Prepayment of Mortgage Loan and Mezzanine A Loan. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall Borrower cause or permit the Mortgage Borrower to (i) voluntarily prepay the Mortgage Loan unless the Debt is contemporaneously prepaid ratably in accordance with the applicable terms and conditions of this Agreement or (ii) refinance the Mortgage Loan, unless it obtains the prior written consent of Lender, which consent may be granted or withheld in its sole and absolute discretion, provided that Lender’s consent shall not be required if the Loan shall be simultaneously refinanced or simultaneously repaid in full in accordance with the Loan Documents. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall Borrower cause or permit the Mezzanine A Borrower to (i) voluntarily prepay the Mezzanine A Loan unless the Debt is contemporaneously prepaid ratably in accordance with the applicable terms and conditions of this Agreement or (ii) refinance the Mezzanine A Loan, unless it obtains the prior written consent of Lender, which consent may be granted or withheld in its sole and absolute discretion, provided that Lender’s consent shall not be required if the Loan shall be simultaneously refinanced or simultaneously repaid in full in accordance with the Loan Documents. Any prepayment of the Mortgage Loan or the Mezzanine A Loan other than in accordance with the provisions of this Section 2.7(d) shall, at Lender’s option, constitute an Event of Default.

Section 2.8          Interest Rate Cap Agreement.

(a)          Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike rate equal to the Strike Rate. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall, subject to Sections 2.8(c) and 2.8(e) below, at all times be with a Counterparty, (iii) shall at all times be for a duration at least equal to the end of the Interest Accrual Period in which the then current Maturity Date occurs, and (iv) shall at all times have a notional amount equal to or greater than the Outstanding Principal Balance and shall at all times provide for the applicable LIBOR strike rate to be equal to the Strike Rate. Borrower shall direct such Counterparty to deposit directly into an account designated by Lender in writing any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, provided that the Debt shall be deemed to be outstanding if the Collateral is transferred by foreclosure or assignment in lieu thereof. Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to the Interest Rate Cap Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under the Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Lender a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into an account designated by Lender in writing).

(b)          Borrower shall comply in all material respects with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited promptly into an account designated by Lender in writing. Borrower shall take all actions reasonably requested by Lender to Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)          In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty (other than a Counterparty that is an Affiliate of Lender) by any Rating Agency below the Minimum Counterparty Rating, Borrower shall (i) replace the Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice of such downgrade, withdrawal or qualification with an Interest Rate Cap Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.8) (a “Replacement Interest Rate Cap Agreement”) from a Counterparty having a Minimum Counterparty Rating or (ii) if provided for in such Interest Rate Cap Agreement, cause the Counterparty to deliver collateral to secure Borrower’s exposure under the Interest Rate Cap Agreement in such amount and pursuant to such terms as are reasonably acceptable to Lender.

(d)          In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)          Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below (A) a long term rating of “A-” by S&P or (B) a long term rating of “A3” by Moody’s, the Counterparty must, within ten (10) business days, (x) post collateral on terms acceptable to each Rating Agency, Lender and Borrower, (y) find a replacement Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency, Lender and Borrower; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement, or (z) deliver a guaranty (or replacement guaranty, as applicable) of the Counterparty’s obligations from a Counterparty having a Minimum Counterparty Rating in form and substance acceptable to Lender and each Rating Agency. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.” In the event that a Counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to (i) deliver collateral as specified in the applicable Interest Rate Cap Agreement, (ii) find a replacement Counterparty or (iii) deliver a guaranty (or replacement guaranty, as applicable), Borrower covenants and agrees that Borrower shall seek Lender’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed), and shall, in its reasonable discretion, approve or consent to the foregoing upon receipt of Lender’s prior written approval.

(f)          With respect to each Interest Rate Cap Agreement, Borrower shall use commercially reasonable efforts to promptly obtain and deliver to Lender an opinion (upon which Lender and its successors and assigns may rely) from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (other than a Counterparty that is an Affiliate of Lender) which shall provide, in relevant part, that:

(i)           the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)          the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)         all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)         the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)          Notwithstanding anything to the contrary contained in this Section 2.8, in Section 2.9(c) below or elsewhere in this Agreement, if, at any time, Lender converts the Loan from (I) a LIBOR Loan to either a Prime Rate Loan or an Alternate Rate Loan or (II) a Prime Rate Loan to an Alternate Rate Loan, or (III) an Alternate Rate Loan to a Prime Rate Loan, each in accordance with Section 2.5 above (each, a “LIBOR Conversion”), then:

(i)           within thirty (30) days after such LIBOR Conversion, Borrower shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement) provided that if interest rate protection agreements with respect to Prime Rate Loans or Alternate Rate Loans are not available at a commercially reasonable cost (as reasonably determined by Lender), Lender and Borrower may pursue another option that is mutually acceptable to both Lender and Borrower that provides Lender equivalent protection from rising interest rates; and

(ii)          following such LIBOR Conversion (provided Lender has not converted the Loan back to a LIBOR Loan in accordance with Section 2.5(b)(iii) hereof), in lieu of satisfying the condition described in Section 2.9(c) with respect to any future Extension Period, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Period.

As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between a Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement and shall contain each of the following:

(A)          a term expiring no earlier than the end of the Interest Accrual Period in which the then current Maturity Date occurs (for the avoidance of doubt, taking into account any applicable Extension Option being exercised at such time);

(B)          the notional amount of the Substitute Interest Rate Cap Agreement shall initially be equal to or greater than the Outstanding Principal Balance;

(C)          it provides that the only obligation of Borrower thereunder is the making of a single payment to the Counterparty thereunder upon the execution and delivery thereof;

(D)          it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion), for the term of the Substitute Interest Rate Cap Agreement, a hedge against rising interest rates that is no less beneficial to Borrower and Lender than (I) in the case of clause (g)(i) above, that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement and (II) in the case of clause (g)(ii) above, that which was intended to be provided by the Interest Rate Cap Agreement that, but for the operation of this Section 2.8(g), would have been required to have been delivered by Borrower pursuant to Section 2.9(c) below as a condition to the requested Extension Period; and

(E)          without limiting any of the provisions of the preceding clauses (A) through (D) above, it satisfies all of the requirements set forth in Section 2.8(a) hereof (other than clause (v) thereof).

From and after the date of any LIBOR Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.8(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement.

Section 2.9          Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for three (3) successive terms (the “Extension Option”) of one (1) year each (each, an “Extension Period”) to (i) October 9, 2021 if the first Extension Option is exercised, (ii) October 9, 2022 if the second Extension Option is exercised, and (iii) October 9, 2023 if the third Extension Option is exercised (each such date, the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)          no Event of Default shall have occurred and be continuing on the date that the applicable Extension Period is commenced;

(b)          Borrower shall notify Lender of its election to extend the applicable Maturity Date as aforesaid not earlier than ninety (90) days and no later than thirty (30) days prior to the applicable Maturity Date; provided, however, that Borrower shall be permitted to revoke such notice at any time up to thirty (30) days before the applicable Maturity Date provided that Borrower pays to Lender all actual out-of-pocket costs and expenses incurred by Lender in connection with such notice, including, without limitation, any Breakage Costs;

(c)          Borrower shall obtain and deliver to Lender prior to the date that the applicable Extension Period is commenced, a Replacement Interest Rate Cap Agreement, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the related Extension Period and shall have a maturity date not earlier than the last day of the Interest Accrual Period in which the related Extended Maturity Date shall occur;

(d)          Borrower shall have paid to Lender all actual out-of-pocket costs and expenses incurred by Lender in connection with Borrower exercising the applicable Extension Option;

(e)          in connection with the third Extension Option, the Borrower shall have paid to Lender on the date the third Extension Period is commenced an extension fee in an amount equal to one quarter of one percent (0.25%) of the Outstanding Principal Balance;

(f)           in connection with the third Extension Option, Lender shall have determined that the lien free completion of the Permitted Alterations in accordance with Section 4.21 hereof and Section 4.21 of the Mortgage Loan Agreement, to the extent such construction previously commenced, shall have occurred (subject to any extension due to Force Majeure) prior to the date that the third Extension Period is commenced;

(g)          [intentionally omitted]; and

(h)          Borrower shall have delivered to Lender evidence that each of the Mortgage Loan and the Mezzanine A Loan has been extended or shall be concurrently extended through a date not earlier than the applicable Extended Maturity Date.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the Extended Maturity Date in the event the applicable Extension Option is exercised.

Section 2.10        Partial Release.

Provided no Event of Default shall have occurred and be continuing (other than a non-monetary Event of Default that affects or is otherwise related solely to the Atrium Parcel and which Event of Default will no longer continue to exist upon such release of the Atrium Parcel), Borrower shall have the right at any time prior to the Maturity Date permit Mortgage Borrower to obtain the release (the “Partial Release”) of the Atrium Parcel from the lien of the Security Instrument thereon (and related Mortgage Loan Documents), upon the satisfaction of each of the following conditions precedent:

(i)           Lender shall have received at least fifteen (15) Business Days (or a shorter period of time if permitted by Lender in its sole discretion) prior written notice requesting the release of the Atrium Parcel;

(ii)          Borrower shall, in accordance with the provisions of Section 2.7(a) above, prepay the Loan in an amount equal to the Release Price (including, without limitation, any Prepayment Premium applicable thereto);

(iii)         Borrower shall provide all other documentation in connection with such release as may be reasonably requested by Lender, together with an Officer’s Certificate certifying that such documentation is in compliance with all applicable Legal Requirements;

(iv)         Borrower shall have delivered evidence that would be reasonably satisfactory to Lender that, immediately after giving effect to the release of the Atrium Parcel, the portion of the Property remaining encumbered by the Security Instrument (the “Remaining Property”) shall (A) not, as a result of such release, fail to comply in all material respects with all applicable Legal Requirements, including, without limitation, all applicable zoning and building laws, rules, ordinances and regulations, (B) be legally subdivided and (C) constitute one or more separate tax lots; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, Lender shall be deemed to have approved the requirements of this subclause (iv) if Mortgage Lender approves the requirements set forth in Section 2.10(iv) of the Mortgage Loan Agreement;

(v)          Borrower shall have delivered evidence reasonably satisfactory to Lender that Mortgage Borrower has entered into a reciprocal easement agreement (in form and substance reasonably satisfactory to Lender) with the owner of the Atrium Parcel (the “Atrium REA”), which Atrium REA shall provide for easements, cross-easements and mutual or non-exclusive easements for ingress, egress, access, pedestrian walkways, parking, traffic flow, drainage, utilities and services shared by the Atrium Parcel and the Remaining Property, in each case, as deemed reasonably necessary by Lender; provided that Lender shall reasonably approve the Atrium REA upon satisfaction of certain conditions to be mutually agreed upon by Lender and Borrower in good faith.

(vi)         Borrower shall provide Lender with an endorsement (to the extent such endorsement is available under the applicable Legal Requirements) to the Owner’s Title Policy relating to the Remaining Property that adds easements benefitting the Remaining Property created in connection with the release of the Atrium Parcel (including any easements granted under Section 2.10(v) above) to the description of the insured estate (which endorsement shall be issued by the title insurance company that issued the Title Insurance Policy). Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to provide Mortgage Lender with an endorsement (to the extent such endorsement is available under the applicable Legal Requirements) to the Title Insurance Policy relating to the Remaining Property (which endorsement shall be issued by the title insurance company that issued the Title Insurance Policy): (i) confirming, in each case as of the effective date of the release of the Atrium Parcel, no change in the priority of the Security Instrument on the Remaining Property and insuring that there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, not otherwise permitted by the Loan Documents, encumbering the Remaining Property, (ii) if not already part of the insured estate in the Title Insurance Policy (and such estate is not being released), insuring Lender’s interest in any easements benefitting the Remaining Property created in connection with the release of the Atrium Parcel (including any easements granted under Section 2.10(v) above), (iii) [reserved], and (iv) insuring that the balance of the Remaining Property (excluding the Atrium Parcel) constitutes separate tax lots and has been legally subdivided;

(vii)        Borrower shall have delivered to Lender evidence that would be reasonably satisfactory to Lender that the release of the Atrium Parcel will not violate any term or provision of any Lease in effect at the Remaining Property at the time of the release of the Atrium Parcel, which evidence may take the form of a certification from Borrower contained in the Officer’s Certificate referenced in Section 2.10(xiii) below;

(viii)       To the extent such survey is not delivered in connection with the closing of the Loan, Borrower shall have delivered, or caused to be delivered, a survey of the Atrium Parcel and the Remaining Property, which survey shall include a legal description of the Atrium Parcel and the Remaining Property and shall otherwise be in such form as would be reasonably satisfactory to Lender; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, Lender shall be deemed to have approved the survey required to be delivered under this subclause (viii) if (a) Mortgage Lender approves such survey pursuant to Section 2.10(viii) of the Mortgage Loan Agreement and (b) such survey is certified to Lender;

(ix)          Intentionally omitted;

(x)           As of the date of consummation of the Partial Release, after giving effect to the release of the Atrium Parcel from the lien of the Security Instrument, the LTV with respect to the remaining Property shall be no greater than the LTV as of the Closing Date (i.e., 74.627%);

(xi)         Borrower shall have (or shall have caused to be) paid or reimbursed Lender for all out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release of the Atrium Parcel. Borrower shall pay all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the release of the Atrium Parcel. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the release of the Atrium Parcel;

(xii)        Intentionally omitted;

(xiii)       Intentionally omitted;

(xiv)       Borrower shall deliver (and shall causes Mezzanine A Borrower and/or Mortgage Borrower to deliver) all other documents and items as Lender may reasonably request and execute such documents and instruments as are typical for transactions similar to such release of the Atrium Parcel;

(xv)        All conditions precedent to the Partial Release set forth in Section 2.10 of the Mortgage Loan Agreement have been complied with by Mortgage Borrower and Borrower shall have delivered, or cause to be delivered, to Lender evidence thereof. All conditions precedent to the Partial Release set forth in Section 2.10 of the Mezzanine A Loan Agreement have been complied with by Mezzanine A Borrower and Borrower shall have delivered, or cause to be delivered, to Lender evidence thereof; and

(xvi)       Borrower shall deliver an Officer’s Certificate certifying that all requirements set forth in this Section 2.10 have been satisfied.

Lender shall, if requested by Borrower, confirm to Mortgage Lender and Mezzanine A Lender (which confirmation can be delivered via email) whether the conditions to the Partial Release set forth in this Section 2.10 have been satisfied (or waived).

Article 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that:

Section 3.1          Legal Status and Authority. Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own the Collateral. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Collateral pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents on Borrower’s part to be performed.

Section 3.2          Validity of Documents.

(a)          (1) The execution, delivery and performance of this Agreement, the Note, the Pledge Agreement and the other Loan Documents by Borrower and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of Borrower; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any material license, certificate or other approval required to own the Collateral, any applicable organizational documents of the Borrower, or any applicable material indenture, agreement or other instrument binding upon Borrower or the Collateral; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any material authorization or license from, or any filing with, any Governmental Authority (except for Uniform Commercial Code filings relating to the security interest created hereby), (2) this Agreement, the Note, the Pledge Agreement and the other Loan Documents have been duly executed and delivered by Borrower and (3) this Agreement, the Note, the Pledge Agreement and the other Loan Documents constitute the legal, valid and binding obligations of Borrower subject to bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws and general principles of equity. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b)          (1) The execution, delivery and performance of the Loan Documents to which Guarantor is a party (i) are within the power and authority of Guarantor; (ii) have been authorized by all requisite organizational action of Guarantor; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under any applicable organizational documents of Guarantor, or any applicable material indenture, agreement or other instrument binding upon Guarantor; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of Guarantor’s assets; and (vi) will not require any material authorization or license from, or any filing with, any Governmental Authority, (2) the Loan Documents to which Guarantor is a party have been duly executed and delivered by Guarantor and (3) the Loan Documents to which Guarantor is a party constitute the legal, valid and binding obligations of Guarantor, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws and general principles of equity.

(c)          Neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect to the Loan Documents.

Section 3.3          Litigation. Except as set forth on Schedule VII, there is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding) (herein, “Litigation”), pending and served (if service is required by applicable law) or, to Borrower’s knowledge, threatened in writing or contemplated against Borrower, Mortgage Borrower, Mezzanine A Borrower, the Mezzanine A Collateral, the Collateral, the Property, or any portion thereof, which, if adversely determined, is reasonably expected to result in a Material Adverse Effect. Except as set forth on Schedule VII, there is no Litigation pending or threatened in writing or, to any Borrower’s knowledge, contemplated against or affecting the Guarantor or any Affiliated Manager which, if adversely determined, is reasonably expected to result in a Material Adverse Effect.

Section 3.4          Agreements. Neither Borrower, Mezzanine A Borrower nor Mortgage Borrower is a party to any agreement or instrument or subject to any restriction that is reasonably likely to cause a Material Adverse Effect. Neither Borrower, Mezzanine A Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mezzanine A Borrower, Mortgage Borrower, the Mezzanine A Collateral, the Collateral or the Property is bound which would result in a Material Adverse Effect. Except as set forth on Schedule VII or in the financial statements of Borrower previously delivered to Lender in connection with the closing of the Loan, neither Borrower, Mezzanine A Borrower nor Mortgage Borrower has any material financial obligations under any agreement or instrument to which Borrower, Mezzanine A Borrower or Mortgage Borrower, as applicable, is a party or by which Borrower, Mezzanine A Borrower, Mortgage Borrower, the Mezzanine A Collateral, the Collateral or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of ownership of the Collateral by Borrower, of ownership of the Mezzanine A Collateral by Mezzanine A Borrower or the operation of the Property (including any obligations under Leases) by Mortgage Borrower and (b) obligations of Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, obligations of Mezzanine A Borrower under the Mezzanine A Loan Documents and obligations of Mortgage Borrower under the Mortgage Loan Agreement, the Security Instrument, the Mortgage Note and the other Mortgage Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5          Financial Condition.

(a)          Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Pledge Agreement. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated.

(b)          In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party (other than Mortgage Borrower) and (ii) no Borrower Party (other than Mortgage Borrower) has ever made any general assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Since the Brookfield Acquisition Date and, to Borrower’s knowledge, in the last ten (10) years, no (i) petition in bankruptcy has been filed by or against Mortgage Borrower and (ii) Mortgage Borrower has never made any general assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)          No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d)          There exists no Sale or Pledge (or contemplated redemption or conversion) of any direct interests in Borrower.

Section 3.6         Collateral. Borrower is the record and beneficial owner of, and has good title to, the Collateral pledged by such Borrower under the Pledge Agreement free and clear of all Liens whatsoever except such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge Agreement and this Agreement). The Liens permitted pursuant to the Loan Documents in the aggregate do not materially and adversely affect the value or use of the Collateral. The Pledge Agreement, together with the delivery of the any certificate evidencing the Pledged Company Interests (as such term is defined in the Pledge Agreement) and the applicable UCC Financing Statement relating to the Collateral, when properly filed in the appropriate records and/or delivered to Lender (as applicable), will create (a) a valid, perfected first-priority security interest in the Collateral. No creditor of Borrower other than Lender has in its possession any certificates or other documents that constitute or evidence the Collateral or the possession of which would be required to perfect a security interest in the Collateral. The Pledged Interests have been duly authorized and validly issued and are not subject to any options to purchase or similar rights of any Person. Upon the Collateral being transferred by foreclosure or assignment in lieu thereof, the Lender will succeed to all of the rights, titles and interest of Borrower in Mezzanine A Borrower without the consent of any other Person and will, without the consent of any other Person, be admitted as the sole member in the Mezzanine A Borrower.

Section 3.7          No Plan Assets. As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower hereunder or under the other Loan Documents are not and will not be in violation of any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

Section 3.8          Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9          Other Indebtedness. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Collateral is otherwise bound, other than the obligations under the Loan Documents.

Section 3.10       Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11       Borrower’s Principal Place of Business. Borrower’s principal place of business and its chief executive office as of the date hereof is 250 Vesey Street, New York, New York 10281. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 6342503. Borrower’s federal tax identification number is 82-0880269. Borrower is not subject to back-up withholding taxes.

Section 3.12        Status of Property.

(a)          Except as otherwise set forth in the zoning report delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, Mortgage Borrower has obtained all material Permits, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)          Except as set forth on Schedule VII, the Property and the present and contemplated use and occupancy thereof are, to Borrower’s knowledge, in compliance in all material respects with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

(c)          The Property is served by all utilities required for the current use thereof. To Borrower’s knowledge, all utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.

(d)          To Borrower’s knowledge, all public roads and streets necessary for service of and access to the Property for the current use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Mortgage Borrower and any subsequent owners of the Property.

(e)          The Property is served by public water and sewer systems.

(f)          The Property is free from damage caused by fire or other casualty (other than to a de minimis extent and which could not reasonably be expected to have a Material Adverse Effect). Except as shown on any reports delivered by Borrower to Lender or obtained by Lender, in each case in connection with the closing of the Loan, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, septic and sewer systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good operating condition and repair in all material respects; to Borrower’s knowledge, there exist no structural or latent defects or damages in the Property, and neither Mortgage Borrower, Mezzanine A Borrower nor Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)          To Borrower’s knowledge, all material costs and material expenses of any and all labor, materials, supplies and equipment due and payable (other than expenses due and payable in the ordinary course of Mortgage Borrower’s current monthly payment cycle) in the construction of the Improvements have been paid in full. To Borrower’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and, to Borrower’s knowledge, no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument. The parties agree that any time the representations made in this clause (g) are re-made (or deemed to have been re-made) by Borrower, such representations by Borrower shall be deemed to have excepted (i) any such costs and expenses that are being contested in good faith in accordance with (and subject to the terms and conditions of) Section 4.16(b) hereof and (ii) inchoate mechanic’s liens that may be asserted in connection with work recently completed and for which the statutory lien period has not expired.

(h)          Mortgage Borrower has paid in full for, and is the owner or lessee of, all furnishings, fixtures and equipment (other than Tenants’ property or the property subject to a Permitted Equipment Lease) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by the Mortgage Loan Agreement, the Mortgage Note, the Security Instrument and the other Mortgage Loan Documents and other security interests, liens and encumbrances permitted pursuant to the Mortgage Loan Agreement.

(i)           Except as expressly disclosed on the Survey, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(j)          Except as disclosed on the Surveys, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(k)          Except as expressly disclosed on the Title Insurance Policy, to Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(l)           Neither Mortgage Borrower, Mezzanine A Borrower nor Borrower has (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or (iii) attached any fixtures to the Property which have not been paid for in full, in each case other than expenses which (1) are due and payable in the ordinary course of Mortgage Borrower’s current monthly payment cycle, (2) will be paid in the ordinary course of Mortgage Borrower’s current monthly payment cycle and (3) if unpaid, would not and could not result in Material Adverse Effect. To Borrower’s knowledge, there is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date. To Borrower’s knowledge, there are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.

(m)         Neither Borrower, Mezzanine A Borrower nor Mortgage Borrower has any direct employees. All other personnel employed at or in connection with the Property are the direct employees of Manager or its Affiliates.

Section 3.13        Financial Information. All financial data in respect to Borrower, Mortgage Borrower, Mezzanine A Borrower, Guarantor, the Mezzanine A Collateral, the Collateral and/or the Property, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense, occupancy statistics reports and rent rolls, that have been delivered to Lender by Borrower, Mortgage Borrower, Mezzanine A Borrower or Guarantor or any Affiliate of Borrower, Mortgage Borrower, Mezzanine A Borrower or Guarantor or, to Borrower’s knowledge, by any other Person (a) are true in all material respects, (b) accurately represent the financial condition of Borrower, Mortgage Borrower, Mezzanine A Borrower, Guarantor, the Mezzanine A Collateral, the Collateral or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Neither Mortgage Borrower, Mezzanine A Borrower nor Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Mezzanine A Borrower, Mortgage Borrower or Guarantor from that set forth in said financial statements.

Section 3.14        Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened in writing or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.

Section 3.15      Separate Lots. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 3.16       Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies or certificates of the Policies (or such other evidence reasonably acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17        Use of Property. The Property is used exclusively as an office building with ancillary retail use and related parking, as set forth on the applicable Rent Roll.

Section 3.18       Leases and Rent Roll. Except as disclosed in the certified rent roll for the Property delivered to Lender in connection with the closing of the Loan (the “Rent Roll”), in the “unpaid charge” (i.e. ageing reports) and in the operating statements and management summaries delivered to Lender in connection with the closing of the Loan, or in the Tenant estoppel certificates delivered by Tenants to Mortgage Lender in connection with the closing of the Loan or as disclosed in Schedule VII, (a) Mortgage Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases to which Mortgage Borrower is a party are valid and enforceable and in full force and effect (subject to laws affecting creditors’ rights generally and general principles of equity); (c) all of the Leases to which Mortgage Borrower is a party are arms-length agreements with third parties not Controlled by Borrower; (d) neither Mortgagee Borrower nor, to Borrower’s knowledge, any other party under any Lease to which Mortgage Borrower is a party is in monetary or material non-monetary default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) there are no subleases at the Property with any Affiliate of Borrower; (g) none of the Rents reserved in the Leases to which Mortgage Borrower is a party are subject to any assignment, pledge or hypothecation, except pursuant to the Loan Documents; (h) none of the Rents have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed Rent collected in advance); (i) the premises demised under the Leases have been completed (to the extent Mortgage Borrower, as landlord, is required to complete the same), all improvements, repairs, alterations or other work required to be furnished on the part of Mortgage Borrower under the Leases have been completed, the Tenants under the Leases have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and any payments, credits or abatements required to be given by Mortgage Borrower to the Tenants under the Leases have been made in full; (j) there exist no offsets or defenses to the payment of any portion of the Rents and Mortgage Borrower has no outstanding monetary obligation to any Tenant under any Lease; (k) neither Mortgage Borrower, Mezzanine A Borrower nor Borrower has received any notice from any Tenant challenging the validity or enforceability of any Lease; (l) the copies of the Leases provided to Lender are true, correct and complete copies of such Leases; (m) the Leases are valid and enforceable against Mortgage Borrower and the Tenants set forth therein; (n) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (o) no Person has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease and/or a Permitted Encumbrance; (p) all Security Deposits relating to the Leases are reflected on the Rent Roll and have been collected by Mortgage Borrower; (q) no brokerage commissions or finders fees are currently due and payable regarding any Lease; (r) each Tenant under a Major Lease is in actual, physical occupancy of the premises demised under its Lease; (s) to Borrower’s knowledge, there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (t) no event has occurred giving any Tenant the right to cease operations at its leased premises (i.e., “go dark”), terminate its Lease or pay reduced or alternative Rent to Mortgage Borrower under any of the terms of such Lease, such as a co-tenancy provision. Prior to the Closing Date, Mortgage Borrower has requested Tenant estoppel certificates from each Tenant. Borrower has made available (or caused to be made available) to Lender true and correct copies of all Leases in effect with respect to the Property that have been requested by Lender (if any).

Section 3.19        Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of (i) this Agreement, the Pledge Agreement, the Note and the other Loan Documents, (i) the Mezzanine A Loan Agreement, the Mezzanine A Pledge Agreement, the Mezzanine A Note and the other Mezzanine A Loan Documents and (iii) the Mortgage Loan Agreement, the Security Instrument, the Mortgage Note and the other Mortgage Loan Documents, have been paid or will be paid, and, to Borrower’s knowledge, under current Legal Requirements, the Pledge Agreement and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20       Management Agreement. The Management Agreement is in full force and effect and there is no material default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. As of the date hereof, no management fees under the Management Agreement are due and payable, other than the current monthly management fee.

Section 3.21        Illegal Activity/Forfeiture.

(a)          No portion of the Property, the Mezzanine A Collateral or the Collateral, to Borrower’s knowledge, has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)          To Borrower’s knowledge, there has not been and shall never be committed by Mortgage Borrower, Mezzanine A Borrower, Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Pledge Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22        Taxes. Each of Mortgage Borrower, Mezzanine A Borrower and Borrower has filed (or has obtained effective extensions for filing) all material federal and state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it, except as are being contested in good faith in accordance with (and subject to the terms and conditions of) Section 4.5(b) hereof. To Borrower’s knowledge, there is no basis for any material additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23        Intentionally Omitted.

Section 3.24        Third Party Representations. Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.25        Non-Consolidation Opinion Assumptions. All of the factual assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct in all material respects.

Section 3.26        Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Pledge Agreement, the Note or the other Loan Documents.

Section 3.27        Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28        Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29        Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Person or government that is the subject of economic sanctions or trade restrictions under U.S. law, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by Lender is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has (or will have) any interest of any nature whatsoever in any Borrower Party, with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law. Any violation of the clauses (a), (b) or (c) above shall, at Lender’s option, constitute an Event of Default hereunder. The representations contained in this Section 3.29 shall not be deemed to apply to any Person whose ownership interests in any indirect owner of Borrower is solely through the ownership of shares of stock in such indirect owner of Borrower whose shares are listed on the Toronto Stock Exchange, the New York Stock Exchange, or another nationally recognized stock exchange.

Section 3.30        Patriot Act and OFAC Regulations. Borrower hereby represents and warrants that neither Borrower, SPE Component Entity or Guarantor and, to Borrower’s knowledge, any owner of ten percent (10%) or more of the direct and indirect interest in Borrower: (i) is a person who has been determined by competent authority to be subject to economic sanctions administered or enforced by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, the Department of State, or other relevant sanctions authority (“Sanctions”); (ii) has been previously indicted for or convicted of, or pled guilty or no contest to, any felony or crimes under the USA PATRIOT Act or other applicable anti-money laundering laws and regulations and all Sanctions; (iii) has failed to operate under policies, procedures and practices, if any, that are in compliance with the USA PATRIOT Act and other applicable anti-money laundering laws and regulations and Sanctions; (iv) is in receipt of any notice from OFAC, the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States, in each case, claiming a violation or possible violation of applicable anti-money laundering laws and regulations and/or Sanctions; (v) is the subject of Sanctions, including those listed on OFAC’s Specially Designated National or Blocked Persons List or on any other Sanctions related list and those owned or controlled by or acting for or on behalf of such Person; (vi) is a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the USA PATRIOT Act; or (vii) is owned or controlled by or acting on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the USA PATRIOT Act. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party or Person Controlling any Borrower Party, or any owner of ten percent (10%) or more of the direct or indirect interest in Borrower has become the subject of Sanctions or is indicted, arraigned, or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering, Borrower shall promptly notify Lender. It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document (other than Lender or any third party that signs a collateral assignment or a subordination agreement) becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering. The representations contained in this Section 3.30 shall not be deemed to apply to any Person whose ownership interests in any indirect owner of Borrower is solely through the ownership of shares of stock in such indirect owner of Borrower whose shares are listed on the Toronto Stock Exchange, the New York Stock Exchange, or another nationally recognized stock exchange.

Section 3.31        Organizational Chart. The organizational chart attached as Schedule III hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true and correct on and as of the date hereof.

Section 3.32        Bank Holding Company. Neither Mortgage Borrower, Mezzanine A Borrower nor Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33       No Contractual Obligations. As of the date of this Agreement, other than (i) the Loan Documents, (ii) the organizational documents of Borrower and the organizational documents of Mezzanine A Borrower (including, without limitation, the Mezzanine A Borrower Operating Agreement) and/or (iii) agreements to provide for independent manager services similar to the services provided by Corporation Service Company as of the Closing Date, Borrower is not bound by any agreement, instrument or undertaking and has no outstanding Indebtedness (other than the Debt). Mortgage Borrower has not entered into, or is bound by, any Material Agreement which continues in existence as of the Closing Date, except those previously disclosed in writing to Lender.

Section 3.34        Property Documents. With respect to each Property Document, Borrower hereby represents that (a) to Borrower’s knowledge, each such Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein or as disclosed on the Title Insurance Policy), (b) to Borrower’s knowledge, there are no material defaults under such Property Document by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any such Property Document which would have a Material Adverse Effect, (c) all common charges, rents, additional rents and other sums due and payable by Mortgage Borrower under such Property Documents have been paid in full, except as is being contested in good faith in accordance with (and subject to the terms and conditions of) Section 4.2(d) hereof, (d) to Borrower’s knowledge, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating (or contemplating the termination of) such Property Document and (e) the representations made by Borrower or, to Borrower’s knowledge, by any other party in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

Section 3.35        No Change in Facts or Circumstances; Disclosure.

All information submitted by Mortgage Borrower, Mezzanine A Borrower, Borrower or Guarantor or any Affiliate of Borrower or Guarantor or, to Borrower’s knowledge, by any other Person to Lender and in all financial statements, occupancy statistics reports, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Mortgage Borrower, Borrower, Mezzanine A Borrower and/or Guarantor in this Agreement or in the other Loan Documents, the Mezzanine A Loan Documents or the Mortgage Loan Documents, are accurate, complete and correct in all material respects (as each may have been or may be updated or supplemented in writing through the Closing Date). To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that is reasonably likely to cause a Material Adverse Effect.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents are made as of the date hereof but shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 3.36        Mortgage Loan Representations and Warranties. All of the representations and warranties contained in the Mortgage Loan Documents are (i) true and correct in all material respects as of the date hereof and (ii) hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mortgage Lender or to whether the related Mortgage Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

Section 3.37        Mezzanine A Loan Representations and Warranties. All of the representations and warranties contained in the Mezzanine A Loan Documents are (i) true and correct in all material respects as of the date hereof and (ii) hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mezzanine A Lender or to whether the related Mezzanine A Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

Section 3.38        Affiliates. Borrower does not have any subsidiaries except Mezzanine A Borrower.

Article 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents or the earlier release of the lien of the Pledge Agreement (and all related obligations) in accordance with the terms of this Agreement, the Pledge Agreement, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that (a) in each instance where the covenant relates to Borrower, as to itself, (b) in each instance where the covenant relates to Mortgage Borrower, in Borrower’s capacity as the sole member of Mezzanine A Borrower in Mezzanine A Borrower’s capacity as the sole member of Mortgage Borrower, (c) in each instance where the covenant relates to Mezzanine A Borrower, in Borrower’s capacity as the sole member of Mezzanine A Borrower, and (d) in each instance where the performance or obligation relates to the Property, in Borrower’s capacity as the sole member of Mezzanine A Borrower in Mezzanine A Borrower’s capacity as the sole member of Mortgage Borrower:

Section 4.1          Existence. Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State of Delaware and (c) its franchises and trade names, if any. Borrower will cause Mezzanine A Borrower to continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State of Delaware and (c) its franchises and trade names, if any. Borrower will cause Mortgage Borrower to continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in in the State and (c) its franchises and trade names, if any.

Section 4.2          Legal Requirements.

(a)          Borrower shall promptly comply, shall cause Mortgage Borrower and Mezzanine A Borrower to promptly comply in all material respects and shall cause the Property and the Collateral to comply in all material respects with all Legal Requirements applicable to the Property, the Mezzanine A Collateral and/or the Collateral or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Mortgage Borrower and Borrower to keep all material Permits in full force and effect), unless (other than as expressly set forth in this Agreement or the other Loan Documents regarding Environmental Laws, in which case Borrower shall comply, shall cause Mortgage Borrower and Mezzanine A Borrower to comply and cause the Property to comply in all material respects) such failure to preserve, renew, keep or comply is not reasonably expected to result in a Material Adverse Effect).

(b)          Borrower shall from time to time, if requested by Lender (which request will be made only Lender has a reasonable basis for believing the Property may not be in compliance with Legal Requirements), provide Lender with evidence reasonably satisfactory to Lender that each of Mortgage Borrower, Mezzanine A Borrower, the Mezzanine A Collateral, the Collateral and the Property complies with all Legal Requirements in all material respects or is exempt from compliance with Legal Requirements.

(c)          Borrower shall give prompt notice to Lender of the receipt by Mortgage Borrower, Mezzanine A Borrower or Borrower of any notice alleging a violation of any Legal Requirements applicable to the Property, the Mezzanine A Collateral and/or the Collateral, the result of which would be reasonably likely to cause a Material Adverse Effect, and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

(d)          Borrower, at its own expense, may (or Borrower may permit Mezzanine A Borrower and/or Mortgage Borrower to) contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Mortgage Borrower, Mezzanine A Borrower, Borrower, the Mezzanine A Collateral, the Collateral or the Property or any alleged violation of any Legal Requirement, or any alleged violation of a Property Document, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any material instrument to which Mortgage Borrower, Mezzanine A Borrower or Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property, the Mezzanine A Collateral nor the Collateral (nor any part thereof or interest therein) will be in imminent danger of being sold, forfeited, terminated, cancelled or lost, nor shall there be any risk of the lien of the Security Instrument, the Mezzanine A Pledge Agreement and/or the Pledge Agreement being primed by any lien arising from any such alleged violation; (iv) Borrower shall (or shall cause Mortgage Borrower and/or Mezzanine A Borrower, as applicable, to) promptly upon final determination thereof comply in all material respects with any such Legal Requirement determined to be valid or applicable or cure any material violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Mortgage Borrower, Mezzanine A Borrower, Borrower, the Mezzanine A Collateral, the Collateral or the Property (or, alternatively, Borrower shall (or shall cause Mortgage Borrower and/or Mezzanine A Borrower, as applicable, to) comply with such Legal Requirement during the pendency of the dispute); (vi) Borrower shall (or shall cause Mortgage Borrower and/or Mezzanine A Borrower, as applicable, to) furnish such security as may be required pursuant to the Mortgage Loan Agreement or the Mezzanine A Loan Agreement or, if Mortgage Lender or Mezzanine A Lender, as applicable, shall have waived in writing such security, Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith; and (vii) if the amount in dispute exceeds $500,000.00, Borrower shall have provided Lender with prior written notice of such contest or action. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein), the Mezzanine A Collateral (or any part thereof or interest therein) and/or the Collateral (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be a risk of the lien of the Security Instrument, the Mezzanine A Pledge Agreement and/or the Pledge Agreement being primed by any lien arising from any such alleged violation. Any security provided to Lender pursuant to clause (vi) above will be released to Borrower upon resolution of the dispute relating to compliance with the Legal Requirement and discharge of any sum owed by Mortgage Borrower, Mezzanine A Borrower or Borrower to resolve that dispute.

Section 4.3          Maintenance and Use of Property. Borrower shall cause, and shall cause Mezzanine A Borrower to cause Mortgage Borrower to cause, the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise permitted pursuant to Section 4.21 hereof and Section 4.21 of the Mortgage Loan Agreement. Subject to the terms and conditions of Article VII of the Mortgage Loan Agreement, Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or use commercially reasonable efforts to cause the completion and payment for in circumstances where a Tenant is obligated to perform the work pursuant to the terms of its Lease and is undertaking such work) any work at the Property at any time in the process of construction or repair on the Land. Subject to any alterations expressly permitted by this Agreement, Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to operate the Property for the same uses as the Property is currently operated and Borrower shall not (and shall not permit Mezzanine A Borrower to permit Mortgage Borrower to), without the prior written consent of Lender, (i) change the use of the Property from office or retail or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit (and shall not permit Mezzanine A Borrower to permit Mortgage Borrower to cause or permit) the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.4          Waste. Borrower shall not commit or knowingly suffer (and shall not permit Mezzanine A Borrower to permit Mortgage Borrower to commit or knowingly suffer) any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or knowingly take any action that would invalidate or give cause for cancellation of any Policy, or do or permit (to the extent within Borrower’s control to prevent) to be done thereon anything that would materially impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, permit (and will not permit Mezzanine A Borrower to permit Mortgage Borrower to permit) any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5          Property Taxes and Other Charges.

(a)          Borrower shall pay (or cause to be paid) and shall cause Mortgage Borrower to pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property (or any part thereof), the Mezzanine A Collateral (or any part thereof) prior or the Collateral (or any part thereof) prior to the date the same shall become delinquent, subject to Borrower’s right to contest any Taxes and Other Charges pursuant to Section 4.5(b) below; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay such Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Article 9 hereof and causes Mortgage Borrower to comply with the terms and provisions of Section 8.6 of the Mortgage Loan Agreement. Borrower shall furnish to Lender receipts for the payment of such Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Mortgage Lender pursuant to Section 8.6 of the Mortgage Loan Agreement). Subject to Borrower’s right to contest same pursuant to subsection (b) below, Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, the Mezzanine A Collateral or the Collateral, and shall cause Mortgage Borrower to promptly pay for all utility services provided to the Property.

(b)          Borrower (or Mezzanine A Borrower or Mortgage Borrower), at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, Mezzanine A Borrower or Mortgage Borrower is subject (including, without limitation, the Mortgage Loan Agreement and the Mezzanine A Loan Agreement) and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property (nor any part thereof or interest therein), any of the Mezzanine A Collateral (nor any part thereof or interest therein) nor any of the Collateral (nor any part thereof or interest therein) will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall (or shall cause Mortgage Borrower and/or Mezzanine A Borrower, as applicable, to) promptly upon final determination thereof (or, if required under applicable Legal Requirements, prior thereto in connection with such contest) pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property, the mezzanine A Collateral or the Collateral, as applicable; (vi) Borrower shall (or shall cause Mortgage Borrower and/or Mezzanine A Borrower, as applicable, to) furnish such security as may be required pursuant to the Mortgage Loan Agreement and the Mezzanine A Loan Agreement or, if Mortgage Lender and Mezzanine A Lender, as applicable, shall have waived in writing such security, Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender (it being agreed that Lender shall take into account any amounts then on deposit in the Tax Account), to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; and (vii) if the amount in dispute exceeds $250,000.00, Borrower shall have provided Lender with prior written notice of such contest or action. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) or the Collateral (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost. Without limiting Lender’s rights set forth in the preceding sentence, any such security provided to Lender pursuant to clause (vi) above will be released to Borrower to pay and discharge any sum ultimately determined to be owed by Mortgage Borrower, Mezzanine A Borrower or Borrower for disputed Taxes and Other Charges (with the remainder, if any, going to Borrower).

Section 4.6          Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Mezzanine A Borrower or Mortgage Borrower which is reasonably likely to have a Material Adverse Effect.

Section 4.7          Access to Property. Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of Tenants under their respective Leases.

Section 4.8         Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Mortgage Borrower’s, Mezzanine A Borrower’s, Borrower’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.9         Cooperate in Legal Proceedings. Borrower shall cooperate in all reasonable respects and shall cause Mortgage Borrower and Mezzanine A Borrower to cooperate in all reasonable respects with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Pledge Agreement or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10        Performance by Borrower. Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents is a material inducement to Lender in making the Loan.

Section 4.11        Intentionally Omitted.

Section 4.12        Books and Records.

(a)          Borrower shall furnish to Lender:

(i)           quarterly certified rent rolls within sixty (60) days after the end of each fiscal quarter;

(ii)          quarterly operating statements of the Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within sixty (60) days after the end of each fiscal quarter;

(iii)         within eighty-five (85) days after the close of each fiscal year of Borrower, (A) an annual balance sheet, statement of cash flow, profit and loss statement and statement of change in financial position of Mortgage Borrower, Mezzanine A Borrower and Borrower), (B) an annual operating statement of the Property (detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information) and (C) a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting equity transfers (if any) consummated in accordance with Section 6.3 hereof (or a statement from a Responsible Officer of Borrower that no such equity transfer has occurred) since the most recent organizational chart delivered to Lender; and

(iv)         by no later than December 1 of each calendar year, an annual operating budget (the “Annual Budget”) for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall (A) until the occurrence and continuance of a Trigger Period, be provided to Lender for informational purposes and (B) after the occurrence and during the continuance of a Trigger Period (as defined in the Mortgage Loan Agreement), not take effect until approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed) (after such approval has been given in writing, such approved budget shall be referred to herein, as the “Approved Annual Budget”). Until such time that Lender approves a proposed Annual Budget, (1) to the extent that an Approved Annual Budget does not exist for a prior calendar year, all operating expenses of the Property for the then current calendar year shall be deemed extraordinary expenses of the Property and shall be subject to Lender’s prior written approval (not to be unreasonably withheld or delayed) and (2) to the extent that an Approved Annual Budget exists for a prior calendar year, the most recent Approved Annual Budget shall apply to the then current calendar year; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender’s approval under this Section 4.12(a) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

(b)          In the event that, during the continuance of a Trigger Period, Mortgage Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval (which such approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in no event shall Lender’s approval be required for (i) Extraordinary Expenses if there is no continuing Trigger Period or (ii) during the continuance of a Trigger Period, expenses attributable to emergencies involving an imminent threat of bodily injury or loss of life (including any structural damage to the Property that is reasonably expected to result in an imminent threat of bodily injury or loss of life). To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender’s approval under this Section 4.12(b) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

(c)          Borrower shall, within ten (10) Business Days after Lender’s request therefor, furnish Lender (and shall cause Guarantor to furnish to Lender) with such other additional financial or management information relating to Mortgage Borrower, Mezzanine A Borrower, Borrower, Guarantor, the Mezzanine A Collateral, the Collateral or the Property as may, from time to time, be reasonably requested by Lender; provided, however, that such additional information shall be obtained at no material expense to Borrower. During the continuance of an Event of Default, Borrower shall furnish to Lender and its agents reasonable facilities for the examination and audit of any such financial or management information.

(d)          Borrower agrees that (i) Borrower shall keep (and shall cause Mortgage Borrower and Mezzanine A Borrower to keep) adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Lender pursuant to this Section 4.12 shall: (A) be complete and correct in all material respects; (B) [reserved]; (C) disclose all liabilities that are required to be reflected or reserved against; (D) be prepared (1) in the form reasonably required by Lender (it being agreed that the form of financial reports submitted to Lender in connection with the closing of the Loan shall be deemed acceptable to Lender) and certified by a Responsible Officer of Borrower, (2) in hardcopy and electronic formats and (3) in accordance with the Approved Accounting Method; and (E) within a reasonable period of time following request of Lender, be audited (on a consolidated basis at the Guarantor-level) by an independent certified public accountant reasonably acceptable to Lender.

(e)          Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”) and such Reporting Failure continues for seven (7) Business Days after written demand is made for delivery of such Required Financial Item(s) (or such longer period of time agreed to by Lender in its sole discretion taking into account an explanation from Borrower as to why such Required Financial Item(s) cannot be timely delivered), the same shall, at Lender’s option, constitute an immediate Event of Default hereunder.

Section 4.13        Estoppel Certificates.

(a)          After request by Lender, Borrower, within fifteen (15) Business Days after such request, shall furnish Lender or any proposed assignee of Lender with a statement stating (i) the Outstanding Principal Balance of the Loan, the Mezzanine A Loan and the Mortgage Loan, (ii) the Interest Rate of the Loan, the Mezzanine A Loan and the Mortgage Loan, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. After request by Borrower not more than once in any calendar year, Lender shall within fifteen (15) Business Days furnish Borrower with a statement stating (i) the Outstanding Principal Balance of the Loan, (ii) the Interest Rate and (iii) that, to Lender’s knowledge, this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)          (I) Borrower shall, or shall cause Mortgage Borrower to, use commercially reasonable efforts from time to time after request by Lender, to obtain from Mortgage Lender such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Mortgage Borrower and expressly representing to Lender, to Borrower’s knowledge, the information reasonably requested by Lender regarding compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents. (II) Borrower shall, or shall cause Mezzanine A Borrower to, use commercially reasonable efforts from time to time after request by Lender, to obtain from Mezzanine A Lender such certificates of estoppel with respect to compliance by Mezzanine A Borrower with the terms of the Mezzanine A Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Mezzanine A Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Mezzanine A Borrower and expressly representing to Lender, to Borrower’s knowledge, the information reasonably requested by Lender regarding compliance by Mezzanine A Borrower with the terms of the Mezzanine A Loan Documents.

(c)          Borrower shall use commercially reasonable efforts to deliver to Lender or any proposed assignee of Lender, upon request, estoppel certificates from each Tenant under any Lease in substantially the same form and substance delivered at closing or otherwise in form and substance reasonably satisfactory to Lender (subject to requirements set forth in such Lease); provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year (except that prior to a Securitization Borrower will deliver up to two (2) estoppel certificates in any calendar year).

(d)          In connection with any Secondary Market Transaction, at Lender’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may reasonably require.

(e)          Borrower shall use commercially reasonable efforts to deliver to Lender, within fifteen (15) Business Days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year (except that prior to a Securitization Borrower will deliver up to two (2) estoppel certificates in any calendar year).

Section 4.14        Leases and Rents.

(a)          Borrower may permit Mezzanine A Borrower to permit Mortgage Borrower, in the ordinary course of Mortgage Borrower’s business without Lender’s consent, enter into, amend or modify any Lease provided that such Lease (i) provides for rental rates comparable in all material respects to existing local market rates for similar properties, (ii) is on commercially reasonable terms (unless otherwise consented to by Lender), (iii) is with unaffiliated, third parties (unless otherwise consented to by Lender), (iv) provides that the Tenant thereunder will attorn to Mortgage Lender and any purchaser at a foreclosure sale and (v) does not contain any terms which are reasonably likely to have a Material Adverse Effect. Borrower shall have the right to permit Mezzanine A Borrower to permit Mortgage Borrower, without the consent or approval of Lender, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (A) by reason of a Tenant default under the applicable Lease and (B) in the ordinary course of Mortgage Borrower’s business. Notwithstanding anything to the contrary contained herein, Borrower shall not permit Mezzanine A Borrower to permit Mortgage Borrower, without the prior written approval of Lender (which approval shall not be unreasonably withheld, conditioned or delayed), to enter into, renew, extend, amend, or modify (other than to a de minimis extent), consent to any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease, except (x) in the case of any Major Lease other than any Specified Tenant Lease and the Oaktree Lease, to the extent that the terms of such Major Lease require Mortgage Borrower to act reasonably in approving such action and withholding approval under the circumstances would be unreasonable (for the avoidance of doubt, the foregoing proviso shall not be applicable to any Specified Tenant Lease and the Oaktree Lease, and Lender’s approval with respect to any Specified Tenant Lease and the Oaktree Lease shall be required as otherwise provided herein) and (y) to the extent that a Tenant under any Major Lease has, pursuant to the terms of its Lease, an unilateral right (without Mortgage Borrower’s consent and/or approval) to effectuate such action.

(b)          Borrower (i) shall cause Mortgage Borrower to observe and perform the obligations (other than those of a de minimis nature) imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall cause Mortgage Borrower to enforce all terms, covenants and conditions (other than those of a de minimis nature) contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not permit Mezzanine A Borrower to permit Mortgage Borrower to terminate or accept a surrender of a Major Lease without Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further that to the extent that the Deemed Approval Requirements are fully satisfied in connection with a Borrower request for Lender’s consent under this clause (ii) and Lender thereafter fails to respond, Lender’s approval shall be deemed given; (iii) shall not permit Mezzanine A Borrower to permit Mortgage Borrower to collect any of the Rents more than one (1) month in advance (other than Security Deposits); (iv) shall not permit Mezzanine A Borrower to permit Mortgage Borrower to execute any assignment of Mortgage Borrower’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not permit Mezzanine A Borrower to permit Mortgage Borrower, without the Lender’s prior written consent, to alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of lessor, in each case, to the extent the same would, individually or in the aggregate, (A) cause any such Lease to violate Section 4.14(a)(i) through (iii) above or (B) have a Material Adverse Effect; and (vi) shall hold all Security Deposits in accordance with Legal Requirements in all material respects. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c)          Notwithstanding anything contained herein to the contrary, Borrower shall provide to Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Major Lease (or at Lender’s reasonable request any Lease) during the term of the Loan within fifteen (15) days after the occurrence of any such event. Borrower further agrees to provide Lender with written notice of any Tenant under a Major Lease “going dark” under such Tenant’s Lease within fifteen (15) days after Mortgage Borrower or Borrower obtains knowledge that such Tenant “has gone dark”. Borrower agrees to provide Lender with written notice of any monetary or material non-monetary default under a Major Lease within fifteen (15) days after Mortgage Borrower or Borrower obtains knowledge of the occurrence of any such event of default. Borrower’s failure to provide any of the aforesaid notices shall, at Lender’s option, constitute an Event of Default.

(d)          Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Mortgage Borrower’s receipt of any Lease Termination Payment or other termination fee or payment paid by any Tenant under any Lease. During the continuance of a Trigger Period, any Lease Termination Payment paid by any Tenant at Property but only to the extent that such Lease Termination Payment paid by such Tenant exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00), shall be deposited into the Leasing Reserve Account (as defined in the Mortgage Loan Agreement) to be held and disbursed in accordance with Section 8.3 of the Mortgage Loan Agreement; and Borrower covenants and agrees that, until deposited in accordance herewith, Mortgage Borrower shall hold any such termination fee or payment in trust for the benefit of Mortgage Lender.

Section 4.15        Management Agreement.

(a)          Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to (i) diligently and promptly perform, observe and enforce all of the terms, covenants and conditions (other than those of a de minimis nature) of the Management Agreement on the part of Mortgage Borrower to be performed, observed and enforced, (ii) promptly notify Lender of any default (other than those of a de minimis nature) under the Management Agreement of which Mortgage Borrower is aware; (iii) [reserved]; (iv) promptly give notice to Lender of any written notice or credible information that Mortgage Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants (other than those of a de minimis nature) required to be performed and observed by Manager under the Management Agreement.

(b)          Borrower shall not, without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed) permit Mezzanine A Borrower to permit Mortgage Borrower to (i) surrender, terminate or cancel the Management Agreement; (ii) consent to any assignment of the Manager’s interest under the Management Agreement (other than in accordance with Section 4.15(f) below); (iii) replace Manager or enter into any other management agreement with respect to the Property (other than in accordance with Section 4.15(f) below); (iv) increase or consent to the increase of the management fees or any other material fees or charges under the Management Agreement; or (v) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect.

(c)          During the continuance of an Event of Default under the Loan Documents, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action reasonably necessary to cause all the terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed or observed to be promptly performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Upon prior written notice to Borrower, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property during the continuance of an Event of Default for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Mortgage Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall not permit Mezzanine A Borrower to permit Mortgage Borrower to permit Manager to sub-contract to a third party (other than an Affiliate) any or all of its management responsibilities under the Management Agreement, provided, that Manager may sub-contract to a Qualified Manager the management responsibilities of Manager under a Management Agreement pursuant to a sub-management agreement, provided, that (1) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to Manager under such Management Agreement and are the sole obligation of Manager, (2) any sub-management agreement terminates in the event of a termination of the Management Agreement, and (3) neither Mortgage Borrower, Mezzanine A Borrower nor Borrower shall have any obligations or liabilities under any such sub-management agreement.

(d)          Borrower shall, from time to time, use commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Management Agreement as may be requested by Lender.

(e)          In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, then, unless the Management Agreement is subject to automatic renewals without any action to be taken on the part of any Person (and the Management Agreement is in fact automatically extended) Borrower shall submit to Lender by no later than forty-five (45) days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof.

(f)          Borrower shall have the right to permit Mezzanine A Borrower to permit Mortgage Borrower to replace Manager or consent to the assignment of Manager’s rights under the Management Agreement, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Lender receives, in the case of an assignment to a Manager who is not an Affiliated Manager, at least forty-five (45) days and, in the case of an assignment to an Affiliated Manager, at least fifteen (15) days prior written notice of the same, and consents (not to be unreasonably withheld, conditioned or delayed) to such replacement (and the replacement Manager), (iii) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement and (iv) all the other conditions relating to a termination of the Management Agreement and replacement of the Manager set forth in the Assignment of Management Agreement are satisfied. If and for so long as Manager is an Affiliate of Borrower, Borrower shall not permit Mezzanine A Borrower to permit Mortgage Borrower to permit Manager to resign as Manager or otherwise cease managing the Property until a New Manager approved by Lender is engaged to manage the Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(g)          Without limitation of the foregoing, if the Management Agreement is terminated or expires pursuant to the Subordination of Management Agreement, ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender may require Borrower to cause Mortgage Borrower to engage, in accordance with the terms and conditions set forth herein and in the Subordination of Management Agreement, a New Manager to manage the Property, which such New Manager shall be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(h)          As conditions precedent to any engagement of a New Manager hereunder, (i) such New Manager, Mortgage Borrower, Mezzanine A Borrower and Borrower shall execute a subordination of management agreement in the form reasonably required by Lender and (ii) to the extent that a Non-Consolidation Opinion was previously delivered, to the extent that such New Manager is an Affiliated Manager, if requested in writing by Lender, Borrower shall deliver to Lender, a New Non-Consolidation Opinion with respect to such New Manager and new management agreement

(i)           Intentionally omitted.

(j)           Any reasonable out-of-pocket costs expended by Lender pursuant to this Section 4.15 shall bear interest at the Default Rate from the date that is ten (10) Business Days after Lender demands payment from Borrower to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Pledge Agreement and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 4.16        Payment for Labor and Materials.

(a)          Subject to Section 4.16(b) below, Borrower will cause Mortgage Borrower to promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred by Borrower in connection with the Property (any such bills and costs, a “Work Charge”), the failure of which to pay could reasonably be expected to have a Material Adverse Effect, and in any event never permit to exist against the Property (or any part thereof) or against Mortgage Borrower’s interest in the Property (or any part thereof) any lien or security interest, even though inferior to the liens and the security interests of the Security Instrument other than the liens or security interests created by the Mortgage Loan Documents, except for the Permitted Encumbrances.

(b)          Borrower may, at its own expense, contest (or permit Mortgage Borrower and/or Mezzanine A Borrower, at its own expense, to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Mortgage Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost nor shall there be any risk of the lien of the Security Instrument being primed by any lien as a result of such Work Charge; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) if the amount in dispute exceeds $500,000 and such Work Charge relates to the work which is not a Permitted Alteration (or if such work is a Permitted Alteration, but the Completion Guaranty is not in full force and effect), Borrower shall provide evidence reasonably acceptable to Lender that such liabilities have been satisfactorily bonded over with third parties such or Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender (unless Mortgage Borrower has delivered such security to Mortgage Lender pursuant to Section 4.16(b) of the Mortgage Loan Agreement and Borrower has provided Lender with evidence of the same), to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the lien of the Security Instrument or the Pledge Agreement being primed by any lien as a result of such Work Charge.

Section 4.17        Performance of Other Agreements. Borrower shall and shall cause Mortgage Borrower and Mezzanine A Borrower to observe and perform in all material respects each and every material term to be observed or performed by Borrower, Mezzanine A Borrower and Mortgage Borrower pursuant to the terms of any agreement or recorded instrument binding upon or applicable to the Property, the Mezzanine A Collateral or the Collateral, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18        Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with this Agreement, the Mezzanine A Loan Agreement and the Mortgage Loan Agreement) owed to Borrower, Mezzanine A Borrower or Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s, Mezzanine A Borrower’s or Mortgage Borrower’s business.

Section 4.19        ERISA.

(a)          Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.

(b)          Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) transactions with Borrower hereunder or under the other Loan Documents are not in violation state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)	Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)	Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)	Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c), (d) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)          Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”. The terms in quotes above are defined in Section 3.7 of this Agreement.

Section 4.20        No Joint Assessment. Borrower shall not, and shall not permit Mezzanine A Borrower to permit Mortgage Borrower to, suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.21        Alterations. Lender’s prior approval (not to be unreasonably withheld, conditioned or delayed (other than in the case of an alteration that is reasonably likely to have a Material Adverse Effect)) shall be required in connection with any alterations to any Improvements (a) that is reasonably likely to have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (c) that are structural in nature (other than, with respect to this clause (c), ordinary course Replacements for which the following are each true: (1) the cost (including any related alteration, improvement or replacement) is not reasonably anticipated to exceed the applicable Alteration Threshold, (2) such Replacement is not reasonably likely to have a Material Adverse Effect, and (3) adequate funds for such Replacement are being reserved under the Mortgage Loan Agreement (unless Mortgage Borrower has delivered to Mortgage Lender such security pursuant to Section 4.21 of the Mortgage Loan Agreement and Borrower has provided Lender with evidence of the same)). Notwithstanding the foregoing, Lender’s consent shall not be required in connection with (i) any Permitted Alterations that are not reasonably likely to have a Material Adverse Effect (it being acknowledged that the Permitted Alterations may result in disruption, from time to time, of the retail tenants that are located in the Atrium) and/or (ii) alterations required to be made pursuant to any Lease entered into in compliance with this Agreement and any Property Document that are not reasonably likely to have a Material Adverse Effect. Prior to commencing any construction in connection with Permitted Alterations, Borrower shall deliver to Lender, for information purposes only, plans, specifications and a revised budget, and Borrower may permit Mezzanine A Borrower to permit Mortgage Borrower to make changes to any such plans, specifications and budgets previously delivered to Lender, without the consent of Lender, provided that (i) such changed plans, specifications and budgets are promptly delivered to Lender and (ii) Lender consent shall be required for modifications to the plans, specifications and budget for the Permitted Alterations that are reasonably likely to result in a Material Adverse Effect (it being acknowledged that the Permitted Alterations may result in disruption, from time to time, of the retail tenants that are located in the Atrium) or a material change in the overall use of the Property subject to Permitted Alterations, provided, further, Lender’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) shall be required for to the plans, specifications and budget for the Permitted Alterations if the budgeted construction costs (e.g., hard costs and unpaid architectural, design and permitting costs) for such Permitted Alterations are expected to exceed $63,509,582.00. To the extent any construction in connection with Permitted Alterations has commenced, Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to diligently complete all Permitted Alterations in accordance with the most recent plans, specifications and budget previously delivered to, and approved by (to the extent such approval is required hereunder), Lender. If the total unpaid amounts incurred and to be incurred with respect to any alterations (other than the Permitted Alterations) to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender (unless Mortgage Borrower has delivered to Mortgage Lender such security pursuant to Section 4.21 of the Mortgage Loan Agreement and Borrower has provided Lender with evidence of the same) as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security reasonably acceptable to Lender (provided that, if such alteration occurs after a Securitization, Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond reasonably acceptable to Lender (provided that, if such alteration occurs after a Securitization, Lender shall have received a Rating Agency Confirmation as to the form and issuer of same); provided, however, Lender shall not require any additional security if Guarantor has executed a guaranty with respect to the amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold; provided further, however, Borrower shall elect either (selection of which option shall be at Borrower’s election) (x) post such security with Lender or (y) provide the foregoing guaranty. Any such security provided to Lender will be released on a percentage basis equal to Mortgage Borrower’s completion of the alteration for which the security was provided. If the alteration, improvement or replacement in question is not reasonably likely to have a Material Adverse Effect, to the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender’s consent or approval under this Section 4.21 with respect to such alteration, improvement or replacement and Lender thereafter fails to respond, Lender’s consent or approval, as applicable, shall be deemed given with respect to the matter for which approval was requested.

Section 4.22          Property Documents. Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements (other than those of a de minimis nature) required to be performed and observed by it under the Property Documents, and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware which is reasonably likely to have a Material Adverse Effect; (iii) [reserved]; (iv) enforce the performance and observance of all of the covenants and agreements (other than those of a de minimis nature) required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), (A) enter into any new Property Document, (B) surrender, terminate or cancel any of the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, or increase or consent to the increase of the amount of any charges payable by Mortgage Borrower under the Property Documents if it could reasonably be expected to have a Material Adverse Effect, or (E) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents if any of the foregoing could reasonably be expected to have a Material Adverse Effect.

Section 4.23        Intentionally Omitted.

Section 4.24        Notices. Borrower shall give notice, or cause notice to be given to Lender promptly upon Borrower obtaining actual knowledge of any notice of default or event of default (including, without limitation, any Mortgage Loan Event of Default) by Mortgage Borrower under any Material Agreement or any Mortgage Loan Documents. Borrower shall give notice, or cause notice to be given to Lender promptly upon Borrower obtaining actual knowledge of any notice of default or event of default (including, without limitation, any Mezzanine A Loan Event of Default) by Mezzanine A Borrower under any Mezzanine A Loan Documents. Borrower shall deliver a true, correct and complete copy of all written notices, demands, requests or material correspondence (including electronically transmitted items) given or received by Mortgage Borrower, Mezzanine A Borrower, Guarantor or any Affiliate of the foregoing to or from Mortgage Lender, Mezzanine A Lender or their respective agents.

Section 4.25        Special Distributions. On each date on which amounts are required to be paid to Lender under any of the Loan Documents, Borrower (A) shall, to the extent such action is permitted under the Mezzanine A Loan Documents, exercise its rights under the Mezzanine A Borrower Operating Agreement to cause Mezzanine A Borrower to make to Borrower a distribution and (B) shall cause Mezzanine A Borrower, to the extent such action is permitted under the Mortgage Loan Documents, to exercise its rights under the Mortgage Borrower Operating Agreement to cause Mortgage Borrower to make to Mezzanine A Borrower a distribution, which distributions, in each case, shall be in an aggregate amount such that Lender shall receive the amount required to be paid to Lender on such date, provided there is sufficient cash flow from operation of the Property and provided further that no direct or indirect constituent member of such entity or any Affiliate shall be required to make an additional capital contribution to satisfy such obligation. Notwithstanding the foregoing and for the avoidance of doubt, the insufficiency of cash flow from the operation of the Property shall not absolve Borrower of the obligation to make any payments as and when due pursuant to the Loan Documents, and such obligations shall be separate and independent and not conditioned on any event or circumstance whatsoever.

Section 4.26        Curing.

(a)          Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mezzanine A Borrower Operating Agreement, if any, as the sole member of Mezzanine A Borrower, in its capacity as the sole member of Mortgage Borrower, to cause Mortgage Borrower (i) to cure a Mortgage Loan Event of Default, (ii) to cure a Mezzanine A Loan Event of Default and (iii) to satisfy any liens, claims or judgments against (x) the Property if the same has resulted in a Mortgage Loan Event of Default and (y) the Mezzanine A Collateral if the same has resulted in a Mezzanine A Loan Event of Default. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 4.26 (including reasonable attorneys’ fees) (v) shall constitute additional advances of the Loan to Borrower, (w) shall increase the then unpaid principal, (x) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (y) shall constitute a portion of the Debt, and (z) shall be secured by the Loan Documents. In the event that Lender makes any payment in respect of the Mortgage Loan and/or the Mezzanine A Loan in connection with the exercise of its rights pursuant to this Section, Lender shall be subrogated to all of the rights of Mortgage Lender and Mezzanine A Lender, as applicable, under the Mortgage Loan Documents and the Mezzanine A Loan Documents against the Property, the Mezzanine A Collateral, Mezzanine A Borrower and Mortgage Borrower to the extent of such payment, without limitation to any other rights Lender may have under the Loan Documents or applicable law. Notwithstanding the foregoing, unless and to the extent Lender has foreclosed on the Collateral pursuant to the Pledge Agreement and/or other Security Documents, any Mortgage Loan Event Default and any Mezzanine A Loan Event Default which is not cured prior to the expiration of any applicable grace, notice or cure period afforded to Mortgage Borrower under the Mortgage Loan Documents or to Mezzanine A Borrower under the Mezzanine A Loan Documents, as applicable, shall constitute an Event of Default hereunder, without regard to any subsequent payment or performance of any such obligations by Lender.

(b)          Borrower hereby indemnifies Lender from and against all actual liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys' and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions other than any liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements resulting from the gross negligence or willful misconduct of Lender. Lender shall not have an obligation to Borrower, Guarantor, Mortgage Borrower, Mezzanine A Borrower or any other party to make any such payment or performance. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Mortgage Borrower and Mezzanine A Borrower to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan and the Mezzanine A Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a Mortgage Loan Event of Default and/or a Mezzanine A Loan Event of Default.

(c)          If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents or the Mezzanine A Loan Documents sent by Mortgage Lender to Mortgage Borrower or by Mezzanine A Lender to Mezzanine A Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

(d)          For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section, upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to, during the continuance of an Event of Default, execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this Section in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

Section 4.27        Mortgage Borrower and Mezzanine A Borrower Covenants.

(a)          Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article 4 of the Mortgage Loan Agreement) whether the Mortgage Loan has been repaid or the related Mortgage Loan Document terminated, unless otherwise consented to in writing by Lender (provided, that, in the event the Mortgage Loan is no longer outstanding, Borrower shall not be required to cause Mortgage Borrower to comply with provisions that are no longer relevant).

(b)          Borrower shall cause Mezzanine A Borrower to comply with all obligations with which Mezzanine A Borrower has covenanted to comply under the Mezzanine A Loan Agreement and all other Mezzanine A Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article 4 of the Mezzanine A Loan Agreement) whether the Mezzanine A Loan has been repaid or the related Mezzanine A Loan Document terminated, unless otherwise consented to in writing by Lender (provided, that, in the event the Mezzanine A Loan is no longer outstanding, Borrower shall not be required to cause Mezzanine A Borrower to comply with provisions that are no longer relevant).

Section 4.28        Limitations on Distributions. Subject to Section 4.25 hereof, following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members. If any distributions shall be received by Borrower or any Affiliate of Borrower after the occurrence and during the continuance of an Event of Default, Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender.

Section 4.29        No Contractual Obligations. Other than (i) the Loan Documents, (ii) the organizational documents of Borrower and the organizational documents of Mezzanine A Borrower, (iii) agreements to provide for independent manager services similar to the services provided by Corporation Service Company as of the Closing Date, and/or (iv) agreements, such as entity maintenance and/or accounting services agreements, that do not require the payment of any material sums, neither Borrower nor any of its assets shall be subject to any agreement, instrument or undertaking by which it or its assets are bound.

Section 4.30        Limitation on Securities Issuances. None of Borrower, Mortgage Borrower, Mezzanine A Borrower, nor any of their respective subsidiaries shall issue any limited liability company interests or other securities other than those that have been issued as of the date hereof.

Section 4.31        Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall give its consent or approval to, or permit Mortgage Borrower or Mezzanine A Borrower to take, any of the following actions or items:

(a)          the distribution by Mortgage Borrower to Mezzanine A Borrower of property other than cash or the distribution by Mezzanine A Borrower to Borrower of property other than cash;

(b)          a refinancing or other prepayment of the Mortgage Loan or the Mezzanine A Loan (unless the Loan shall be paid in full in accordance with this Agreement simultaneously therewith or otherwise as expressly permitted by Section 2.7(d) hereof);

(c)          or the modification, amendment, waiver or termination to or of or of any of the Mortgage Loan Documents, the Mezzanine A Loan Document, the Mortgage Borrower Operating Agreement or the other Organizational Documents of Mortgage Borrower, the Mezzanine A Borrower Operating Agreement or the other Organizational Documents of Mezzanine A Borrower (except to the extent such modifications and amendments are required to be made pursuant to the terms of the Mortgage Loan Agreement or the Mezzanine A Loan Agreement, as applicable, or are otherwise not material and do not adversely affect Lender). Borrower shall cause (x) Mezzanine A Borrower to cause Mortgage Borrower to provide Lender with a copy of any amendment, waiver, modification or termination to or of the Mortgage Loan Documents within (5) days after the execution thereof whether or not the same is permitted pursuant to the terms hereof and (y) Mezzanine A Borrower to provide Lender with a copy of any amendment, waiver, modification or termination to or of the Mezzanine A Loan Documents within (5) days after the execution thereof whether or not the same is permitted pursuant to the terms hereof; or

(d)           except in accordance with Section 4.12 hereof, approve the terms of any Annual Budget.

Section 4.32        Material Agreements. Borrower shall not permit Mezzanine A Borrower to permit Mortgage Borrower to, without Lender’s prior written consent, such consent not to be unreasonably withheld or delayed: (a) enter into, surrender or terminate (unless such termination is for cause or commercially reasonable under the circumstances and, in each case, otherwise is not prohibited under the Loan Documents or the Mortgage Loan Documents) any Material Agreement to which Mortgage Borrower is a party; or (b) otherwise materially modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which Mortgage Borrower is a party.

Section 4.33        Acquisition of the Mortgage Loan and the Mezzanine A Loan.

(a)          No Borrower Party or any Affiliate or any Person acting at any such Person’s request or direction, shall acquire or agree to acquire a lender’s interest in the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents: (A) not to enforce the Mortgage Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or shall have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the Lien securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents. Notwithstanding the foregoing prohibition, (A) Borrower and/or any Affiliate of Borrower may be Investors in a Securitization of the Mortgage Loan (or any portion thereof or interest therein) and (B) nothing in this Section will prohibit an Affiliate of Borrower from purchasing an interest in a Person who owns a variety of real estate loans or a direct or indirect interest in a pool of real estate loans (of which the Mortgage Loan composes a minority); provided that Borrower (i) shall notify Lender of such purchase promptly (but in no event later than within two (2) Business Days) upon obtaining knowledge thereof and (ii) shall cause any such Affiliate of Borrower acquiring any interest in the Mortgage Loan Documents, to the extent such Affiliate of Borrower has or shall have the power or authority to do so, not to enforce the Mortgage Loan Documents and, upon the request of Lender, discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

(b)          No Borrower Party or any Affiliate or any Person acting at any such Person’s request or direction, shall acquire or agree to acquire a lender’s interest in the Mezzanine A Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mezzanine A Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mezzanine A Loan Documents: (A) not to enforce the Mezzanine A Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or shall have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mezzanine A Loan, (2) reconvey and release the Lien securing the Mezzanine A Loan and any other collateral under the Mezzanine A Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mezzanine A Loan Documents. Notwithstanding the foregoing prohibition, (A) Borrower and/or any Affiliate of Borrower may be Investors in a Securitization of the Mezzanine A Loan (or any portion thereof or interest therein) and (B) nothing in this Section will prohibit an Affiliate of Borrower from purchasing an interest in a Person who owns a variety of real estate loans or a direct or indirect interest in a pool of real estate loans (of which the Mezzanine A Loan composes a minority); provided that Borrower (i) shall notify Lender of such purchase promptly (but in no event later than within two (2) Business Days) upon obtaining knowledge thereof and (ii) shall cause any such Affiliate of Borrower acquiring any interest in the Mezzanine A Loan Documents, to the extent such Affiliate of Borrower has or shall have the power or authority to do so, not to enforce the Mezzanine A Loan Documents and, upon the request of Lender, discontinue and terminate any enforcement proceeding(s) under the Mezzanine A Loan Documents.

(c)          Lender shall have the right at any time to acquire all or any portion of the Mortgage Loan or the Mezzanine A Loan without notice or consent of Borrower, Mortgage Borrower, Mezzanine A Borrower, Guarantor or any other Borrower Party, in which event Lender shall have and may exercise all rights of Mortgage Lender or Mezzanine A Lender, as applicable, thereunder (to the extent of its interest), including the right (i) upon the occurrence and during the continuance of a Mortgage Loan Event of Default or a Mezzanine A Loan Event of Default, to declare that the Mortgage Loan and/or the Mezzanine A Loan, as applicable, is due and payable and (ii) upon the occurrence and during the continuance of a Mortgage Loan Event of Default or a Mezzanine A Loan Event of Default, to accelerate the Mortgage Loan indebtedness and/or the Mezzanine A Loan indebtedness, as applicable, in accordance with the terms thereof and (iii) to pursue all remedies against any obligor under the Mortgage Loan Documents and/or the Mezzanine A Loan Documents, as applicable, in accordance with the terms thereof. In addition, to the extent permitted by applicable law, Borrower hereby expressly agrees that (A) any counterclaims (other than a compulsory counterclaim), defenses or offsets of any kind which Mortgage Borrower or any other Person may have against Mortgage Lender relating to or arising out of the Mortgage Loan prior to the date of such assignment, shall be the personal obligation of Mortgage Lender and in no event shall Mortgage Borrower be entitled to bring, pursue or raise any such counterclaims, defenses or offsets against Lender or any Affiliate of Lender or any other Person as the successor holder of the Mortgage Loan or any interest therein from any liability that predates the assignment to Lender or provided that Mortgage Borrower may seek specific performance of its contractual rights under the Mortgage Loan Documents and (B) any counterclaims (other than a compulsory counterclaim), defenses or offsets of any kind which Mezzanine A Borrower or any other Person may have against Mezzanine A Lender relating to or arising out of the Mezzanine A Loan prior to the date of such assignment, shall be the personal obligation of Mezzanine A Lender and in no event shall Mezzanine A Borrower be entitled to bring, pursue or raise any such counterclaims, defenses or offsets against Lender or any Affiliate of Lender or any other Person as the successor holder of the Mezzanine A Loan or any interest therein from any liability that predates the assignment to Lender or provided that Mezzanine A Borrower may seek specific performance of its contractual rights under the Mezzanine A Loan Documents.

Section 4.34        Bankruptcy Related Covenants. To the extent permitted by applicable law, Borrower shall not, nor shall Borrower cause Mortgage Borrower or Mezzanine A Borrower to, seek substantive consolidation of Borrower, Mezzanine A Borrower or Mortgage Borrower into the bankruptcy estate of Guarantor in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving Guarantor.

Article 5

ENTITY COVENANTS

Section 5.1           Single Purpose Entity/Separateness.

(a)          Borrower will not and Borrower hereby represents and warrants to Lender that Borrower has not since the date of its formation:

(i)           engage in any business or activity other than the ownership, operation, management of the Collateral and activities incidental thereto;

(ii)          acquire or own any assets other than the Collateral;

(iii)         merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure from a Delaware limited liability company, other than, in each case, such activities as are contemplated or permitted pursuant to any provision of this Agreement or of any of the other Loan Documents;

(iv)         fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend (except as otherwise expressly permitted hereunder), modify, terminate or fail to comply with the provisions of its organizational documents;

(v)          own any subsidiary, or make any investment in, any Person other than the Mezzanine A Borrower (and other than, with respect to any SPE Component Entity, in Borrower);

(vi)         commingle its funds or assets with the funds or assets of any other Person;

(vii)        incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt and Indebtedness not to exceed $10,000 and not material in the aggregate that is necessary to Borrower’s activities as a member of Mortgage Borrower. Other than Permitted Encumbrances, no Indebtedness other than the Mortgage Debt may be secured (subordinate or pari passu) by the Property. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Collateral;

(viii)       fail to maintain all of its books of account, records, financial statements, accounting records, other entity documents and bank accounts separate and apart from those of any other Person (including, without limitation, any Affiliates). Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated and/or combined financial statement of its Affiliates provided that, to the extent necessary to (i) prevent a substantive consolidation of the assets and liabilities of Borrower with the assets and liabilities of any other Person or (ii) deliver a Non-Consolidation Opinion when required under this Agreement: (1) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (2) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books of account, records, financial statements, accounting record, other entity documents, resolutions and agreements as official records;

(ix)         enter into any transaction, contract or agreement with any general partner, member, shareholder, principal or Affiliate, except (i) as may have been approved in writing by Lender in its sole and absolute discretion or (ii) upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)           maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)          assume or guaranty the debts or obligations of any other Person, hold itself out to be responsible for the debts or obligations of any other Person, or otherwise pledge its assets or credits for the benefit of any other Person or hold out its assets or credit as being available to satisfy the debts or obligations of any other Person;

(xii)         make any loans or advances to any Persons;

(xiii)        fail to file its own tax returns separate from those of any other Person (unless prohibited by applicable Legal Requirements from doing so or except to the extent Borrower is treated as a “disregarded entity” for tax purposes and is not required to file such tax returns under applicable Legal Requirements) and pay any taxes so required to be paid by such Borrower under applicable Legal Requirements (to the extent there is sufficient cash flow from the Property to do so);

(xiv)        fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division, department or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so); provided, however, that no Person shall be required to make any direct or indirect additional capital contributions to Borrower in order to comply with the foregoing;

(xvi)        without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Manager (regardless of whether such Independent Manager is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official unless such appointment is sought by Lender, (c) take any action that might cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there are at least two (2) Independent Managers then serving in such capacity in accordance with the terms of the applicable organizational documents and each of such Independent Managers has consented to such foregoing action);

(xvii)       fail to allocate fairly and reasonably shared expenses with its Affiliates (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks bearing its own name;

(xviii)      fail to intend to remain solvent and pay its own liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds or fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so); provided, however, that no Person shall be required to make any direct or indirect additional capital contributions to Borrower in order to comply with the foregoing;

(xix)        acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)         identify its partners, members, shareholders or other Affiliates, as applicable, as a division, department or part of it;

(xxi)        violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion;

(xxii)       hold itself out as having agreed to pay indebtedness incurred by any Affiliate;

(xxiii)      hold out the assets or credit of any Affiliate as being available to satisfy any of its debts or obligations; or

(xxiv)      allow an Affiliate to act in its name, to the extent of its power to do so.

(b)          If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) – (vi) (inclusive) and (viii) – (xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity ownership interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)          In the event Borrower or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or such SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Manager of Borrower or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or such SPE Component Entity (as applicable) automatically be admitted to Borrower or such SPE Component Entity (as applicable) as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue Borrower or such SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Managers of such SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or such SPE Component Entity (as applicable) upon the admission to Borrower or such SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or such SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or such SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or such SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or such SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or such SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or such SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or such SPE Component Entity (as applicable), but Special Member may serve as an Independent Manager of Borrower or such SPE Component Entity (as applicable).

(d)          In the event Borrower or any SPE Component Entity is an Acceptable LLC, the LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) (other than upon continuation of the Company without dissolution upon (A) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with this Agreement, or (B) the resignation of the member and the admission of an additional member of the Company in accordance with the terms of this Agreement) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable).

Section 5.2           Independent Manager.

(a)          The organizational documents of Borrower (to the extent Borrower is a corporation or an Acceptable LLC) or the applicable SPE Component Entity, as applicable, shall provide that at all times there shall be at least two (2) duly appointed independent directors or managers of such entity (each, an “Independent Manager”) who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Manager, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Manager), partner, member or employee of, Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates; (II) have, at the time of their appointment, had at least three (3) years experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Notwithstanding the foregoing, no Independent Manager shall also serve as an Independent Manager (as such term is defined in the Mortgage Loan Agreement or the Mezzanine A Loan Agreement, as applicable) for Mortgage Borrower, Mezzanine A Borrower or any SPE Component Entity (as such term is defined in the Mortgage Loan Agreement or the Mezzanine A Loan Agreement, as applicable) of Mortgage Borrower or Mezzanine A Borrower. A natural person who satisfies the foregoing definition of the “Independent Manager” other than clause (I)(ii) shall not be disqualified from serving as an Independent Manager of Borrower or an SPE Component Entity if such individual is an independent director, independent manager or special manager provided by an Approved ID Provider that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

(b)          The organizational documents of Borrower and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and each SPE Component Entity (if any) and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower or any SPE Component Entity, requires the vote of the Independent Managers unless, in each case, at the time of such action there shall be at least two Independent Managers engaged as provided by the terms hereof and such Independent Managers vote in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Manager shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Manager satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or any SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Managers shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to Borrower, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Managers shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.

Section 5.3          Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or any SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s or any SPE Component Entity’s corporate, partnership or other structure or state of formation, without, in each case, notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or any SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Lender and, if required by Lender, a Rating Agency Confirmation with respect thereto. Borrower shall authorize Lender, prior to or contemporaneously with the effective date of any such change, to file any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or any applicable SPE Component Entity intends to own the Collateral, and representing and warranting that Borrower or the applicable SPE Component Entity does business under no other trade name with respect to the Collateral.

Section 5.4           Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, management and operation of the Collateral. Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which the Property is located, in each case, as and to the extent the same are required for the ownership, maintenance, management and operation of the Collateral.

Section 5.5          Mezzanine A Borrower Recycled Entity. Borrower hereby represents and warrants to Lender that all representations and warranties set forth in that certain Borrower’s Recycled Entity Certification dated the date hereof executed by Mezzanine A Borrower in favor of Mezzanine A Lender are true, correct and not violated or breached.

Section 5.6          Mortgage Borrower Recycled Entity. Borrower hereby represents and warrants to Lender that all representations and warranties set forth in that certain Borrower’s Recycled Entity Certification dated the date hereof executed by Mortgage Borrower in favor of Mortgage Lender are true, correct and not violated or breached.

Section 5.7           Mezzanine A Borrower SPE Covenants. Borrower hereby represents and warrants to Lender that as of the date hereof all representations and warranties set forth in Article 5 of the Mezzanine A Loan Agreement are true, correct and not violated or breached. Borrower shall cause Mezzanine A Borrower to comply with Article 5 of the Mezzanine A Loan Agreement.

Section 5.8          Mortgage Borrower SPE Covenants. Borrower hereby represents and warrants to Lender that as of the date hereof all representations and warranties set forth in Article 5 of the Mortgage Loan Agreement are true, correct and not violated or breached. Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to comply with Article 5 of the Mortgage Loan Agreement.

Article 6

NO SALE OR ENCUMBRANCE

Section 6.1           Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Mortgage Borrower, Mezzanine A Borrower Guarantor, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mortgage Borrower, Mezzanine A Borrower, Guarantor, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2           No Sale/Encumbrance.

(a)          It shall be an Event of Default if, without the prior written consent of Lender, a Sale or Pledge of the Property (or any part thereof) or the Mezzanine A Collateral (or any part thereof) or the Collateral (or any part thereof) or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs, a Fee Acquisition occurs and/or Borrower shall acquire any real property and/or Mezzanine A Borrower shall acquire any real property and/or Mortgage Borrower shall acquire any real property in addition to the real property owned by Mortgage Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than as permitted pursuant to the express terms of this Article 6. For the avoidance of doubt, entering into Leases pursuant to the terms of this Agreement, Permitted Encumbrances, a release of the Atrium Parcel in accordance with this Agreement, or the sale or disposition of obsolete personal property (which is replaced with personal property of the same or greater utility and value) shall not be considered “Prohibited Transfers”.

(b)          A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Mortgage Borrower agrees to sell the Property or any part thereof or Mezzanine A Borrower agrees to sell the Mezzanine A Collateral or any part thereof or Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any of the Collateral or Mortgage Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) Property Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions or the grant of options, warrants or other interests with respect to the stock of such corporation; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests or the grant of options, warrants or other interests with respect to the partnership interests in such partnership; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest or the grant of options, warrants or other interests with respect to the membership interests in such limited liability company; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) [reserved]; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by (or at the behest of) Borrower or its Affiliates, Mezzanine A Borrower or its Affiliates or Mortgage Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates, Mezzanine A Borrower or its Affiliates or Mortgage Borrower or its Affiliates or, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates, Mezzanine A Borrower or its Affiliates or Mortgage Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates, Mezzanine A Borrower or its Affiliates or Mortgage Borrower or its Affiliates which results in a Property Document Event and/or (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Borrower, Mortgage Borrower, Mezzanine A Borrower, the Mezzanine A Collateral, the Collateral and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

Section 6.3           Permitted Transfers. Notwithstanding anything to the contrary herein, the following transfers and events (individually, a “Permitted Transfer” and collectively, the “Permitted Transfers”) shall not be deemed Prohibited Transfers and shall not require the prior written consent of Lender: (a) a Sale or Pledge (but not a pledge or encumbrance) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the Sale or Pledge (but not a pledge or encumbrance, other than a pledge of, in one or a series of transactions, not more than 49% of the ownership interests in a Restricted Party provided that such pledge is not (1) a pledge of any direct interests in Mortgage Borrower, Mezzanine A Borrower or Borrower and (2) made in connection with a mezzanine loan or any debt disguised as equity), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party, (c) any issuance of “accommodation shares” by (or any transfer of “accommodation shares” in) any direct or indirect owner of Guarantor that has elected (or intends to elect) to be treated as a real estate investment trust (for purposes of this provision, “accommodation shares” shall mean up to $125,000 in preferred shares (or such greater amount as hereinafter may be required under Section 856 of the IRS Code) issued by such direct or indirect owner of Guarantor to enable such direct or indirect owner of Guarantor to satisfy the 100 shareholder requirement under Section 856(a) of the IRS Code), (d) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such accommodation shares or shares of common stock, as applicable, are listed on the Toronto Stock Exchange, the New York Stock Exchange, or another nationally recognized stock exchange, (e) the pledge of any interest in Mezzanine A Borrower in connection with the Mezzanine A Loan and the exercise of any rights or remedies Mezzanine A Lender may have in connection with the Mezzanine A Loan, in each case in accordance with and subject to the terms of the Intercreditor Agreement, as applicable, or (f) the Sale or Pledge of any interest in Affiliated Manager so long as Affiliated Manager is Controlled by or under common Control with BAM and/or BPY; (provided, that, the foregoing provisions of clauses (a), (b), (c), (d), (e) and (f) above shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (a), (b), (c) and/or (f) above, (A) to the extent that any transfer results in the transferee (either itself or collectively with its affiliates) owning a 10% or greater (direct or indirect) equity interest in Borrower (unless such transferee together with its Affiliates owned 10% or more prior to such transfer), Lender shall receive, unless otherwise waived by Lender in its sole discretion, not less than ten (10) Business Days prior written notice of such transfers with respect to any domestic Person or not less than thirty (30) days prior written notice of such transfer with respect to any foreign Person (provided, that, for purposes of clarification, with respect to the transfers contemplated in subsection (a) above, the aforesaid notice shall only be deemed to be required ten (10) days prior to the consummation of the applicable transfers made as a result of probate or similar process following such death (as opposed to prior notice of the applicable death)); (B) no such transfers shall result in a change in Control of Guarantor or Affiliated Manager; (C) after giving effect to such transfers, the Minimum Ownership/Control Test shall continue to be satisfied; (D) after giving effect to such transfers, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (E) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be, unless otherwise waived by Lender in its sole discretion, conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (F) to the extent that a Non-Consolidation Opinion was previously delivered, in the case of (1) the transfer of the management of the Property (or any portion thereof) to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, (2) the addition and/or replacement of a Guarantor in accordance with the applicable terms and conditions hereof and of the Guaranty or (3) the transfer of any equity ownership interests that results in any Person (individually or together with its Affiliates) owning more than forty-nine percent (49%) of the direct or indirect interests in Borrower or in any SPE Component Entity and such Person (individually or together with its Affiliates) did not own more than forty-nine percent (49%) of the direct or indirect interests in Borrower previously, such transfers shall be, unless otherwise waived by Lender in its sole discretion, conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer, addition and/or replacement; (G) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (H) such transfers shall be permitted pursuant to the terms of the Property Documents; and (I) if a transfer results in (1) the transferee owning direct or indirect interest in a Borrower in an amount which equals or exceeds ten percent (10%) (unless such transferee together with its Affiliates owned a direct or indirect interest in Borrower equal to or exceeding ten percent (10%) prior to such Transfer) or (2) a change of Control of Borrower or Guarantor, Lender shall have received “KYC” searches (in form, scope and substance and from a provider, in each case, determined by and reasonably acceptable to Lender). Upon request from Lender, Borrower shall promptly provide Lender with a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3. Notwithstanding anything to the contrary contained in this Section 6.3, at all times during the term of the Loan, the Minimum Ownership/Control Test shall be required to be complied with.

Borrower shall pay to Lender all actual out-of-pocket costs and expenses incurred by Lender in connection with any transfer pursuant to this Section 6.3.

Section 6.4           Intentionally Omitted.

Section 6.5           Intentionally Omitted.

Section 6.6           Economic Sanctions, Anti-Money Laundering, OFAC, Patriot Act and Transfers. Borrower shall (and shall cause their direct and indirect constituent owners and Affiliates to) (a) at all times act so as to cause the representations and warranties contained in Sections 3.29 and 3.30 to remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the Minimum Ownership/Control Test in this Article 6 to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists lien or encumbrance (i) on the Property (or any part thereof), the Collateral (or any part thereof) or any legal or beneficial interest therein or (ii) on any interest in any Restricted Party (other than, as to Guarantor, liens or encumbrances as may be expressly indicated on the financial statements delivered to Lender in connection with the closing of the Loan; provided such liens or encumbrances do not and could not result in violation by Guarantor of any of the financial covenants in Section 26(d) of the Guaranty). Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation Sections 6.3 and 6.4 hereof), in no event shall Borrower or any SPE Component Entity be (I) a Prohibited Entity, (II) Controlled (directly or indirectly) by any Prohibited Entity or (II) more than 49% owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate), unless, in the case of each of the foregoing, Lender’s prior written consent is first obtained (which such consent shall be given or withheld in Lender’s sole discretion and may be conditioned on, among other things, Lender’s receipt of a Rating Agency Confirmation).

Article 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1           Insurance.

(a)          Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to obtain and maintain, or cause to be maintained, at all times during the term of the Loan the Policies required under Section 7.1 of the Mortgage Loan Agreement (regardless of whether the Mortgage Loan has been repaid in full or has otherwise been terminated or any such provision thereof has been waived by Mortgage Lender), including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the Policies required under the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 7.1 to provide for at least the same prior notice to Lender in the event of policy cancellation or material changes as required to be provided to Mortgage Lender under the terms of the Mortgage Loan Agreement. Borrower shall provide Lender with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to Mortgage Lender. For purposes of this Agreement, Lender shall have the same approval rights over the insurance referred to above and in the Mortgage Loan Agreement (including, without limitation, the insurers, deductibles and coverages thereunder, as well as the right to require other reasonable insurance pursuant to Article 7 of the Mortgage Loan Agreement) as are provided in favor of the Mortgage Lender in the Mortgage Loan Agreement.

(b)          If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the same rights as Mortgage Lender pursuant to Section 7.1 of the Mortgage Loan Agreement to take such action as Lender deems necessary to protect its indirect interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.

Section 7.2          Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender (provided that such notice shall not be required in the case of non-material damage for which the costs of completing Restoration shall be less than (i) if such damage is non-structural in nature, $1,000,000 and (ii) if such damage is structural in nature, $500,000) and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the Restoration of the Property and otherwise comply with the provisions of Section 7.4 hereof and Section 7.4 of the Mortgage Loan Agreement. Borrower shall pay or shall cause Mortgage Borrower to pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3          Condemnation. Borrower shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by Lender to permit such participation. Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including without limitation any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Property (to the extent such Restoration is applicable) and otherwise comply with the provisions of Section 7.4 hereof and Section 7.4 of the Mortgage Loan Agreement. Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.4          Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under the Mortgage Loan Agreement in connection with the Restoration of any Individual Property after a Casualty or Condemnation. In addition, Borrower shall not permit Mortgage Borrower to take any action under Section 7.4 of the Mortgage Loan Agreement that requires Mortgage Lender’s consent without Borrower first obtaining Lender’s consent (it being agreed that if Mortgage Lender agrees to act reasonably under such Section 7.4, then Lender shall be reasonable hereunder with respect to such consent rights). Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason the Mortgage Loan Restoration Provisions cease to exist or are waived or modified in any material respect (in each case, including, without limitation, due to any waiver, amendment or refinance) (such provisions, the “Waived Restoration Provisions”), to the extent permitted to do so pursuant to the Mortgage Loan Documents (if applicable), Borrower shall promptly (i) notify Lender of the same, (ii) execute any amendments to this Agreement and/or the Loan Documents implementing the Waived Restoration Provisions as may be reasonably required by Lender (provided such amendments are substantially similar to the provisions set forth in the Mortgage Loan Agreement relating to the same) and shall cause Mortgage Borrower to acknowledge and agree to the same and (iii) remit to Lender (and shall cause Mortgage Borrower to remit to Lender) any Net Proceeds related to the Waived Restoration Provisions.

Article 8

INTENTIONALLY oMITTED

Article 9

CASH MANAGEMENT; reserves

Section 9.1          Cash Management; Reserves. If Mortgage Lender and Mezzanine A Lender each waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement or the Mezzanine A Loan Agreement, as applicable, or waives any of the other provisions in Article 8 of the Mortgage Loan Agreement (including any obligation to do any construction work or otherwise) or any of the provisions in Article 9 of the Mortgage Loan Agreement or the Mezzanine A Loan Agreement, as applicable (such terms and provisions in such Articles 8 and 9, collectively, the “Cash Management Provisions”), or if the Mortgage Loan is refinanced or paid off in full (without a prepayment of the Loan) and any of the Cash Management Provisions are not required under the new mortgage loan, if any, or the Cash Management Provisions cease to exist or are reduced, waived or modified in any respect, then Borrower shall, to the extent any portion of the Debt hereunder remains outstanding, if requested by Lender, cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the Cash Management Provisions to be paid to and deposited in an account controlled by Lender as though the applicable Cash Management Provisions were incorporated herein, mutatis mutandis, and all such other Cash Management Provisions shall be incorporated herein, mutatis mutandis (the “Substitute Cash Management Provisions”). In addition, if requested by Lender, Borrower shall execute any documents to evidence the implementation of the Substitute Cash Management Provisions with Lender so long as the Substitute Cash Management Provisions are substantially identical to the Cash Management Provisions. Borrower shall pledge the accounts established pursuant to the Substitute Cash Management Provisions to Lender as additional collateral for the Loan such that Lender has the same legal and economic rights and remedies as Mortgage Lender under the Cash Management Provisions, including, without limitation, the Cash Management Agreement and Section 9.3 of the Mortgage Loan Agreement; provided that in all events the disbursement and application of funds held in such accounts and reserves shall be substantially identical to that provided in the Cash Management Provisions. In addition, Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to comply in all respects with all of the Cash Management Provisions as required under the Mortgage Loan Agreement.

Section 9.2          Unfunded Obligations Guaranty. On the Closing Date Borrower shall deliver to Lender a payment guaranty from Guarantor guaranteeing payment of an amount equal to the Remaining Unfunded Obligations (the “Unfunded Obligations Guaranty”). Notwithstanding the foregoing, Borrower shall not be required to deliver the Unfunded Obligations Guaranty if (i) Mortgage Borrower deposits into the Unfunded Obligations Account (as defined in the Mortgage Loan Agreement) the amounts required to be deposited by Mortgage Borrower pursuant to Section 8.9 of the Mortgage Loan Agreement or (ii) delivers to Mortgage Lender a letter of credit described in Section 8.9 of the Mortgage Loan Agreement and, in either case, Borrower shall have delivered, or cause to be delivered, to Lender evidence thereof. For the avoidance of doubt, if Mortgage Borrower elects to provide to Mortgage Lender the guaranty described in Section 8.9 of the Mortgage Loan Agreement, Borrower shall be required to deliver to Lender the Unfunded Obligations Guaranty as set forth above.

Section 9.3          Specified Tenant Trigger Cure Guaranty. In the event Mortgage Borrower delivers to Mortgage Lender the Specified Tenant Trigger Cure Guaranty (as defined in the Mortgage Loan Agreement), Borrower shall provide to Lender a payment guaranty from Guarantor, which guaranty shall be substantially in the form of, and shall guarantee payment of such amounts as are guaranteed by, the Specified Tenant Trigger Cure Guaranty delivered by Mortgage Borrower to Mortgage Lender.

Section 9.4          Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service shall (provided Mortgage Lender is not prohibited from withdrawing or applying any funds in the Mezzanine B Debt Service Account (as defined in the Mortgage Loan Agreement) by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Mezzanine B Debt Service Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Mortgage Lender. The insufficiency of funds on deposit in the Accounts (as defined in the Mortgage Loan Agreement) shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Article 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1         Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)          if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (B) any deposit to any of the Mortgage Loan Reserve Accounts required hereunder or under the other Loan Documents is not made within five (5) Business Days of the date when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) Business Days following notice to Borrower that the same is due and payable, except to the extent that (i) sums sufficient to make such payment are available in the Cash Management Account (as defined in the Mortgage Loan Agreement) (taking into account the priority of payment in Section 9.3 of the Mortgage Loan Agreement) and (ii) Mortgage Lender’s access to such sums is not restricted or constrained in any manner;

(b)          subject to Borrower’s right to contest Taxes or Other Charges as set forth herein, if any of the Taxes or Other Charges are not paid prior to delinquency except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement and Mortgage Lender’s access to such sums is not restricted or constrained in any manner;

(c)          if (A) the Policies are not kept in full force and effect or (B) if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof and Section 7.1 of the Mortgage Loan Agreement, and with respect to the evidence to be delivered pursuant to clause (B), if such failure continues for ten (10) Business Days after written notice from Lender;

(d)         any of the representations, covenants or provisions contained in Article 5 (other than Section 5.1(a)(xxi), which is addressed in clause (j) below), Article 6 (but excluding failure to comply with the prior notice requirements set forth in the definition of “Permitted Transfer” in Section 6.3 of this Agreement), Section 3.34, or Section 4.22 hereof are breached or violated; provided, however, that in the case of a breach under Section 3.34, Section 4.22 or Section 5.1(a), such breach shall not constitute an Event of Default hereunder if (i) such breach or violation was inadvertent, capable of being cured and could not be reasonably expected to result in a Material Adverse Effect, (ii) within ten (10) Business Days of the date Borrower becomes aware of such breach or violation, Borrower cures (or causes to be cured) such breach or violation and provides Lender with satisfactory evidence thereof and (iii) such breach or violation does not result in any material detriment to Lender;

(e)          if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material respect when made, unless the fact underlying such representation or warranty is capable of being cured (and is cured) by the Borrower within thirty (30) days after the Borrower’s knowledge thereof;

(f)          if (i) Borrower, Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, Mortgage Borrower, Mezzanine A Borrower, or any managing member or general partner of Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, Mortgage Borrower, Mezzanine A Borrower or any managing member or general partner of Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity or Guarantor shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity or Guarantor shall admit in writing its insolvency or inability to, pay its debts as they become due; (vi) any Restricted Party is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Borrower, Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity or Guarantor; or (vii) a Bankruptcy Event occurs;

(g)          if Mortgage Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(h)          if the Property becomes subject to any mechanic’s, materialman’s or other lien (other than a lien for any Taxes not then delinquent) and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days unless Borrower, Mezzanine A Borrower or Mortgage Borrower shall be contesting such lien (to the extent permitted in this Agreement, the Mezzanine A Loan Agreement and in the Mortgage Loan Agreement) and in accordance with all applicable Legal Requirements;

(i)           subject to Borrower’s, Mezzanine A Borrower’s and Mortgage Borrower’s right to contest Taxes as set forth herein, in the Mezzanine A Loan Agreement and in the Mortgage Loan Agreement, if any federal tax lien is filed against Borrower, Mortgage Borrower, Mezzanine A Borrower, any SPE Component Entity, any Mortgage SPE Component Entity, any Mezzanine A SPE Component Entity, Guarantor, the Mezzanine A Collateral, the Collateral or the Property (or any portion thereof) and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed (except that, if Borrower, Mezzanine A Borrower or Mortgage Borrower diligently and expeditiously proceeds to discharge the same, such thirty (30) day period shall be extended for an additional thirty (30) day period; provided, however, that if a foreclosure has commenced, Borrower must discharge (or cause Mortgage Borrower or Mezzanine A Borrower to discharge) same immediately);

(j)           if any of the factual assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue, in each case, in any material respect; provided, however, that any such untrue assumption shall not constitute an Event of Default hereunder if (i) such untrue assumption was inadvertent, capable of being cured and could not be reasonably expected to result in a Material Adverse Effect and (ii) within ten (10) Business Days of the date Borrower becomes aware of such untrue assumption, Borrower cures (or causes to be cured) such untrue assumption and if required by Lender Borrower delivers a New Non-Consolidation Opinion or an update (from the original issuing firm) to the applicable existing Non-Consolidation Opinion confirming that such breach does not alter the opinions given therein;

(k)          if (A) any of the financial covenants in Section 26(d) of the Guaranty are breached or (B) any other default occurs under any guaranty or indemnity executed in connection herewith for the benefit of Lender (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable notice, grace and/or cure periods, if any; provided that any such breach or default described in (A) or (B) shall not constitute an Event of Default if (1) such breach or default was inadvertent, immaterial and non-recurring, (2) such breach or default is non-monetary in nature, and (3) such breach or default is curable and Borrower or Guarantor shall promptly cure such breach or default within five (5) calendar days of Borrower’s or Guarantor’s obtaining knowledge of such breach or default;

(l)           [intentionally omitted];

(m)         if any of the representations or covenants contained in Section 2.7(b), Section 2.7(d), Section 4.30, or Section 4.33 hereof are breached or violated;

(n)          if any of the representations or covenants contained in Section 4.32 hereof are breached or violated and such breach or violation is not cured within thirty (30) days after Borrower’s knowledge thereof;

(o)          if, (A) at any time the Manager is not a Qualified Manager or (B) without the prior written consent of Lender in each case, the Management Agreement is canceled, terminated, surrendered, expires pursuant to its terms or otherwise ceases to be in full force and effect, in each case, in violation of the terms of this Agreement and the Mortgage Loan Agreement;

(p)          if any representation under Section 3.7 and/or covenant under Section 4.19 herein relating to ERISA matters is breached other than to a de minimis extent provided (A) such breach does not, when taken together with any other uncured breaches in the aggregate, give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or cause or result in a Material Adverse Effect) and (B) such breach is promptly remedied after knowledge of the same;

(q)          if (A) Mortgage Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Mortgage Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower or Mortgage Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Mortgage Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof and the Mortgage Loan Agreement or (E) a Property Document Event occurs, in each case, to the extent it has a Material Adverse Effect;

(r)          if Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Cap Agreement and otherwise comply with the covenants set forth in Section 2.8 hereof and such failure is not cured within five (5) Business Days after Borrower’s knowledge thereof;

(s)          with respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (r) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) Business Days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) within thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(t)          if any default exists under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents and (for the avoidance of doubt, without limiting any other Event of Default set forth in the Loan Documents) the same is not cured within ten (10) Business Days after notice from Lender or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(u)          if the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest other than, with respect to priority, solely as a result of Lender’s failure to file a UCC financing statement or continuation thereof or Lender’s failure to control and keep in its possession the Pledged Interests delivered by Borrower to Lender; or

(v)          if any Mortgage Loan Event of Default occurs and is continuing; provided, however, that in the event the Mortgage Loan Event of Default is no longer continuing because Lender has exercised its right to cure Mortgage Loan Event of Default pursuant to the terms of this Agreement, such Mortgage Loan Event of Default shall be deemed to still be continuing and shall be an Event of Default hereunder; or

(w)         if any Mezzanine A Loan Event of Default occurs and is continuing; provided, however, that in the event the Mezzanine A Loan Event of Default is no longer continuing because Lender has exercised its right to cure Mezzanine A Loan Event of Default pursuant to the terms of this Agreement, such Mezzanine A Loan Event of Default shall be deemed to still be continuing and shall be an Event of Default hereunder.

Section 10.2         Remedies.

(a)          To the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Lender may in addition to any other rights or remedies available to it pursuant to this Agreement, the Pledge Agreement, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand except as is otherwise expressly required by the Loan Documents, that Lender deem advisable to protect and enforce Lender’s rights against Borrower and in the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Pledge Agreement, the Note and the other Loan Documents against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Pledge Agreement, the Note and the other Loan Documents to the contrary notwithstanding.

(b)          Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Pledge Agreement, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of Lender’s rights and remedies under this Agreement, the Pledge Agreement, the Note or the other Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender has determined, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Pledge Agreement, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)          Lender shall have the right from time to time to partially foreclose the Pledge Agreement and/or Security Documents in any manner and for any amounts secured by the Pledge Agreement and/or Security Documents then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Pledge Agreement and/or Security Documents to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Pledge Agreement and/or Security Documents to recover so much of the principal balance of the Loan as Lender accelerate and such other sums secured by the Pledge Agreement and/or Security Documents as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and Security Documents to secure payment of sums secured by the Pledge Agreement and Security Documents and not previously recovered.

(d)          During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in their sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender, from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, such Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)          To the extent permitted by applicable law and notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Collateral or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)           To the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect the Lender’s interest in the Collateral for such purposes, and the actual out-of-pocket cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section 10.2, shall constitute a portion of the Debt and shall be due and payable to Lender, as applicable upon demand. All such actual out-of-pocket costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender for its own account or for the account of such Lender, as applicable. All such actual out-of-pocket costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Article 11

SECONDARY MARKET

Section 11.1         Securitization. Subject to Sections 11.7 hereof:

(a)          Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)          If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation and to the extent customary and reasonable as provided in this sentence, to:

(i)          provide or cause Mortgage Borrower and/or Mezzanine A Borrower to provide (A) updated financial and other information reasonably available to Borrower with respect to the Property, the Collateral, the Mezzanine A Collateral, the business operated at the Property, Borrower, Mortgage Borrower, Mezzanine A Borrower, Guarantor, SPE Component Entity, Mortgage SPE Component Entity, Mezzanine A SPE Component Entity and Manager, (B) updated budgets relating to the Property, and (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and acceptable to the Rating Agencies and (D) revisions to and other agreements with respect to the Property Documents in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies;

(ii)          to the extent such opinions were delivered to Lender in connection with the closing of the Loan (provided any such opinion was not waived by Lender with respect to the Loan), provide updated opinions of counsel, which may be relied upon by Lender and its counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Collateral, the Mezzanine A Collateral, the Property, Property Documents, Borrower and Borrower’s Affiliates, Mezzanine A Borrower and Mezzanine A Borrower’s Affiliates, Mortgage Borrower and Mortgage Borrower’s Affiliates which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and shall be satisfactory in form and substance to the Rating Agencies;

(iii)         provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents (which representations and warranties may be updated to reflect any change in facts and circumstances since the Closing Date, provided that such change in facts and circumstances is not due to a Default by Borrower under the Loan Documents); and

(iv)         execute such amendments to the Loan Documents, the Mezzanine A Loan Document, the Mortgage Loan Documents, the Property Documents and Borrower’s, Mezzanine A Borrower’s, Mortgage Borrower’s, any Mortgage SPE Component Entity’s, any Mezzanine A SPE Component Entity’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) amend and/or supplement the Independent Manager provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating the Loan into two or more components and/or additional separate notes, re-allocating the Loan among existing components, reducing the number of components of the Loan and/or creating additional senior/subordinate note structure(s), including, without limitation, re-allocating the principal amounts and the LIBOR Spread, Alternate Rate Spread and/or Prime Rate Spread (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to so modify or amend any Loan Document or organizational document if such modification or amendment shall impose a Secondary Market Adverse Change on the Borrower or Guarantor. The term “Secondary Market Adverse Change” means (i) either Borrower’s or Guarantor’s liabilities or obligations under the Loan Documents are increased, or Borrower’s or Guarantor’s rights under the Loan Documents are decreased, in either case in any material respect (although change in the weighted average interest rate described in clause (ii) below shall not be deemed to increase any such liability or decrease any such rights in any material respect), (ii) any change in the weighted average interest rate (whether before or after the time of the proposed Loan Bifurcation, Syndication or New Mezzanine Loan) (other than as a result of (x) payments and recoveries after an Event of Default and/or (y) application of proceeds following a Casualty or Condemnation), (iii) any change to the stated Maturity Date (other than as described in clause (C) above) and/or (iv) any change that would affect the amortization of the Loan.

(c)          If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Collateral alone or the Collateral and Related Collateral collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all loans included or expected to be included, as applicable, in the Securitization. The financial data or financial statements set forth in the immediately preceding sentence shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than eighty (80) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall cause Mezzanine A Borrower to cause Mortgage Borrower to furnish to Lender financial data and/or financial statements for any tenant of the Property (which are available to Mortgage Borrower or can be obtained by Mortgage Borrower in the exercise of commercially reasonable efforts) if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(d)          All financial data and statements provided by Borrower hereunder shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in this Section shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and statements (audited or unaudited) provided by Borrower under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).

(e)          If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(f)          In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

(g)          In connection with any anticipated Securitization, if requested by Lender, Borrower shall furnish to Lender:

(i)           monthly certified rent rolls within ten (10) days after the end of each calendar month; and

(ii)          monthly operating statements of the Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ten (10) days after the end of each calendar month.

Section 11.2         Disclosure.

(a)          Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b)          Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any actual losses, claims, damages (excluding consequential, special and/or punitive damages except to the extent actually paid by such Person to a third party) or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates are subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and (y) after a Securitization, any indemnity obligations incurred by Lender or Servicer in connection with any Rating Agency Confirmation. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished by or on behalf of Borrower in connection with the preparation of the Disclosure Document or otherwise in connection with the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property.

(c)          Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Mezzanine A Borrower, Mortgage Borrower, Borrower’s, Mezzanine A Borrower’s and Mortgage Borrower’s Affiliates, the Property, the Collateral, the Mezzanine A Collateral, Manager and Guarantor (but not the description of the Loan terms, the adequacy of which shall be determined by Lender in its discretion), does not contain any untrue statement of a material fact, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property; provided, further, that, (i) Borrower shall have been given a reasonable time to review and comment on any Disclosure Document and/or Covered Rating Agency Information in accordance with this Section 11.2(c) prior to the publication or distribution thereof and (ii) Borrower shall not be liable for any Liabilities arising from Lender’s failure to revise any Disclosure Document and/or Covered Rating Agency Information in accordance with Borrower’s comments thereto that have been delivered to Lender. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided so long as Borrower has had the opportunity to review and comment on the Disclosure Document and/or Covered Rating Agency Information as described above. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(d)          In connection with filings under Exchange Act and/or the Securities Act, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the misrepresentation of a material fact in the Disclosure Document (provided Borrower shall not be liable for such Liabilities to the extent Borrower has had the opportunity to review and comment on the Disclosure Document as described in clause (c) above and Lender has failed to revise any Disclosure Document in accordance with Borrower’s comments thereto that have been delivered to Lender) and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(e)          Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the reasonable cost of the indemnifying party.

(f)          The liabilities and obligations of Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. In the event Borrower and/or any Borrower Party fails to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein and/or as otherwise required by Lender and such failure continues for five (5) Business Days after notice thereof from Lender to Borrower (or such longer period of time agreed to by Lender in its sole discretion taking into account an explanation from Borrower as to why such item(s) cannot be timely delivered), the same shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default.

Section 11.3        Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4         Intentionally Omitted.

Section 11.5        Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all reasonable, out-of-pocket costs and expenses of Lender and Servicer and all costs and expenses of each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6         New Mezzanine Option. Lender shall have the option (the “New Mezzanine Option”) to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), provided, that (i) the total loan amounts for the Loan and the Mezzanine Loans and such New Mezzanine Loan shall equal the then outstanding amount of the Loan and the Mezzanine Loans immediately prior to Lender’s exercise of the New Mezzanine Option, and (ii) the weighted average interest rate of the Loan, the Mezzanine Loans and the New Mezzanine Loan shall, unless otherwise approved by Borrower, equal the Interest Rate (subject to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments occurring pursuant to Section 2.7(b) or 2.7(c) hereof). Borrower shall, at Borrower’s sole cost and expense, cooperate with Lender in Lender’s exercise of the New Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents (and causing Mortgage Borrower and Mezzanine A Borrower to execute such amendments to the applicable Mortgage Loan Document and Mezzanine A Loan Documents) and Borrower’s, Mortgage Borrower’s, Mezzanine A Borrower’s, any SPE Component Entity’s, any Mortgage SPE Component Entity’s or any Mezzanine A SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the New Mezzanine Loan (including, without limitation, a promissory note evidencing the New Mezzanine Loan and a pledge and security agreement pledging the Equity Collateral as security for the New Mezzanine Loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies. Notwithstanding anything contained herein to the contrary, Lender shall have the right to apply all payments to the Debt during the continuance of an Event of Default in such order as Lender determines in its sole discretion and to require that (x) no sums shall be paid to the holder of the New Mezzanine Loan under the New Mezzanine Loan during the existence of an Event of Default, and (y) all Net Proceeds be applied to the Loan to the exclusion of the New Mezzanine Loan. Provided no Event of Default exists, prepayments of the Loan made in connection with the Partial Release shall require a ratable prepayment of the New Mezzanine Loan. The rights and remedies of the holder of the New Mezzanine Loan shall be separate, distinct and in addition to the rights and remedies of Lender under the Loan.

Section 11.7        Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 11, neither Borrower nor any of its direct or indirect owners shall be required to incur any material costs or expenses in the performance of Borrower’s obligations under Sections 11.1, Section 11.6 above or Section 11.8 below other than expenses of Borrower’s counsel, accountants and consultants.

Section 11.8        Syndication. Without limiting Lender’s rights under Section 11.1, the provisions of this Section 11.8 shall only apply in the event that the Loan is syndicated in accordance with the provisions of this Section 11.8 set forth below.

(a)          Sale of Loan, Co-Lenders, Participations and Servicing.

(i)           Lender and any Co-Lender may, at their option, without Borrower’s consent (but with notice to Borrower), sell with novation all or any part of their right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders (each a “Co-Lender”). Each additional Co-Lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of Lender’s or Co-Lender’s rights and obligations under the Loan, and pursuant to which the additional Co-Lender accepts such assignment and assumes the assigned obligations. From and after the effective date specified in the Assignment and Assumption (i) each Co-Lender shall be a party hereto and to each Loan Document to the extent of the applicable percentage or percentages set forth in the Assignment and Assumption and, except as specified otherwise herein, shall succeed to the rights and obligations of Lender and the Co-Lenders hereunder and thereunder in respect of the Loan, and (ii) Lender, as lender and each Co-Lender, as applicable, shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and under the Loan Documents.

(ii)          The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and Lender’s and each Co-Lender’s obligations to Borrower under this Agreement shall be reduced by the amount of each such Assignment and Assumption. Neither Lender nor any Co-Lender shall be responsible for the obligations of any other Co-Lender. Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan.

(iii)         Borrower agrees that it shall, in connection with any sale of all or any portion of the Loan, whether in whole or to an additional Co-Lender or Participant, within ten (10) Business Days after requested by Agent, furnish Agent with the information and certificates required under Sections 4.12 and 4.13 hereof. Subject in all events to the provisions of Section 17.11(b), Lender may furnish any information concerning the Borrower, any other Borrower Party or any affiliate thereof in the possession of such Lender from time to time to Co-Lenders and Participants (including prospective Co-Lenders and Participants).

(iv)         Lender (or an Affiliate of Lender) shall act as administrative agent for itself and the Co-Lenders (together with any successor administrative agent, the “Agent”) pursuant to this Section 11.8. Borrower acknowledges that Lender, as Agent, shall have the sole and exclusive authority to execute and perform this Agreement and each Loan Document on behalf of itself, as Lender and as agent for itself and the Co-Lenders subject to the terms of the Co-Lending Agreement. Lender acknowledges that Lender, as Agent, shall retain the exclusive right to grant approvals and give consents with respect to all matters requiring consent hereunder. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Lender as Agent to bind Lender and the Co-Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement or the Co-Lending Agreement be subject to the consent or direction of some or all of the Co-Lenders. Lender may resign as Agent of the Co-Lenders, in its sole discretion, or if required to by the Co-Lenders in accordance with the term of the Co-Lending Agreement, in each case without the consent of but upon prior written notice to Borrower. Upon any such resignation, a successor Agent shall be determined pursuant to the terms of the Co-Lending Agreement, subject to the consent of Borrower (provided no Event of Default has occurred, which consent shall not be unreasonably withheld, conditioned or delayed). The term Agent shall mean any successor Agent.

(v)          Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein (and in the Co-Lending Agreement) and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement, the Co-Lending Agreement, or any other Loan Document, or otherwise exist against Agent.

(vi)         Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more Assignments and Assumption, Lender, as Agent, shall have the same rights and powers under this Agreement as any other Co-Lender and may exercise the same as though it were not Agent, respectively. The term “Co-Lender” or “Co-Lenders” shall, unless otherwise expressly indicated, include Lender in its individual capacity. Lender and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(vii)        If required by any Co-Lender, Borrower hereby agrees to execute supplemental notes in the principal amount of such Co-Lender’s pro rata share of the Loan substantially in the form of the Note, and such supplemental note shall (i) be payable to order of such Co-Lender, (ii) be dated as of the Closing Date, and (iii) mature on the Maturity Date. Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Note and not any new or additional indebtedness of Borrower. The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes.

(viii)       Lender, as Agent, shall maintain at its domestic lending office or at such other location as Lender, as Agent, shall designate in writing to each Co-Lender and Borrower a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Co-Lenders, the amount of each Co-Lender’s proportionate share of the Loan and the name and address of each Co-Lender’s agent for service of process (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Lender, as Agent, and the Co-Lenders may treat each person or entity whose name is recorded in the Register as a Co-Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection and copying by Borrower or any Co-Lender during normal business hours upon reasonable prior notice to the Agent. A Co-Lender may change its address and its agent for service of process upon written notice to Lender, as Agent, which notice shall only be effective upon actual receipt by Lender, as Agent, which receipt will be acknowledged by Lender, as Agent, upon request.

(ix)          Notwithstanding anything herein to the contrary, any financial institution or other entity may be sold a participation interest in the Loan by Lender or any Co-Lender without Borrower’s consent (such financial institution or entity, a “Participant”). No Participant shall have any rights under this Agreement, the Note or any of the Loan Documents and the Participant’s rights in respect of such participation shall be solely against Lender or Co-Lender, as the case may be, as set forth in the participation agreement executed by and between Lender or Co-Lender, as the case may be, and such Participant. Borrower may rely conclusively on the actions of Lender as Agent to bind Lender and any Participant, notwithstanding that the particular action in question may, pursuant to this Agreement or any participation agreement be subject to the consent or direction of some or all of the Participants. No participation shall relieve Lender or Co-Lender, as the case may be, from its obligations hereunder or under the Note or the Loan Documents and Lender or Co- Lender, as the case may be, shall remain solely responsible for the performance of its obligations hereunder.

(x)           Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

(b)          Cooperation in Syndication.

(i)           Borrower agrees to assist Lender in completing a Syndication satisfactory to Lender. Such assistance shall include (i) direct contact between senior management and advisors of Borrower and Guarantor and the proposed Co-Lenders, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with Lender, of one or more meetings of prospective Co-Lenders or with the Rating Agencies, (iv) the delivery of appraisals satisfactory to Lender if required, and (v) working with Lender to procure a rating for the Loan by the Rating Agencies.

(ii)          Lender shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Co-Lenders and the amount and distribution of fees among the Co-Lenders. To assist Lender in its Syndication efforts, Borrower agrees promptly to prepare and provide to Lender all information with respect to Borrower, Mezzanine A Borrower, Mortgage Borrower, Manager, Guarantor, any Mortgage SPE Component Entity (if any), any Mezzanine A SPE Component Entity (if any), any SPE Component Entity (if any), the Collateral, the Mezzanine A Collateral and the Property contemplated hereby, including all financial information and projections (the “Projections”), as Lender may reasonably request in connection with the Syndication of the Loan. Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lender by Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lender by Borrower or any of their representatives have been or will be prepared in good faith based upon reasonable assumptions. Borrower understands that in arranging and syndicating the Loan, Lender, the Co-Lenders and, if applicable, the Rating Agencies, may use and rely on the Information and Projections without independent verification thereof.

(iii)         If required in connection with the Syndication, Borrower hereby agrees to:

(A)         amend the Loan Documents to give Lender the right, at Lender’s sole cost and expense, to have the Property reappraised on an annual basis;

(B)          deliver updated financial and operating statements and other information reasonably required by Lender to facilitate the Syndication;

(C)          deliver reliance letters reasonably satisfactory to Lender with respect to the environmental assessments and reports delivered to Lender prior to the Closing Date, which will run to Lender, any Co-Lender and their respective successors and assigns;

(D)         execute modifications to the Loan Documents required by the Co- Lenders; provided, however, that Borrower shall not be required to so modify or amend any Loan Document or organizational document if such modification or amendment shall impose a Secondary Market Adverse Change on the Borrower or Guarantor; and

(E)          if Lender elects, in its sole discretion, prior to or upon a Syndication, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, principal amounts, payment priorities and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same; provided, however, that Borrower shall not be required to so modify or amend any Loan Document or organizational document if such modification or amendment shall impose a Secondary Market Adverse Change on the Borrower or Guarantor.

(c)          Limitation of Liability. No claim may be made by Borrower, or any other Person against Agent, Lender or any Co-Lenders or the Affiliates, directors, officers, employees, attorneys or agent of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)          No Joint Venture. Notwithstanding anything to the contrary herein contained, neither Agent, Lender nor any Co-Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower.

(e)          Voting Rights of Co-Lenders. Borrower acknowledges that the Co-Lending Agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision.

Article 12

INDEMNIFICATIONS

Section 12.1        General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property (or any part thereof) or the Collateral (or any part thereof); (d) any failure of the Property (or any portion thereof) or the Collateral (or any part thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Pledge Agreement; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts (the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation hereunder (x) to the extent that any Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or any other Indemnified Party or (y) any consequential, punitive and special damages except to the extent paid to a third party. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become due and payable on the date that is ten (10) days after Borrower receives written notice from Lender that such Losses were sustained by Lender and shall bear interest at the Default Rate from the date that is ten (10) days after the date Borrower receives notice from Lender that such Losses were sustained by Lender until such time as such amounts are paid. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Borrower shall have no liability for any Indemnified Liabilities imposed upon or incurred by or asserted against any Indemnified Parties to the extent that Borrower proves that such Indemnified Liabilities were caused by actions, conditions or events that first occurred or arose after the date that Lender (or any purchaser at a foreclosure sale or Lender’s designee of an assignment in lieu of foreclosure) actually acquired title to the direct ownership interests in Borrower pursuant to a foreclosure of the Pledge Agreement or an assignment in lieu of foreclosure of the Pledge Agreement that has not been set aside, rescinded or invalidated, whereby Borrower is no longer the 100% owner of Mezzanine A Borrower and that such Indemnified Liabilities were not caused by the actions of Borrower or any Affiliate or agent of Borrower.

Section 12.2        Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making of the Pledge Agreement, the Note or any of the other Loan Documents (but excluding any income, franchise or other similar taxes imposed on Lender).

Section 12.3        ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction, or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4        Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by Lender (for itself and/or on behalf of any other Indemnified Parties), Borrower shall defend Lender and/or any such Indemnified Parties (if requested by Lender, in the name of Lender and/or any such Indemnified Parties) to the extent required hereunder by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, Lender may (for itself and/or on behalf of any other Indemnified Parties), in its sole discretion, engage its own attorneys and other professionals to defend or assist Lender and/or any such Indemnified Parties, and, at the option of Lender (on its own behalf and/or on behalf of any Indemnified Parties), its attorneys shall control the resolution of any claim or proceeding subject to Borrower’s right to consent to any settlement (such consent not to be unreasonably withheld or delayed). Borrower shall pay or, in the sole discretion of Lender, reimburse, Lender for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith; provided, however, Borrower shall not be obligated to pay for fees and disbursements of more than one set of legal professionals retained by Indemnified Parties with respect to any indemnified claim (in addition to Borrower’s own legal professionals) regardless of the number of Indemnified Parties; provided, however (i) Indemnified Parties, collectively, may retain multiple law firms and/or multiple lawyers at the same firm if Indemnified Parties reasonably determine that separate specialized legal counsel is required with respect to specific matters, but no Indemnified Parties shall have its own separate counsel except as provided in subclause (ii) of this clause and (ii) (x) any Indemnified Party may retain its own separate counsel, and Borrower shall pay for the out-of-pocket fees and disbursement of such counsel, if such Indemnified Parties, based upon the advice of counsel, has separate defenses that would be materially and adversely compromised if it were to retain the same counsel or, if based upon the advice of counsel, a conflict exists between Borrower and such Indemnified Parties or the Indemnified Parties, or, if during the continuance of an Event of Default, based upon the advice of counsel, Lender has no further common interests and (y) any Indemnified Party may retain its own separate counsel at any time as described above at any time at its sole cost and expense.

Section 12.5       Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of an assignment in lieu of foreclosure of the Pledge Agreement.

Section 12.6        Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Pledge Agreement.

Article 13

EXCULPATION

Section 13.1        Exculpation.

(a)          Subject to the qualifications below, no recourse shall be had against, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against, any Borrower Party or any direct or indirect principal, director, officer, employee, manager, beneficiary, parent, beneficial owner, shareholder, partner, member, trustee, agent, or Affiliate of any Borrower Party or any direct or indirect legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender, may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enforce the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or to enable Lender to realize upon Lender’s interest in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment with respect to the Loan against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement, the other Loan Documents or otherwise. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name any Borrower as a party defendant in any action or suit for foreclosure, exercise of any power of sale, or an assignment in lieu of foreclosure upon the Collateral or exercise of remedies pursuant to the Pledge Agreement; (3) affect the validity or enforceability of any Loan Document or any guaranty in connection with the Loan (including, without limitation, the indemnities set forth in Article 12 hereof, the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder; (4) intentionally omitted, (5) impair the right of Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (6) impair the enforcement of Pledge Agreement or any other Loan Documents; (7) constitute a prohibition against Lender, to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise Lender’s remedies against the Property or any portion thereof; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred by Lender (including actual out-of-pocket attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)           fraud or intentional misrepresentation by any Borrower Party in connection with the Loan;

(ii)          the willful misconduct of any Borrower Party in connection with the Loan;

(iii)         any litigation or other legal proceeding (including, the raising of defenses) related to the Debt filed or raised by any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents which is found by a court of competent jurisdiction to be without merit or brought or raised, as applicable, in bad faith;

(iv)         intentional physical waste to the Property in violation of the terms of this Agreement caused by any Borrower Party and/or the removal or disposal of any portion of the Property in violation of the terms of this Agreement during the continuance of an Event of Default;

(v)          the misappropriation or conversion by any Borrower Party, in contravention of the Loan Documents, of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents, or (D) any Security Deposits or Rents collected in advance;

(vi)         to the extent there exists sufficient cash flow from the Property to pay Taxes or charges for labor or materials or other charges that create liens on any portion of the Property, Borrower’s failure to pay or cause Mortgage Borrower to pay such Taxes or charges (except to the extent (A) sums sufficient to pay such Taxes or charges have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement or (B) such cash flow is not being made available to Borrower by Mortgage Lender as a result of Mortgage Lender’s exercise of its remedies under the Mortgage Loan Documents) unless such Taxes or other charges are being contested as permitted hereunder or under the Mortgage Loan Agreement;

(vii)        to the extent there exists sufficient cash flow from the Property to pay Insurance Premiums and/or to maintain the Policies in full force and effect, Borrower’s failure to pay or cause Mortgage Borrower to pay such Insurance Premiums and/or to maintain the Policies in full force and effect, in each case, as expressly provided herein (except to the (A) extent sums sufficient to pay such Insurance Premiums and/or to maintain the Policies have been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement or (B) such cash flow is not being made available to Borrower by Mortgage Lender as a result of Mortgage Lender’s exercise of its remedies under the Mortgage Loan Documents);

(viii)       any Security Deposits which are not delivered to Lender by a Borrower Party following a foreclosure of the Property or action in lieu thereof, except to the extent any such Security Deposits were (a) delivered to Mortgage Lender in accordance with the Mortgage Loan Documents or (b) applied in accordance with the terms and conditions of any of the applicable Leases prior to the occurrence of an Event of Default;

(ix)          if as a result of the actions or inactions of Borrower or its Affiliates or Mortgage Borrower or its Affiliates (including, without limitation, Mortgage Borrower failing to comply with the terms of such Property Document) any Property Document is (A) materially modified in a manner adverse to Lender or Mortgage Borrower, (B) terminated, (C) cancelled or (D) otherwise ceases to exist, except in each of the foregoing cases, if such action or inaction of Borrower or its Affiliates or Mortgage Borrower or its Affiliates is permitted pursuant to the terms of this Agreement and/or Lender has approved the same;

(x)           any representation, warranty or covenant contained in Article 5 hereof is violated or breached; provided, however, that solely with respect to a breach of Section 5.1(a)(vii) that arise from Borrower’s or Mortgage Borrower’s failure to pay trade and operational indebtedness, such breach shall not result in recourse under the Loan pursuant to this clause (x), if cash flow from the Property available to Borrower and/or Mortgage Borrower is not sufficient to pay such amounts;

(xi)          except as set forth in Section 13.1(b) below, (A) Borrower fails to obtain Lender’s prior consent to any Prohibited Transfer as required by this Agreement (other than a Permitted Transfer) or (B) any covenant contained in Section 6.6 hereof is violated or breached;

(xii)         any distributions to Borrower’s direct or indirect legal or beneficial owners after the occurrence and during the continuance of an Event of Default;

(xiii)        any liabilities and obligations of Borrower, Mezzanine A Borrower or Mortgage Borrower: (i) accrued or accruing on or prior to any acquisition of title to the Collateral pursuant to a UCC foreclosure sale, a UCC strict foreclosure, an assignment in lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an Equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”) with respect to indemnification obligations accrued or accruing in favor of Borrower, Mezzanine A Borrower, Mortgage Borrower or any Affiliate of Borrower, Mezzanine A Borrower and/or Mortgage Borrower (individually and collectively, a “Borrower Control Party”) under any organizational documents of any Borrower Control Party or any other agreement that was not either approved by Lender or entered into in compliance with this Agreement; (ii) without duplications of amounts paid or payable pursuant to Section 13.1(a)(iii) above, accrued or accruing prior to, on or after the Equity Collateral Transfer Date to pay legal fees to legal counsel engaged by any Borrower Control Party prior to the Equity Collateral Transfer Date if such legal fees were incurred to defend against an enforcement action under the Loan Documents; or (iii) accrued or accruing prior to, on or after the Equity Collateral Transfer Date under any agreement (a “Third Party Agreement”) between any Borrower Control Party, on the one hand, and any Person not Affiliated with Mortgage Borrower, on the other hand, that has been entered into during the continuance of an Event of Default without the prior written approval of Lender to the extent such prior written approval was required under the Loan Documents (unless such Third Party Agreement has been assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date);

(xiv)       Mortgage Borrower or Mezzanine A Borrower “opts out” of Article 8 of the UCC;

(xv)        Borrower or any Borrower Party acquires all or any portion of any interest in the Mortgage Loan or in the Mezzanine A Loan in violation of Sections 4.33(a) and (b) hereof and votes or approves the undertaking of any enforcement action under the Mortgage Loan or the Mezzanine A Loan, as applicable; and/or

(xvi)       Mortgage Borrower gives notice of termination of the Restricted Account Agreement other than in accordance with Section 8(d) of the Restricted Account Agreement in effect as of the Closing Date and the Restricted Account Agreement is terminated by Bank as a result of such notice.

(b)          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that:

(i)           a Bankruptcy Event occurs;

(ii)          any voluntary Sale or Pledge of the Property (other than (i) an easement (except for an easement affecting the Property that interferes or impairs in a material way Borrower’s ability to use and operate the Property as currently used or that otherwise has a Material Adverse Effect), (ii) a covenant or restriction that (A) does not interfere with or impair in a material way Borrower’s ability to use and operate the Property as currently used and (B) does not have a Material Adverse Effect, and (iii) a Lease entered into at the Property (except for a lease of all or a majority of the Property, a ground lease, or a master lease)), the Collateral or any direct or indirect interest in Borrower, Mortgage Borrower or Guarantor that results in a failure to comply with the Minimum Ownership/Control Test, in each case in violation of the terms of this Agreement (but excluding (x) any failure to comply with the requirements in any of clause (A), (D), (E), (G) or (H) appearing in the definition of “Permitted Transfer” in Section 6.3 of this Agreement and (y) any violation as a result of a failure of a Mezzanine Lender to comply with the Intercreditor Agreement);

(iii)         if Borrower fails to obtain Lender’s prior consent (if and to the extent required under the Loan Documents) to (A) any subordinate financing or other voluntary liens encumbering the Property that are not considered Permitted Encumbrances hereunder or (B) any subordinate financing or other voluntary liens encumbering: (1) a direct interest in any subsidiary of Guarantor to the extent such subsidiary owns a direct or indirect interest in Borrower; or (2) a direct or indirect interest in Borrower if foreclosed upon would result in the Minimum Ownership/Control Test not being met; and/or

(iv)         if any representation, warranty or covenant contained in Article 5 hereof is violated or breached and such violation or breach results in the substantive consolidation of the assets and liabilities of Borrower, Mezzanine A Borrower or Mortgage Borrower with the assets and liabilities of any other Person.

Article 14

NOTICES

Section 14.1        Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	North Tower Mezzanine II, LLC
c/o Brookfield Property Group
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Executive Vice President and General Counsel

With a copy to:	c/o Brookfield Property Group
Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Jason Kirschner

With a copy to:	Gibson, Dunn & Crutcher LLP 333 S. Grand Ave, 49th Floor
Los Angeles, California 90071
Attention: Drew Flowers

If to Lender:	Citigroup Global Markets Realty Corp.
388 Greenwich Street
6th Floor
New York, New York 10013
Attention: Lynn Forsell

Citigroup Global Markets Realty Corp.
388 Greenwich Street
6th Floor
New York, New York 10013
Attention: Ana Rosu Marmann

With a copy to:	Hunton Andrews Kurth LLP
200 Park Avenue
New York, New York 10166
Attention: Peter J. Mignone, Esq.

or addressed as such party may from time to time designate by written notice to the other parties.

Any party by notice to the other parties may designate additional or different addresses for subsequent notices or communications.

Article 15

FURTHER ASSURANCES

Section 15.1        Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise identical in form and substance; provided that in the case of lost Note, Borrower will execute a replacement note only if Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit. Under no circumstances shall any such action, replacement or reaffirmation increase Borrower’s obligations, or decrease Borrower’s rights, under the Loan Documents or modify any economic term thereof.

Section 15.2        Filing of Financing Statements, etc.

(a)          Borrower forthwith upon the execution and delivery of the Pledge Agreement and thereafter, from time to time, will cause the Pledge Agreement and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Collateral and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in the Collateral. Borrower will pay all taxes (but excluding any income, franchise or other similar taxes imposed on Lender), filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Pledge Agreement, and any of the other Loan Documents creating or evidencing a lien or security interest on the Collateral and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges (but excluding any income, franchise or other similar taxes imposed on Lender) arising out of or in connection with the execution and delivery of the Pledge Agreement, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Collateral or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do. The foregoing taxes, fees, expenses, duties, imposts, assessments and charges, as applicable, are herein referred to as the “Security Instrument Taxes”.

(b)          Borrower represents that it has paid all Security Instrument Taxes (if any) imposed upon the execution and recordation of the Pledge Agreement.

Section 15.3        Further Acts, etc. Borrower will, at the cost of Borrower, and, except as may be otherwise provided in Article 11 of this Agreement, without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the collateral and rights hereby granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording any financing statement, or for complying with all Legal Requirements, provided, however, the same shall not otherwise increase Borrower’s obligations or decrease any rights of Borrower under the Loan Documents, other than (i) to a de minimis extent, or (ii) to the extent necessary to correct any scrivener’s error in a manner consistent with the parties’ intention in connection with the Loan. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver within five (5) Business Days following written notice from Lender, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively perfect the security interest of Lender in the Collateral. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3; provided, however, Lender shall not execute any such documents under such power unless an Event of Default exists or Borrower has failed to do so after five (5) days written notice has been given to Borrower by Lender of Lender’s interest to exercise its rights under such power.

Section 15.4        Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)          If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Collateral, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable without premium or penalty.

(b)          Intentionally omitted.

(c)          If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Pledge Agreement, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any, provided that in no event Borrower shall be required to pay any Excluded Taxes.

Article 16

WAIVERS

Section 16.1        Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Pledge Agreement, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in their sole discretion. To the extent permitted by applicable law, no delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2        Modification, Waiver, Consents and Approvals in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Pledge Agreement, the Note and the other Loan Documents, and no consent to any departure by Borrower from any of the requirements or provisions of this Agreement or any of the other Loan Documents, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver, consent or approval shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3        Delay Not a Waiver.

To the extent permitted by applicable law, neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Pledge Agreement, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Pledge Agreement, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4        Waiver of Trial by Jury.

BORROWER AND LENDER, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE PLEDGE AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5        Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and, to the extent permitted by applicable law, Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement and the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6        Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or any of its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Pledge Agreement, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, to the extent permitted by applicable law, Borrower agrees that Lender and its agents shall not be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agree that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7        Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Pledge Agreement of the Collateral or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Pledge Agreement on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Pledge Agreement and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8         Waiver of Statute of Limitations.

To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Pledge Agreement or other Loan Documents.

Section 16.9         Waiver of Counterclaim. To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or any of its agents.

Section 16.10     Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except, in each case, as may be otherwise expressly and specifically provided herein.

Article 17

MISCELLANEOUS

Section 17.1        Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Pledge Agreement, the Note or the other Loan Documents, it being acknowledged, however, that the representations and warranties in this Agreement are made solely as of the date hereof unless remade pursuant to the terms of this Agreement or another Loan Document. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2        Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY DISPUTES, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (WHETHER SOUNDING IN CONTRACT OR TORT LAW), THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW)) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL, AT LENDER’S OPTION, BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER DOES HEREBY DESIGNATE AND APPOINT:

NORTH TOWER MEZZANINE II, LLC
C/O BROOKFIELD PROPERTIES, INC.
250 VESSEY STREET, 15TH FLOOR
NEW YORK, NEW YORK 10281
ATTENTION: GENERAL COUNSEL

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3       Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5        Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6         Expenses.

(a)          Except as otherwise expressly set forth herein (including, without limitation, as expressly provided in Article 11), Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements of counsel) incurred by Lender in accordance with this Agreement in connection with: (i) the preparation, negotiation, execution and delivery of this Agreement, the Pledge Agreement, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender prior to the Closing Date as to any legal matters arising under this Agreement, the Pledge Agreement, the Note and the other Loan Documents with respect to the Property); (ii) unless otherwise expressly provided in the Loan Documents, Lender’s actual out-of-pocket costs incurred in connection with (x) seeking the consent of Lender as required under this Agreement and (y) with any requests made by Borrower pursuant to the provisions of this Agreement; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Pledge Agreement, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters reasonably requested by (x) prior to the Closing Date, Lender and (y) after the Closing Date, Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; and (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Pledge Agreement, the Note and the other Loan Documents; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b)          In addition, except as otherwise expressly set forth herein, Borrower covenants and agrees to pay their own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements of, counsel), in each case incurred by Lender in accordance with this Agreement in connection with: (i) unless otherwise expressly provided in this Agreement, enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Pledge Agreement, the Note, the other Loan Documents, the Property, the Collateral or any other security given for the Loan; (ii) servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Pledge Agreement, the Note and the other Loan Documents or with respect to the Property or the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (iii) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) though (iii) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, any related special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Borrower shall not be required to pay for more than one legal counsel in connection with the foregoing unless an actual or perceived conflict of interest exists or Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to Lender or any other party. Notwithstanding the foregoing or anything to the contrary in this Agreement, no special servicing fees or similar costs shall be due and payable by Borrower except to the extent attributable to periods when an Event of Default has occurred and is continuing, the Loan is in workout or forbearance or, after a Securitization, the Loan is otherwise is in “special servicing”.

Section 17.7        Cost of Enforcement. In the event (a) that the Pledge Agreement is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower or any of its constituent Persons or an assignment by any Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender properly exercises any of their other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including actual out-of-pocket attorneys’ fees and costs of, counsel, in each case, for Lender, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8        Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9        Offsets, Counterclaims and Defenses. To the extent permitted by applicable law, any assignee of Lender’s interest in and to this Agreement, the Pledge Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims (other than a compulsory counterclaim) or defenses which are unrelated to such documents and the Loan which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10      No Joint Venture or Partnership; No Third Party Beneficiaries; Non Liability of Lender.

(a)          Borrower and Lender intend that the relationships created under this Agreement, the Pledge Agreement, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and/or Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)          This Agreement, the Pledge Agreement, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Pledge Agreement, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person (other than Lender) shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions (other than Lender), any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)          The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)          Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property is subject.

(e)          By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)          Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Pledge Agreement and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Pledge Agreement and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

(g)          Lender shall not have any fiduciary responsibilities to Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Lender to Borrower or any other Borrower Party. Lender does not undertake any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

Section 17.11      Publicity; Confidentiality.

(a)          Publicity. All news releases, publicity or advertising by Borrower, Lender or their Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Pledge Agreement or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Pledge Agreement or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender or Borrower, as applicable, not to be unreasonably withheld or delayed; provided, that (a) Borrower may issue a release stating that a financing has occurred which does not mention Lender or any Affiliates of Lender, any of the material terms of the Loan (other than the Loan amount) or any Securities or Securitization or any prospective securitization or securities related to the Loan and (b) Lender may commission advertisements in newspapers, trade publications or other written public advertisement media (including tombstone advertisements) which may include references to the Loan and the Property. The foregoing shall not apply to any marketing materials that are prepared by or on behalf of Lender in connection with a potential Secondary Market Transaction, it being agreed that Lender shall have the right to issue, without Borrower’s approval, and Borrower hereby authorizes Lender to issue, such marketing materials, term sheets and other materials as Lender may deem reasonably necessary or appropriate in connection with Lender’s own marketing activities with respect to any potential Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein.

(b)          Confidentiality. Except as otherwise provided by Legal Requirements, Lender shall keep all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of its Affiliates (provided any such Affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Co-Lender, Participant or other transferee in connection with the contemplated transfer of any Note or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information and either have a legal obligation to keep such information confidential or agree to keep such information confidential in accordance with the terms of this Section); (e) if an Event of Default exists, to any other Person, as deemed reasonably necessary by Lender in connection with the exercise by Lender of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of Borrower.

Section 17.12      Limitation of Liability. No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and, to the extent permitted by applicable law, Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13      Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Pledge Agreement, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Pledge Agreement and the other Loan Documents and this Agreement, the Note, the Pledge Agreement and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to them under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by Lender or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 17.14      Entire Agreement. This Agreement, the Note, the Pledge Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents.

Section 17.15      Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.16      Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.17      Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Lender by any Person (unless such Person is claiming a fee or compensation as a result of the actions of Lender). The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower hereby represents and warrants that no Broker was engaged by any Borrower Party in connection with the transactions contemplated by this Agreement. Lender hereby agrees to pay any and all fees imposed or charged by any Broker hired solely by Lender. Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, as applicable, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Lender may, in their sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

Section 17.18      Set-Off. Subject to Section 2.12 hereof and in addition to any rights and remedies of Lender provided by this Agreement and by law, is hereby authorized by Borrower, at any time while an Event of Default exists, without prior notice to Borrower or to any other Person, any such notice being hereby expressly waived by Borrower to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured,) and any other indebtedness at any time held or owing by Lender or any affiliate of Lender, to or for the credit or the account of Borrower against and on account of any of the Debt, irrespective of whether or not any or all of the Debt has been declared to be, or has otherwise become, due and payable as permitted hereunder, and although the Debt or the applicable portion thereof shall be contingent or unmatured.

Section 17.19      Intercreditor Agreement. Lender, Mortgage Lender and Mezzanine A Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mortgage Loan, the Mezzanine A Loan, Borrower, Mortgage Borrower, Mezzanine A Borrower, the Mezzanine A Collateral, the Collateral and the Property. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender, Mortgage Lender and Mezzanine A Lender and (ii) Borrower, Mortgage Borrower and Mezzanine A Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Lender, Mortgage Lender and Mezzanine A Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

Section 17.20      Lender’s Discretion. Except as set forth herein, if any action, proposed action or other decision is consented to or approved by the Mortgage Lender, such consent or approval shall not be binding or controlling on Lender.

Section 17.21       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:
NORTH TOWER MEZZANINE II, LLC,
a Delaware limited liability company

By:	/s/ Jason Kirschner
	Name:	Jason Kirschner
	Title:	Senior Vice President, Finance

[SIGNATURES CONTINUE ON NEXT PAGE]

Mezzanine B Loan Agreement	333 South Grand Refinance

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:	/s/ Ana Rosu Marmann
	Name:	Ana Rosu Marmann
	Title:	Authorized Signatory

Address for notices and Lending Office:

Citigroup Global Markets Realty Corp.
388 Greenwich Street,
6th Floor
New York, New York 10013
Attention: Ana Rosu Marmann

Mezzanine B Loan Agreement	333 South Grand Refinance

SCHEDULE I

INTENTIONALLY OMITTED

SCHEDULE II

Intentionally Omitted

SCHEDULE III

ORGANIZATIONAL CHART

(attached hereto)

SCHEDULE Iv

DESCRIPTION OF REA’S

That certain Amended and Restated Reciprocal Easement and Operating Agreement executed by North Tower LLC, a Delaware limited liability company and Maguire Properties-355 S. Grand, LLC, a Delaware limited liability company, dated as of September 20, 2018 and recorded on September 20, 2018 as Instrument no. 2018-0965383 in the official records of Los Angeles County, California.

SCHEDULE V

INTENTIONALLY OMITTED

SCHEDULE Vi

INTENTIONALLY OMITTED

SCHEDULE VII

DISCLOSURES

NONE

EXHIBIT A

Intentionally Omitted

EXHIBIT B

Atrium Parcel

(attached hereto)

Wells Fargo Center
HOPE ST. LEVEL
"RETAIL PAVILION"

Wells Fargo Center
PLAZA LEVEL
"RETAIL PAVILION"

SOUTH TOWER
3rd STREET
GRAND AVENUE

Wells Fargo Center
UPPER LEVEL
"RETAIL PAVILION"

Balcony
Balcony
Balcony
Balcony
Balcony
Balcony
Daycare Playground
Men
Women
Elev Lobby
Open to Below
Elev Lobby
Bridge
Open to Below
Open to Below
Open to Below
Open to Below